    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           COMMERCE BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MISSOURI                      6712                     43-0889454
    (STATE OR OTHER            (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION                 INDUSTRIAL              IDENTIFICATION NO.)
  OF INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                  NUMBER)

                                  1000 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                (816) 234-2000
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           J. DANIEL STINNETT, ESQ.
                           VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                           COMMERCE BANCSHARES, INC.
                                  1000 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                (816) 234-2350
                              FAX: (816) 234-2333
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
         DENNIS P. WILBERT, ESQ.              MICHAEL W. LOCHMANN, ESQ.
    BLACKWELL SANDERS MATHENY WEARY &           CRAIG L. EVANS, ESQ.
              LOMBARDI LLP                  STINSON, MAG & FIZZELL, P.C.
           TWO PERSHING SQUARE                   1201 WALNUT STREET
          2300 MAIN, SUITE 1100              KANSAS CITY, MISSOURI 64106
       KANSAS CITY, MISSOURI 64108                 (816) 691-3208
             (816) 983-8124                      FAX: (816) 691-3495
           FAX: (816) 983-8080

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Merger and Exchange (as defined herein) have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     TITLE OF EACH                         PROPOSED       PROPOSED
 CLASS OF SECURITIES TO      AMOUNT        MAXIMUM         MAXIMUM       AMOUNT OF
           BE                TO BE      OFFERING PRICE    AGGREGATE     REGISTRATION
       REGISTERED          REGISTERED     PER UNIT*    OFFERING PRICE*      FEE
------------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share.......  504,000 shares     $26.88       13,548,107        $4,106

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   *Pursuant to Rule 457(f)(2) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents the book value of the maximum amount of
   (i) common stock, $6.00 par value per share of Pittsburg Bancshares, Inc. and (ii) common stock, $6.00 par value per share, of City National Bank of Pittsburg estimated as of September 30, 1997 to be outstanding immediately prior to, and to be canceled in, the Merger and Exchange.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               January   , 1998

Dear Pittsburg Bancshares, Inc. Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") which will be held at
                                                , on                 ,
                 , 1998, commencing at         p.m., local time. At this
important meeting, holders of common stock of Pittsburg Bancshares will be asked to consider and vote on a proposal relating to the sale of Pittsburg Bancshares pursuant to the merger of CBI-Kansas, Inc., a wholly-owned subsidiary of Commerce Bancshares, Inc., with and into Pittsburg Bancshares (the "Merger"). Each share of Pittsburg Bancshares's common stock will be converted into the right to receive shares of the common stock of Commerce Bancshares, Inc.

  Pittsburg Bancshares presently owns approximately 97% of the issued and outstanding stock of City National Bank of Pittsburg (the "Bank"). Pursuant to the merger agreement with Commerce Bancshares, Inc., Pittsburg Bancshares has agreed to offer each other shareholder of the Bank the right to exchange their shares of stock in the Bank for shares of common stock of Commerce Bancshares, Inc. on the same basis as in the Merger (the "Exchange").

  The Merger and Exchange are subject to certain required regulatory approvals and other conditions and will be consummated shortly after the necessary regulatory approvals are obtained and other conditions are satisfied or waived. Under Kansas law, holders of common stock of Pittsburg Bancshares have dissenters' rights of appraisal with respect to the Merger.

  The enclosed Prospectus/Proxy Statement describes the terms of the Merger and Exchange in more detail. You should review the Prospectus/Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the Merger and believes that it is fair and in the best interests of Pittsburg Bancshares and its shareholders and unanimously recommends that shareholders vote "for" the proposal.

  A majority vote of all outstanding shares of Pittsburg Bancshares' common stock is required to approve the Merger. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          Wendell Wilkinson
                                          President

                          PITTSBURG BANCSHARES, INC.

To the Shareholders of Pittsburg Bancshares, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") will be held at
                                                         , on                ,
1998, commencing at          p.m., local time (the "Special Meeting"). At the
Special Meeting, shareholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Proxy Statement:

    A proposal to approve the Agreement and Plan of Reorganization, dated as of October 29, 1997 (as amended, the "Acquisition Agreement"), by and among Commerce Bancshares, Inc., CBI-Kansas, Inc. and Pittsburg Bancshares, Inc. a copy of which is attached as Annex A to the accompanying Prospectus/Proxy Statement.

  Holders of Pittsburg Bancshares common stock of record at the close of
business on             , 1998, will be entitled to notice of and to vote at
the Special Meeting or any adjournment or postponement thereof. Approval of the Acquisition Agreement, which is a condition to the consummation of the transactions contemplated by the Acquisition Agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Pittsburg Bancshares common stock. Pursuant to K.S.A. (S) 17-6712, Kansas law provides that Pittsburg Bancshares' shareholders are entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

                                          By Order of the Board of Directors

                                          President

Pittsburg, Kansas
          , 1998

                                                               January   , 1998

Dear City National Bank of Pittsburg Shareholder:

  I am pleased to report that the Board of Directors of Pittsburg Bancshares, Inc. unanimously approved a merger agreement which, as amended, provides for the acquisition of Pittsburg Bancshares, Inc. by Commerce Bancshares, Inc. (the "Merger"). Under the terms of the proposed transaction, Pittsburg Bancshares, Inc. is today offering to exchange shares of common stock of Commerce Bancshares, Inc. (the "Exchange Offer") for all outstanding shares of City National Bank of Pittsburg not owned by Pittsburg Bancshares, Inc. The Exchange Offer is conditioned upon consummation of the Merger and will be at the same exchange ratio as in the Merger.

  The enclosed Prospectus/Proxy Statement describes the terms of the Merger and Exchange Offer in more detail. You should review the Prospectus/Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the Exchange Offer and believes that it is fair and in the best interests of the Bank and its shareholders and unanimously recommends that shareholders accept the Exchange Offer and tender their shares.

  Accompanying this letter and the Prospectus/Proxy Statement, is the Offer to Purchase and the related Letter of Transmittal, which together set forth the terms and conditions of the Exchange Offer and provide instructions as to how to tender your shares. These documents contain important information which you should read carefully in making your decision with respect to tendering your shares.

  On behalf of the management and directors of City National Bank of Pittsburg, we thank you for the support you have given to your bank over the years.

                                          Sincerely,

                                          President

                                 PROSPECTUS OF
                           COMMERCE BANCSHARES, INC.
                           504,000 COMMON SHARES OF
                                $5.00 PAR VALUE

                               ----------------

                              PROXY STATEMENT OF
                          PITTSBURG BANCSHARES, INC.

                               ----------------

                       EXCHANGE OFFER TO SHAREHOLDERS OF
                        CITY NATIONAL BANK OF PITTSBURG

                               ----------------

  This Prospectus/Proxy Statement/Exchange Offer ("Prospectus") relates to the issuance of up to 504,000 shares of $5.00 par value common stock (the "Commerce Common Stock") of Commerce Bancshares, Inc. ("Commerce"), in exchange for (i) shares of $6.00 par value common stock of Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") in the merger described herein, pursuant to which CBI-Kansas, Inc. ("CBI"), a wholly-owned subsidiary of Commerce, will be merged into Pittsburg Bancshares (the "Merger") and (ii) shares of $6.00 par value common stock of City National Bank of Pittsburg ("Bank") pursuant to the exchange offer described herein ("Exchange").

  This Prospectus is also a proxy statement furnished at the direction of the Board of Directors of Pittsburg Bancshares in connection with the solicitation of proxies from its shareholders to be voted at a special meeting of
shareholders of Pittsburg Bancshares to be held on                     , 1998,
and at any adjournment thereof, for the purpose of considering and voting upon approval of the acquisition agreement described herein.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             The date of this Prospectus is                , 1998,
      and it is first being mailed on or about                    , 1998.

                             AVAILABLE INFORMATION

  Commerce is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Room 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

  Commerce has filed a Registration Statement on Form S-4 with the SEC with respect to the Commerce Common Stock to be issued in connection with the Merger and Exchange. This Prospectus/Proxy Statement/Exchange Offer (the "Prospectus") does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the SEC for inspection and copying as set forth above.

                               ----------------

                          INCORPORATION BY REFERENCE

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents relating to Commerce, and the exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of any such person, from Commerce Bancshares, Inc., 1000 Walnut, P.O. Box 13686, Kansas City, Missouri 64106, Attention: J. Daniel Stinnett, Telephone Number: (816) 234-2350. In order to ensure timely delivery of the
documents, any request should be made by                  , 1998.

  The following documents filed by Commerce with the SEC are hereby incorporated by reference herein:

    (a) Commerce's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    (b) Commerce's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

    (c) Commerce's Current Report on Form 8-K filed June 18, 1997.

    (d) The description of the Commerce Common Stock set forth in the Form 8-A Registration Statement as filed with the Commission on February 26, 1968, as supplemented by the Form 8-A Registration Statement as filed with the Commission on August 31, 1988 and as amended by Form 8-A12G/A as filed with the Commission on June 10, 1996.

  All documents subsequently filed by Commerce pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
INCORPORATION BY REFERENCE.................................................   2
SUMMARY....................................................................   5
  The Companies............................................................   5
  Pittsburg Bancshares Special Meeting.....................................   5
  The Merger and Exchange..................................................   6
  Stock Certificates; Dividend Withholding.................................   6
  Conditions to the Merger and Exchange....................................   6
  Recommendation of the Board of Directors; Interests of Certain Persons...   6
  Dissenters' Rights of Appraisal..........................................   7
  Accounting Treatment.....................................................   7
  Federal Income Tax Consequences..........................................   7
  Comparative Stock Prices.................................................   7
  Comparative Per Share Data...............................................   8
  Pro Forma and Selected Financial Data....................................   9
THE COMPANIES..............................................................  10
PITTSBURG BANCSHARES SPECIAL MEETING.......................................  10
  Purpose of the Special Meeting...........................................  10
  Solicitation and Revocation of Proxies...................................  10
  Voting of Proxies, Persons Entitled to Vote, and Vote Required...........  11
THE MERGER AND EXCHANGE....................................................  11
  General..................................................................  11
  Conversion of Pittsburg Bancshares Stock.................................  11
  Exchange of Bank Stock...................................................  11
  Exchange of Pittsburg Bancshares Stock Certificates......................  11
  Exchange of Bank Stock Certificates......................................  12
  Fractional Shares........................................................  12
  Background of Negotiations...............................................  12
  Reasons for the Merger and Exchange......................................  14
  Operations and Management After the Merger...............................  14
  Conditions to the Merger.................................................  15
  Conditions to the Exchange...............................................  15
  Conduct of Business Pending the Merger and Exchange......................  15
  No Solicitation..........................................................  15
  Waiver and Amendment.....................................................  16
  Possible Termination of the Merger.......................................  16
  Effective Time...........................................................  16
  Severance Agreement of Wendell Wilkinson.................................  16
  Federal Securities Laws Consequences.....................................  16
  Rights of Dissenting Shareholders........................................  16
  Transactions Between Commerce and Pittsburg Bancshares or the Bank.......  17
  Accounting Treatment.....................................................  17
FEDERAL INCOME TAX CONSEQUENCES............................................  18

                                                                           PAGE
                                                                           ----
BENEFICIAL OWNERSHIP OF SECURITIES........................................  18
  Pittsburg Bancshares Stock Ownership....................................  18
  Bank Stock Ownership....................................................  20
DIFFERENCES IN RIGHTS OF SHAREHOLDERS.....................................  20
  General.................................................................  20
  Number of Directors and Term............................................  21
  Removal of Directors....................................................  21
  Voting..................................................................  21
  Dividends and Liquidation Preference....................................  21
  Preemptive Rights.......................................................  21
  Special Meetings........................................................  21
  Indemnification; Limitation of Liability................................  22
  Shareholder Inspection..................................................  22
  Amendment of Articles of Incorporations.................................  22
  Amendment of Bylaws.....................................................  23
  Notice of Shareholder Proposals; Nominations of Directors...............  23
  Shareholders' Vote for Mergers..........................................  23
  Appraisal Rights........................................................  24
  Anti-takeover Statutes..................................................  24
  Preferred Share Purchase Rights Plan....................................  25
SELECTED CONSOLIDATED FINANCIAL DATA OF PITTSBURG BANCSHARES..............  26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF PITTSBURG BANCSHARES........................  27
LEGAL OPINION.............................................................  40
EXPERTS...................................................................  41
  Independent Public Accountants for Commerce Bancshares, Inc.............  41
  Independent Public Accountants for Pittsburg Bancshares, Inc............  41
SHAREHOLDER PROPOSALS.....................................................  41
INDEX TO FINANCIAL STATEMENTS OF PITTSBURG BANCSHARES, INC. AND
 SUBSIDIARY............................................................... F-1
EXHIBITS
  Annex A--Copy of Acquisition Agreement
  Annex B--Rights of Shareholders Dissenting from the Proposed Merger

                                    SUMMARY

  The following is a brief summary of certain information in this Prospectus/Proxy Statement/Exchange Offer (the "Prospectus"). This summary is not intended to be complete and it is qualified in all respects by the information appearing elsewhere in or incorporated by reference in this Prospectus, the Annexes hereto and the documents referred to herein.

THE COMPANIES

  Commerce Bancshares, Inc. ("Commerce") is a registered multi-bank holding company which owns all of the outstanding capital stock (except directors' qualifying shares) of two national banking associations located in Missouri, one national banking association located in Illinois, two national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations. The total assets of Commerce, on a consolidated basis as of September 30, 1997, were approximately $10.0 billion and net income for the nine months ended September 30, 1997, was approximately $96.0 million. See "SUMMARY--Pro Forma and Selected Financial Data". The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number (816) 234-2000).

  Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") is a registered bank holding company headquartered in Pittsburg, Kansas. Pittsburg Bancshares owns approximately 97% of the issued and outstanding common stock of City National Bank of Pittsburg (the "Bank"), a national bank, located in Pittsburg, Kansas. The total assets of Pittsburg Bancshares on a consolidated basis, as of September 30, 1997, were approximately $119.3 million and net income for the nine months ended September 30, 1997, was approximately $1.3 million. See "SELECTED CONSOLIDATED FINANCIAL DATA OF PITTSBURG BANCSHARES". The principal executive offices of Pittsburg Bancshares are at 100 S. Broadway, Pittsburg, Kansas 66762 (telephone number (316) 231-8400).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Agreement and Plan of Reorganization among Commerce, Pittsburg Bancshares and CBI dated October 29, 1997 (as amended, the "Acquisition Agreement"), CBI will be merged into Pittsburg Bancshares.

PITTSBURG BANCSHARES SPECIAL MEETING

  A special meeting of the shareholders of Pittsburg Bancshares will be held at
          in Pittsburg, Kansas on               ,                 , 1998, at
           p.m., local time (the "Pittsburg Bancshares Special Meeting"), for the purpose of approving the Acquisition Agreement.

  Only holders of record of Pittsburg Bancshares common stock, par value $6.00 per share ("Pittsburg Bancshares Stock") at the close of business on
              , 1998, will be entitled to notice of and to vote at the Pittsburg Bancshares Special Meeting. At the Pittsburg Bancshares Special Meeting, each holder of Pittsburg Bancshares Stock will be entitled to one vote for each share held, and the affirmative vote of a majority of the outstanding shares of Pittsburg Bancshares Stock is required to approve the Acquisition Agreement. Abstentions and failures to vote will have the same effect as votes cast against approval of the Acquisition Agreement. On December 31, 1997, directors and executive officers of Pittsburg Bancshares beneficially owned approximately 41.7% of the outstanding shares of Pittsburg Bancshares Stock. All directors of Pittsburg Bancshares owning Pittsburg Bancshares Stock have indicated they intend to vote in favor of the Acquisition Agreement.

THE MERGER AND EXCHANGE

  Commerce, CBI and Pittsburg Bancshares have entered into the Acquisition Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference, pursuant to which CBI will be merged with and into Pittsburg Bancshares, which will be the surviving corporation.

  The Acquisition Agreement provides that each of the shares of Pittsburg Bancshares Stock outstanding immediately prior to the Effective Time (as defined in the Acquisition Agreement) of the Merger will be converted into 6.40 shares (the "Exchange Ratio") of Commerce common stock, par value $5.00 per share ("Commerce Common Stock"); provided, however, if the actual Commerce Stock Price (defined below) is $57.73 or less, then the Exchange Ratio will be increased to 6.72.

  The "Commerce Stock Price" means the average of the ten (10) closing sale prices of Commerce Common Stock as reported by the NASDAQ Stock Market, Inc. National Market System ("NASDAQ") on each of the ten (10) consecutive trading days preceding the third trading day prior to the Closing Date.

  The Acquisition Agreement also provides that Pittsburg Bancshares will offer to each shareholder of the Bank the right to exchange each share of Bank common stock, par value $6.00 per share ("Bank Stock") for 6.40 shares of Commerce Common Stock; however, if the Commerce Stock Price is $57.73 or less, then the exchange ratio shall be increased to 6.72 shares of Commerce Common Stock for each share of Bank Stock.

  Fractional shares of Commerce Common Stock will not be issued in connection with the Merger and Exchange. Holders of Pittsburg Bancshares Stock or Bank Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash.

STOCK CERTIFICATES; DIVIDEND WITHHOLDING

  Shareholders of Pittsburg Bancshares and the Bank, other than those Pittsburg Bancshares shareholders who perfect their dissenters' rights of appraisal, must surrender the certificates for their shares of Pittsburg Bancshares Stock or Bank Stock to Commerce, and inform Commerce of their federal taxpayer identification number, before receiving a certificate for the number of shares of Commerce Common Stock to which such shareholders are entitled. Until a Pittsburg Bancshares shareholder or Bank shareholder surrenders the certificates for his Pittsburg Bancshares Stock or Bank Stock, as the case may be, and informs Commerce of his or her federal taxpayer identification number, Commerce may withhold the payment of any or all dividends which would otherwise be payable to such shareholder as a shareholder of Commerce. See "THE MERGER AND EXCHANGE--Exchange of Pittsburg Bancshares Stock Certificates; Exchange of Bank Stock Certificates."

CONDITIONS TO THE MERGER AND EXCHANGE

  The Merger and Exchange are subject to certain conditions, including approval of the Acquisition Agreement by the shareholders of Pittsburg Bancshares and by appropriate state and federal banking authorities. Applications will be filed with appropriate federal banking authorities seeking their approval of the Merger and Exchange. See "THE MERGER AND EXCHANGE--Conditions to the Merger; Conditions to the Exchange."

RECOMMENDATION OF THE BOARD OF DIRECTORS; INTERESTS OF CERTAIN PERSONS

  The Boards of Directors of each of Pittsburg Bancshares and the Bank believe that the Merger and Exchange are in the best interests of Pittsburg Bancshares and the Bank and their respective shareholders and unanimously recommend that their respective shareholders vote FOR the approval of the Acquisition Agreement or tender their shares in the Exchange, as the case may be.

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of Pittsburg Bancshares Stock who are opposed to the Merger have the right to dissent from the Merger in accordance with Section 17-6712 of the Kansas General Corporation Code ("KGCC") which provides that a shareholder shall be entitled to receive the fair value of his or her shares as of the day prior to the day on which the Merger is approved by the other shareholders if such shareholder: (1) delivers a written demand for appraisal of such shares to Pittsburg Bancshares prior to the vote on the Acquisition Agreement at the Pittsburg Bancshares Special Meeting; (2) does not vote in favor of the Merger; and (3) makes written demand for payment of the fair value of his or her shares within twenty (20) days after receiving notice that the Merger became effective. See "THE MERGER AND EXCHANGE--Rights of Dissenting Shareholders."

ACCOUNTING TREATMENT

  The Merger and Exchange will be treated by Commerce as a pooling of interests for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger and Exchange are intended to qualify as reorganizations under
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Blackwell Sanders Matheny Weary & Lombardi LLP will deliver as a condition of closing of the Merger and Exchange an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by either the Pittsburg Bancshares or Bank shareholders as a result of the Merger and Exchange to the extent they receive Commerce Stock solely in exchange for their Pittsburg Bancshares Stock or Bank Stock, as the case may be. With respect to Pittsburg Bancshares Stock exchanged for cash as the result of the exercise of dissenters' rights, the exchange will be treated as a sale, and normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES."

COMPARATIVE STOCK PRICES

  Shares of Commerce Common Stock are traded on the Nasdaq National Market System ("NASDAQ"). The last sale price of Commerce Common Stock as reported on NASDAQ on October 28, 1997 (the last trading day preceding the execution of the Acquisition Agreement, which was also the date preceding the announcement of the execution of the Acquisition Agreement), was $58.375. The last sale price
for Commerce Common Stock as reported by NASDAQ on              , 1998 (the
most recent date for which it was practicable to obtain market price data prior
to the printing of this Prospectus), was $         .

  As of December 31, 1997, there were 184 holders of record of Pittsburg Bancshares Stock. There is no established public trading market for the shares of Pittsburg Bancshares Stock and there has been limited trading of Pittsburg Bancshares Stock. Management has reviewed available records of purchases and sales of Pittsburg Bancshares Stock and since January 1, 1995 there have been 19 sales of Pittsburg Bancshares Stock at prices ranging from $85 to $200 per share.

  As of December 31, 1997, there were 13 holders of record of Bank Stock. There is no established public trading market for the shares of Bank Stock and there has been limited trading of Bank Stock. Management has reviewed available records of purchases and sales of Bank Stock and since January 1, 1995 there has been only one sale of Bank Stock for which cash consideration was paid at the price of $100.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of Commerce, Pittsburg Bancshares and the Bank on both an historical basis and on a pro forma basis for Pittsburg Bancshares and the Bank. This table should be read in conjunction with the historical consolidated financial statements and notes thereto for Commerce incorporated herein by reference, and for Pittsburg Bancshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Commerce, Pittsburg Bancshares and the Bank presented as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Commerce's cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger and Exchange.

  The following pro forma and equivalent pro forma information is based on the estimated exchange ratio of 6.40 shares of Commerce Common Stock for each share of Pittsburg Bancshares Stock and Bank Stock. The actual exchange ratio depends on the Commerce Common Stock price at closing. See "THE MERGER AND EXCHANGE-- Conversion of Pittsburg Bancshares Stock; --Conversion of Bank Stock."

                                                                   EQUIVALENT PRO
                                   HISTORICAL                           FORMA
                          -----------------------------          -------------------
                                                 CITY     PRO                 CITY
                                    PITTSBURG  NATIONAL  FORMA   PITTSBURG  NATIONAL
                          COMMERCE* BANCSHARES   BANK   COMMERCE BANCSHARES   BANK
                          --------- ---------- -------- -------- ---------- --------
Net income per common
 equivalent share:
 Twelve months ended:
 December 31, 1996......   $ 2.96    $ 21.53   $ 21.44   $ 2.96   $ 18.98   $ 18.98
 December 31, 1995......     2.58      20.88     20.85     2.59     16.58     16.58
 December 31, 1994......     2.47      18.11     18.16     2.47     15.79     15.79
 Nine months ended:
 September 30, 1997.....     2.43      17.61     17.65     2.43     15.58     15.58
 September 30, 1996.....     2.15      15.91     15.86     2.16     13.82     13.82
Cash Dividends paid per
 share:
 Twelve months ended:
 December 31, 1996......   $ 0.69    $  5.90   $  6.20   $ 0.69   $  4.39   $  4.39
 December 31, 1995......     0.62       5.27      5.60     0.62      3.96      3.96
 December 31, 1994......     0.54       5.10      5.40     0.54      3.47      3.47
 Nine months ended:
 September 30, 1997.....     0.59       8.75      8.90     0.59      3.78      3.78
 September 30, 1996.....     0.51       5.90      6.20     0.51      3.29      3.29
Book value per common
 share at:
 December 31, 1996......   $23.55    $174.82   $173.02   $23.60   $151.01   $151.01
 December 31, 1995......    21.84     160.21    158.80    21.88    140.02    140.02
 December 31, 1994......    18.74     140.92    140.04    18.78    120.18    120.18
 September 30, 1997.....    24.98     187.69    185.87    25.03    160.19    160.19
 September 30, 1996.....    22.55     171.49    169.90    22.60    144.65    144.65

--------
* Commerce information has been restated for a 5% stock dividend paid in December 1997.

                     PRO FORMA AND SELECTED FINANCIAL DATA
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

  The following table presents for Commerce, Pittsburg Bancshares and the Bank, on an historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the Merger and Exchange. The pro forma amounts assume the Merger and Exchange had been effective during the periods presented. Pro forma per share amounts assume an exchange ratio of 6.40 shares of Commerce Common Stock for each share of Pittsburg Bancshares Stock and Bank Stock. The actual exchange ratio depends on the Commerce Common Stock price at closing. See "THE MERGER AND EXCHANGE--Conversion of Pittsburg Bancshares Stock; --Conversion of Bank Stock."

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                          ---------------------- ------------------------------------------------------
                             1997        1996       1996       1995       1994       1993       1992
                          ----------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income and
 other income:
 Commerce*..............  $   423,424 $  386,863 $  524,905 $  488,895 $  435,645 $  405,947 $  356,316
 Pittsburg Bancshares,
  Inc...................        3,962      3,579      4,842      4,636      4,277      4,172      4,110
 City National Bank of
  Pittsburg.............        3,962      3,579      4,842      4,636      4,277      4,172      4,110
 Pro Forma..............  $   427,386 $  390,442 $  529,747 $  493,531 $  439,922 $  410,119 $  360,426
Net income:
 Commerce*..............  $    95,954 $   87,056 $  119,512 $  107,640 $   96,111 $   86,894 $   71,655
 Pittsburg Bancshares,
  Inc...................        1,271      1,150      1,556      1,506      1,299      1,270      1,267
 City National Bank of
  Pittsburg.............        1,324      1,189      1,608      1,564      1,362      1,333      1,327
 Pro Forma..............  $    97,265 $   88,242 $  121,117 $  109,193 $   97,463 $   88,217 $   72,975
Net income per common
 and common equivalent
 share:
 Commerce*..............  $      2.43 $     2.15 $     2.96 $     2.58 $     2.47 $     2.26 $     2.01
 Pittsburg Bancshares,
  Inc...................        17.61      15.91      21.53      20.88      18.11      17.61      17.57
 City National Bank of
  Pittsburg.............        17.65      15.86      21.44      20.85      18.16      17.78      17.69
 Pro Forma..............  $      2.43 $     2.16 $     2.96 $     2.59 $     2.47 $     2.26 $     2.02
Historical dividends
 paid per common share:
 Commerce*..............  $      0.59 $     0.51 $     0.69 $     0.62 $     0.54 $     0.50 $     0.46
 Pittsburg Bancshares,
  Inc...................         8.75       5.90       5.90       5.27       5.10       4.90       4.72
 City National Bank of
  Pittsburg.............         8.90       6.20       6.20       5.60       5.40       5.20       5.00
 Pro Forma..............  $      0.59 $     0.51 $     0.69 $     0.62 $     0.54 $     0.50 $     0.46
Total assets (end of
 period):
 Commerce*..............  $10,014,247 $9,414,109 $9,698,186 $9,573,951 $8,035,574 $8,047,413 $7,541,613
 Pittsburg Bancshares,
  Inc...................      119,307    113,040    114,526    108,150    101,706     98,493     96,048
 City National Bank of
  Pittsburg.............      119,307    113,040    114,526    108,150    101,703     98,484     96,033
 Pro Forma..............  $10,133,554 $9,527,149 $9,812,712 $9,682,101 $8,137,280 $8,145,906 $7,637,661
Long-term borrowings
 (end of period):
 Commerce*..............  $    10,200 $   14,233 $   14,120 $   14,562 $    6,487 $    6,894 $    7,267
 Pittsburg Bancshares,
  Inc...................          --         --         --         --         --          10         23
 City National Bank of
  Pittsburg.............          --         --         --         --         --         --         --
 Pro Forma..............  $    10,200 $   14,233 $   14,120 $   14,562 $    6,487 $    6,904 $    7,290
Total stockholders'
 equity (end of period):
 Commerce*..............  $   973,677 $  888,936 $  924,271 $  883,783 $  728,198 $  712,620 $  603,718
 Pittsburg Bancshares,
  Inc...................       13,548     12,384     12,625     11,577     10,113      9,360      8,438
 City National Bank of
  Pittsburg.............       13,941     12,743     12,976     11,910     10,503      9,727      8,791
 Pro Forma..............  $   987,643 $  901,702 $  937,287 $  895,717 $  738,626 $  722,369 $  612,508
Book value per common
 share (end of period):
 Commerce*..............  $     24.98 $    22.55 $    23.55 $    21.84 $    18.74 $    17.55 $    15.59
 Pittsburg Bancshares,
  Inc...................       187.69     171.49     174.82     160.21     140.92     130.43     117.56
 City National Bank of
  Pittsburg.............       185.87     169.90     173.02     158.80     140.04     129.69     117.21
 Pro Forma..............  $     25.03 $    22.60 $    23.60 $    21.88 $    18.78 $    18.47 $    16.74

--------
   *Commerce information has been restated for a 5% stock dividend paid in December 1997.

                                 THE COMPANIES

  Commerce Bancshares, Inc., ("Commerce") is a registered multi-bank holding company which owns all of the outstanding capital stock (except directors' qualifying shares) of two national banking associations located in Missouri, one national banking association located in Illinois, two national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations. The total assets of Commerce, on a consolidated basis as of September 30, 1997, were approximately $10.0 billion and net income for the nine months ended September 30, 1997, was approximately $96.0 million. See "INCORPORATION BY REFERENCE" and "SUMMARY--Pro Forma and Selected Financial Data". The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number (816) 234-2000).

  Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") is a registered bank holding company headquartered in Pittsburg, Kansas. Pittsburg Bancshares owns approximately 97% of the issued and outstanding common stock of City National Bank of Pittsburg (the "Bank"), a national bank, located in Pittsburg, Kansas. The total assets of Pittsburg Bancshares on a consolidated basis, as of September 30, 1997, were approximately $119.3 million and net income for the nine months ended September 30, 1997, was approximately $1.3 million. See "INDEX TO FINANCIAL STATEMENTS OF PITTSBURG BANCSHARES, INC." and "SELECTED CONSOLIDATED FINANCIAL DATA OF PITTSBURG BANCSHARES". The principal executive offices of Pittsburg Bancshares are at 100 S. Broadway, Pittsburg, Kansas 66762 (telephone number (316) 231-8400).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Acquisition Agreement, CBI will be merged into Pittsburg Bancshares.

                     PITTSBURG BANCSHARES SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Pittsburg Bancshares Special Meeting is to consider and vote upon a proposal to approve the Acquisition Agreement which provides, among other things, for the merger of CBI with and into Pittsburg Bancshares and in which Pittsburg Bancshares will be the surviving corporation but the Articles of Incorporation, Bylaws, directors and officers of CBI will become the Articles of Incorporation, Bylaws, directors and officers of Pittsburg Bancshares (the "Merger"). Shareholders of Pittsburg Bancshares will receive shares of Commerce Common Stock in the Merger.

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the shareholders of Pittsburg Bancshares in connection with the solicitation of proxies by the Board of Directors of Pittsburg Bancshares for use at the Pittsburg Bancshares Special
Meeting to be held at             a.m., local time, on               , 1998,
at                                  and at any adjournment or adjournments
thereof. Any proxy given does not affect the right to vote in person at the Pittsburg Bancshares Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation.

  The cost of solicitation of proxies for the Pittsburg Bancshares Special Meeting will be borne by Commerce. In addition to solicitation by mail, Pittsburg Bancshares may cause proxies to be solicited personally or by telephone or telegram by Pittsburg Bancshares' regular employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the Pittsburg Bancshares Special Meeting. If no specification is given, such shares will be voted in favor of the proposal to approve the Acquisition Agreement. The Board of Directors of Pittsburg Bancshares is not aware of any other business to be presented at the Pittsburg Bancshares Special Meeting. Should any such other business be presented at the Pittsburg Bancshares Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Pittsburg Bancshares Stock is required to approve the Acquisition Agreement. Only holders of Pittsburg Bancshares Stock of record as
of the close of business on                 , 1998, are entitled to vote at
the Pittsburg Bancshares Special Meeting. At the close of business on that date, 72,737.5 shares of Pittsburg Bancshares Stock were outstanding. Holders of shares of Pittsburg Bancshares Stock are entitled to one vote for each share held on the record date.

                            THE MERGER AND EXCHANGE

GENERAL

  The Acquisition Agreement and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Merger and Exchange and is qualified in its entirety by reference to the Acquisition Agreement which is attached as Annex A to this Prospectus and is incorporated herein by reference.

  At the Effective Time, CBI will merge with and into Pittsburg Bancshares, the separate corporate existence of CBI will cease and Pittsburg Bancshares will survive and continue to exist as a wholly-owned subsidiary of Commerce; however, the Articles of Incorporation, Bylaws, directors and officers of CBI will become the Articles of Incorporation, Bylaws, directors and officers of the surviving corporation.

CONVERSION OF PITTSBURG BANCSHARES STOCK

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of Pittsburg Bancshares Stock (excluding (i) shares held by Pittsburg Bancshares or Commerce or any of its subsidiaries, in each case other than in a fiduciary capacity and (ii) any shares with respect to which dissenters' rights are being exercised) issued and outstanding immediately prior to the Effective Time will be converted into 6.40 shares of Commerce Common Stock; provided, however, if the actual Commerce Stock Price (defined below) is $57.73 or less, then the Exchange Ratio shall be increased to 6.72.

  The "Commerce Stock Price" means the average of the ten (10) closing sale prices of Commerce Common Stock as reported by NASDAQ on each of the ten (10) consecutive trading days preceding the third trading day prior to the closing date.

EXCHANGE OF BANK STOCK

  At the Effective Time, each share of Bank Stock tendered will be exchanged for 6.40 shares of Commerce Common Stock; provided, however, that if the actual Commerce Stock Price is $57.73 or less, then the exchange ratio will be increased to 6.72 shares of Commerce Common Stock for each share of Bank Stock.

EXCHANGE OF PITTSBURG BANCSHARES STOCK CERTIFICATES

  At the Effective Time certificates evidencing shares of Pittsburg Bancshares Stock which are to be exchanged for shares of Commerce Common Stock will be deemed for all corporate purposes, other than the payment of dividends and other distributions on such stock, to evidence ownership of such shares of Commerce Common Stock. As soon as practicable after the Effective Time, Commerce or its agent, as the Exchange Agent, will send a notice and transmittal form to each record holder of certificates for Pittsburg Bancshares Stock advising such holder of the procedures for surrendering Pittsburg Bancshares certificates to Commerce or its agent in exchange for a certificate for the number of whole shares of Commerce Common Stock and a check for the cash amount (if any) to which such holder is entitled. The shares of Commerce Common Stock will be deemed to have been issued at the Effective Time. Promptly following the surrender of the Pittsburg Bancshares certificates, Commerce or its agent will deliver to the surrendering Pittsburg Bancshares shareholders certificates evidencing whole shares of Commerce Common Stock and a check for the cash amount of any fractional interest, all in accordance with the notice and transmittal form. See "--Fractional Shares". Holders of Pittsburg Bancshares Stock will be entitled to dividends, without interest, which may be declared and payable to holders of record of Commerce Common Stock after the Effective Time; provided, however, that any such dividends will be remitted to each Pittsburg Bancshares shareholder entitled thereto, without interest, at the time that such certificates representing shares of Pittsburg Bancshares Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law.

EXCHANGE OF BANK STOCK CERTIFICATES

  Accompanying this Prospectus, Pittsburg Bancshares is sending a notice and transmittal form to each record holder of Bank Stock advising such holder of the procedures for tendering Bank Stock certificates in exchange for a certificate for the number of whole shares of Commerce Common Stock and a check for the cash amount (if any) to which such holder is entitled relating to fractional shares. The shares of Commerce Common Stock will be deemed to have been issued at the Effective Time. Promptly following the Effective Time, Commerce or its agent will deliver to the tendering Bank shareholders certificates evidencing whole shares of Commerce Common Stock and a check for the cash amount of any fractional interest, all in accordance with the notice and transmittal form. See "--Fractional Shares". The Exchange offer will remain open until the Effective Time, at which time the Exchange offer will expire and Bank stockholders who have not tendered their shares will forfeit the right to accept the Exchange offer. In the event the Acquisition Agreement is terminated Bank Stock which has been tendered will be returned to the respective Bank shareholder.

FRACTIONAL SHARES

  Neither certificates nor scrip representing fractional shares of Commerce Common Stock will be issued, but in lieu thereof, each holder of shares of Pittsburg Bancshares Stock or Bank Stock who would otherwise have been entitled to a fraction of a share of Commerce Common Stock will be paid the cash value of such fraction determined by multiplying such fraction by the Commerce Stock Price.

BACKGROUND OF NEGOTIATIONS

  Pittsburg Bancshares has owned more than 95% of the Bank since July 31, 1990. Prior to that time, the three largest shareholders of Pittsburg Bancshares, Wendell L. Wilkinson, Roberta A. McNay and the J. Doyle Shultz Trust were the three largest shareholders of the Bank.

  In recent years, management has periodically received inquiries or expressions of interest with respect to a possible acquisition of the Bank; however, neither Pittsburg Bancshares nor the Bank engaged any finder or broker. With the exception of the following, such inquiries did not result in serious discussions or in the exchange of confidential information.

  In late 1996, Pittsburg Bancshares management participated in discussions with Community First Bancshares, located in Fargo, North Dakota, regarding a possible business combination. In connection with such discussions, certain financial information was provided with respect to Pittsburg Bancshares and the Bank. A letter was received regarding a proposed acquisition suggesting a price in the $17 million to $19 million range, but the parties did not proceed to negotiate any terms or a structure for the acquisition.

  In February 1997, Pittsburg Bancshares management received a letter from Commerce proposing the acquisition of Pittsburg Bancshares for consideration valued at approximately $20,500,000. After initial discussions, that proposal was rejected by Pittsburg Bancshares in March 1997.

  During the spring of 1997, management of Commerce renewed discussions about its possible acquisition of Pittsburg Bancshares. On June 10, 1997, Commerce submitted a term sheet for the proposed transaction. The term sheet proposed the acquisition of Pittsburg Bancshares for Commerce Stock valued at approximately $22,500,000. The term sheet provided for a floating exchange ratio of $4.00 on either side of the then-recent average trading range of $45.00 per share of Commerce Stock and walk-away options of $10.00 on either side of such $45.00 figure.

  In June 1997, Pittsburg Bancshares engaged GRA, Thompson, White & Co., P.C. ("GRA, Thompson, White") to perform an appraisal of the market value of Pittsburg Bancshares. GRA, Thompson, White is an accounting and consulting firm that provides accounting, audit, tax, regulatory, and consulting services. The firm has been involved in merger and acquisition consultation for community banks throughout its 20-year history (including monitoring bank prices within the marketplace) and specializes in providing professional services to banking institutions in the Midwest. Pittsburg Bancshares was aware of several regional firms that provide valuation services for financial institutions and selected GRA, Thompson, White based upon its reputation. Pittsburg Bancshares and the Bank have had no prior relationship with GRA, Thompson, White or its affiliates or representatives and none are contemplated.

  Pittsburg Bancshares management requested that the appraisal be performed on a majority basis. No instructions were given to GRA, Thompson, White nor were any limitations imposed on the scope of its investigation. Using information prepared by the Bank's management, GRA, Thompson, White employed several valuation approaches to value the Bank. These included: (i) the Adjusted Book Value/Cost Approach, which involves considering the book value of underlying assets less stated liabilities to arrive at the book value of stockholders' equity; (ii) the Guideline Company Approach, which produces estimates of value by comparing the subject company with comparable public and private companies using various financial relationships such as price-to-earnings and price-to-book values; and (iii) the Income Approach, which produces an estimate of value by capitalizing or discounting the entity's earning capacity at a rate reflective of the return required of a prudent investor. These approaches yielded six different values for the Bank. GRA, Thompson, White assigned a weight to the various approaches relative to the approach that a prudent investor would be likely to utilize in valuing the investment. This resulted in a concluded majority value of the Bank as of May 31, 1997 of approximately $25,133,000. Based upon such concluded value of the Bank, the percentage of the Bank Stock held by Pittsburg Bancshares and the other assets and liabilities of Pittsburg Bancshares, GRA, Thompson, White included in its written valuation report that the total value of Pittsburg Bancshares on a majority basis as of May 31, 1997 was approximately $24,416,000.

  After receipt of the valuation report, Pittsburg Bancshares began active negotiation of the price, terms and structure of the transaction with Commerce. The Board of Directors of Pittsburg Bancshares discussed the status of such negotiations at a meeting on July 8, 1997. During these negotiations, management of Pittsburg Bancshares decided that it would probably be in the best interests of its shareholders to negotiate for a fixed exchange ratio rather than a fixed price payable in stock, because it would allow the shareholders to receive the benefits of any increase in market value of the Commerce Stock that they would receive in the acquisition. On July 16, 1997, Pittsburg Bancshares sent a letter to Commerce in response to the term sheet submitted by Commerce. The letter proposed a fixed exchange ratio of 7.30 shares of Commerce Stock for each share of Pittsburg Bancshares Stock and each minority-owned share of Bank Stock outstanding, which would result in a total price of approximately $25,750,000. The Board of Directors of Pittsburg Bancshares discussed the status of the negotiations with Commerce at a meeting on August 12, 1997. A letter of intent was drafted and was approved by the Board of Directors of Pittsburg Bancshares at its meeting held on September 9, 1997. A representative of Stinson, Mag & Fizzell, P.C. (outside legal counsel for Pittsburg Bancshares and the Bank) was present at the meeting and a representative of Commerce gave a presentation at the meeting. The letter of intent was entered into as of September 12, 1997.

  Following the execution of such letter of intent, Commerce commenced its due diligence investigation of Pittsburg Bancshares and the Bank and the parties commenced negotiation of the Acquisition Agreement. The Pittsburg Bancshares Board of Directors approved a form of the Acquisition Agreement at a meeting held on October 14, 1997. The Commerce Board of Directors approved a form of the Acquisition Agreement at a meeting held on October 3, 1997. The Acquisition Agreement was executed on October 29, 1997.

  The Acquisition Agreement initially provided that the Exchange Ratio was
6.72 shares (7.194666 shares if the Commerce Stock Price was less than $44.144) of Commerce Common Stock for each share of Pittsburg Bancshares Stock and Bank Stock. The Acquisition Agreement also contained a condition precedent to Commerce's obligations to consummate the Merger and the Exchange that the Commerce Stock Price not be greater than $60.625. If the Commerce Stock Price determined prior to the Closing Date were greater than $60.625, then, unless the condition were waived by Commerce, Commerce would have the legal right not to consummate the Merger and the Exchange. The closing price of the Commerce Common Stock was $53.75 on the day before the letter of intent was entered into and $58.375 on the day before the Acquisition Agreement was entered into. Following the execution of the Acquisition Agreement, the market price of the Commerce Common Stock increased substantially above $60.625. Management of Commerce and Pittsburg Bancshares had several informal discussions during November and and early December 1997 about the rising price of the Commerce Stock.

  On December 17, 1997, Commerce advised Pittsburg Bancshares that the closing price of the Commerce Common Stock on that date was approximately $69 per share and that Commerce was unwilling to consummate the Merger and Exchange at that price but Commerce was willing to complete the transaction if the Exchange Ratio was revised downward. Based upon the generally strong performance of regional bank stocks, the recent price increase of the Commerce Common Stock and favorable analysts' reports concerning Commerce and the value of the Commerce Common Stock, management of Pittsburg Bancshares and the Bank believed that it was not likely (barring an overall market decline) that the price of the Commerce Common Stock would decline below the $60.625 price level. The management of Pittsburg Bancshares and the Bank also believed that it would be in the best interests of their respective shareholders to reach an agreement with Commerce which would preserve as much of the increased market value of Commerce Common Stock as possible and eliminate the option of Commerce not to consummate the Merger and the Exchange because of past or any future price increases. Accordingly, representatives of Commerce, CBI-Kansas and Pittsburg Bancshares negotiated an amendment to the Acquisition Agreement. On December 23, 1997, the boards of directors of Pittsburg Bancshares and the Bank approved the amendment to the Acquisition Agreement. On December 24, 1997, Commerce, CBI-Kansas and Pittsburg Bancshares executed the amendment providing for the current Exchange Ratio of 6.40 shares (6.72 shares if the Commerce Stock Price is $57.73 or less) and eliminating any closing conditions based upon changes in the Commerce Stock Price.

  The amendment also prohibited the Bank from paying any dividends or making any distributions other than (i) a cash dividend in the amount of $3.70 per share (that was paid on January 2, 1998), (ii) cash dividends in amounts sufficient to cover reasonable out-of-pocket fees and expenses incurred by Pittsburg Bancshares in connection with the consummation of the Merger and the Exchange and (iii) if the Merger and the Exchange are not consummated in time to permit the shareholders of Pittsburg Bancshares and the Bank to receive any cash dividends declared and payable on the Commerce Common Stock on or after January 1, 1998 with respect to the shares of Commerce Common Stock which they will receive pursuant to the amended Acquisition Agreement, then the Bank may declare and pay a cash dividend in an aggregate amount equal to the amount of such dividends. The amendment reduced the Bank's ability to pay cash dividends (and, consequently, Pittsburg Bancshares' ability to pay cash dividends) prior to the effective time of the Merger.

  As a result of the amendment, if the market price of the Commerce Common Stock remains in its recent trading range or increases further, then the shareholders of Pittsburg Bancshares and the Bank will share in a portion of the previous price increases and all future price increases, and Commerce will not have an option not to consummate the Merger or the Exchange as a result of such price increases.

REASONS FOR THE MERGER AND EXCHANGE

  Pittsburg Bancshares and the Bank. The Pittsburg Bancshares and the Bank Boards of Directors believe that the terms of the Acquisition Agreement are fair to, and in the best interests of, Pittsburg Bancshares, the Bank and their shareholders. In considering the terms and conditions of the Acquisition Agreement, the Pittsburg Bancshares and the Bank Boards considered a number of factors. They did not assign any relative or specific weights to the factors considered. The material factors considered were:

    The Financial Terms and Structure of the Merger and Exchange. The Pittsburg Bancshares and the Bank Boards of Directors are of the view that, based on historical and anticipated trading ranges for Commerce Common Stock, the value of the consideration to be received by Pittsburg Bancshares and Bank shareholders represents a fair multiple of Pittsburg Bancshares' and the Bank's per share book value and earnings. The Boards of Directors also considered that, based on their belief that Commerce would continue to pay cash and stock dividends at its current rate, the Merger and Exchange would result in a substantial increase in dividend income and stock price appreciation to their respective shareholders, although there can be no assurance that current dividends are indicative of future dividends or that current stock price appreciation is indicative of future performance. See "COMMERCE STOCK, PITTSBURG BANCSHARES STOCK AND BANK STOCK COMPARATIVE PER SHARE PRICES AND DIVIDENDS." Additionally, the Boards of Directors recognized that the shares of Commerce Common Stock were listed for trading on the NASDAQ National Market System and provided a liquid investment as compared to shares of Pittsburg Bancshares Stock and Bank Stock. The Pittsburg Bancshares and the Bank Boards of Directors also considered that the Merger and Exchange would each qualify as tax-free reorganizations under the Code. See "FEDERAL INCOME TAX CONSEQUENCES."

    The Non-Financial Terms of the Merger and Exchange. The Pittsburg Bancshares and the Bank Boards of Directors considered the social and economic effect on the employees, depositors and customers of, and others dealing with, the Bank and on the communities in which the Bank is located or operates. They concluded that because of its favorable position among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality, its large menu of banking and banking related products, strong management, acquisition experience and history of operating acquired banking locations as community banks, Commerce would be an excellent successor to the existing Bank owners.

  Commerce. In approving the Acquisition Agreement, management of Commerce considered the price, financial condition of the Bank, projected synergies which Commerce anticipates will result from the Merger and Exchange and the compatibility of the businesses of the two banking organizations.

  THE PITTSBURG BANCSHARES BOARD OF DIRECTORS RECOMMENDS THAT PITTSBURG BANCSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

  THE BANK BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE BANK ACCEPT THE EXCHANGE OFFER.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  At the Effective Time, the Articles of Incorporation and By-Laws of CBI as in effect immediately prior to the Effective Time will become the Articles of Incorporation and By-Laws of the Pittsburg Bancshares from and after the Effective Time until amended as provided by law and the officers and directors of CBI will become the officers and directors of the Pittsburg Bancshares from and after the Effective Time. It is expected that existing Bank management will be supplemented with personnel from Commerce who will assist in bringing new methods and systems to the Bank. Commerce also expects to enhance the net interest margin and non-interest income of the Bank by expanding the products and services offered.

  Commerce operates in a somewhat centralized manner and, as a result, will analyze the Bank's operations for potential efficiencies. Commerce anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the fulfillment of certain conditions set forth in the Acquisition Agreement, including the following:

    (a) Approval of the Acquisition Agreement by the holders of a majority of all the outstanding shares of Pittsburg Bancshares Stock;

    (b) The accuracy of representations of Commerce, CBI and Pittsburg Bancshares made in the Acquisition Agreement and the performance of their respective obligations thereunder;

    (c) The absence of a material adverse event since October 29, 1997, affecting the financial condition, properties, assets, liabilities, rights, business or prospects of either Commerce or Pittsburg Bancshares;

    (d) The receipt by Commerce and Pittsburg Bancshares of an opinion from Blackwell Sanders Matheny Weary & Lombardi LLP relating to certain tax matters;

    (e) The receipt by Commerce of an opinion from Stinson, Mag & Fizzell, P.C. as to certain corporate matters regarding Pittsburg Bancshares and the Bank;

    (f) The receipt of necessary regulatory approvals; and

    (g) A minimum amount of capital and minimum loan loss reserve of the Bank.


CONDITIONS TO THE EXCHANGE

  The Exchange offer is subject to the fulfillment of certain conditions set forth in the Acquisition Agreement, including the following:

    (a) Consummation of the Merger;

    (b) The receipt by Pittsburg Bancshares, the Bank and its shareholders of an opinion from Blackwell Sanders Matheny Weary & Lombardi LLP relating to certain tax matters.

CONDUCT OF BUSINESS PENDING THE MERGER AND EXCHANGE

  Pursuant to the Acquisition Agreement, Pittsburg Bancshares has agreed to carry on its business and cause the Bank to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Acquisition Agreement.

NO SOLICITATION

  The Acquisition Agreement provides that neither Pittsburg Bancshares nor the Bank will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Pittsburg Bancshares or the Bank. Pittsburg Bancshares and the Bank are required to promptly advise Commerce of their receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Acquisition Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Acquisition Agreement by the shareholders of Pittsburg Bancshares; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the consideration or alter or change any of the terms of the Acquisition Agreement if such alteration or change would adversely affect the holders of Pittsburg Bancshares Stock. It is anticipated that a condition to consummate the Merger would be waived only in those circumstances where the Board of Directors of Commerce, CBI or Pittsburg Bancshares, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

POSSIBLE TERMINATION OF THE MERGER

  The Acquisition Agreement may be terminated by either party if the consummation of the Merger has not occurred by April 30, 1998.

EFFECTIVE TIME

  It is presently anticipated that the effective time of the Merger will occur in the first quarter of 1998, but no assurance can be given to that effect.

SEVERANCE AGREEMENT OF WENDELL WILKINSON

  Wendell Wilkinson, the President of Pittsburg Bancshares, and Commerce have entered into a severance agreement pursuant to which, upon consummation of the Merger, Mr. Wilkinson will be the Pittsburg Community Bank President of Commerce, receive a salary of $124,500, a minimum bonus of $20,000, receive options to purchase Commerce Common Stock and participate in employee benefit plans of Commerce. The agreement has a two year term.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of Commerce to be issued pursuant to the Merger and Exchange have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by shareholders of Pittsburg Bancshares and the Bank who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Pittsburg Bancshares or the Bank and who do not become affiliates of Commerce. The shares of Commerce to be issued to affiliates of Pittsburg Bancshares or the Bank may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. Commerce will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

RIGHTS OF DISSENTING SHAREHOLDERS

  In order to have dissenters' rights, a holder of Pittsburg Bancshares Stock must not vote his or her shares in favor of the Acquisition Agreement or deliver an unmarked, but signed proxy. If the Merger is approved, holders of shares of Pittsburg Bancshares Stock will possess the right to seek appraisal of their shares pursuant to Section 17-6712 of the KGCC ("Section 17-6712").

  THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF SECTION 17-6712 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX B. THE FAILURE TO COMPLY WITH THE PROVISIONS OF SECTION 17-6712 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS THEREUNDER.

  A holder of record of shares of Pittsburg Bancshares Stock who elects to exercise appraisal rights under Section 17-6712 must deliver a written objection to the Acquisition Agreement to Pittsburg Bancshares prior to the vote on the Acquisition Agreement by the holders of Pittsburg Bancshares Stock
at the Pittsburg Bancshares Special Meeting to be held on            , 1998.
Any such objection should be sent to Pittsburg Bancshares at Box 326, Pittsburg, Kansas 66762, Attention: Mark Werner.

  Within 10 days after the Effective Date, Pittsburg Bancshares, as the surviving corporation in the Merger, will give written notice to each former holder of shares of Pittsburg Bancshares Stock who has complied with the written notice requirement that the Merger has become effective and that dissenters' rights are available for any or all of such holder's shares in connection therewith. Within 20 days after the date of the mailing of the notice, such holder must demand in writing to Pittsburg Bancshares the payment of the fair value of such holder's shares of Pittsburg Bancshares Stock. Any such demand should be sent to Pittsburg Bancshares c/o Commerce Bancshares, Inc., 1000 Walnut, Kansas City, Missouri 64106, Attention: J. Daniel Stinnett. Within 30 days after the expiration of the 20 day period, Pittsburg Bancshares shall pay to such holder the value of such holder's shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger and Exchange.

  If Pittsburg Bancshares and a dissenting shareholder fail to agree upon the fair value of the Pittsburg Bancshares Shares, within four months after the Effective Time of the Merger, but not thereafter, either Pittsburg Bancshares or any shareholder entitled to dissenters' rights under Section 17-6712 may file a petition in the District Court of Kansas demanding a determination of the value of the stock of all shareholders entitled to appraisal. Inasmuch as Pittsburg Bancshares has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal.

  If a petition for appraisal described above is timely filed by a shareholder, Pittsburg Bancshares is obligated to provide the shareholder with a verified list of all shareholders who have demanded appraisal. After notice to such shareholders, the court is empowered to conduct a hearing upon the petition, to determine those shareholders entitled to appraisal and to determine the "fair value" of the shares held by them as of the date on which the Merger is consummated, which under the KGCC would be determined exclusive of any element of value arising from accomplishment or expectation of the Merger and Exchange.

  When the "fair value" is so determined, the court will direct the payment by Pittsburg Bancshares of such value, with interest thereon if the court so determines, to the shareholders entitled to receive the same, upon surrender to Pittsburg Bancshares by such shareholders of the certificates representing their shares of Pittsburg Bancshares Stock to Pittsburg Bancshares at the address specified above. Upon application of Pittsburg Bancshares or any shareholder entitled to participate in the appraisal proceeding, the court may in its discretion permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of those other shareholders entitled to an appraisal who have complied with the above conditions.

TRANSACTIONS BETWEEN COMMERCE AND PITTSBURG BANCSHARES OR THE BANK

  No shares of Pittsburg Bancshares Stock or Bank Stock are presently owned by Commerce or by any of its subsidiaries or principals, or by trustees for the benefit of Commerce or any of its subsidiaries, shareholders or employees as a class or by an escrow arrangement instituted by Commerce.

ACCOUNTING TREATMENT

  It is intended that the Merger and Exchange will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of Pittsburg Bancshares and the Bank will be carried forward to the consolidated financial statements of Commerce at their recorded amounts and the consolidated net income of Pittsburg Bancshares and the Bank, if material, will be included in the net income of Commerce. A Representative of Baird Kurtz & Dobson is not expected to be present at the Pittsburg Bancshares Special Meeting.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Blackwell Sanders Matheny Weary & Lombardi LLP ("BSMWL"). The opinion of BSMWL will be based upon certain assumptions and representations by the management of each of Pittsburg Bancshares and Commerce and by certain holders of the outstanding Pittsburg Bancshares Stock. A ruling from the Internal Revenue Service concerning the tax consequences of the Merger and Exchange will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their Pittsburg Bancshares Stock or Bank Stock pursuant to the exercise of an employee option or otherwise as compensation.

  In the opinion of BSMWL, the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E). The Exchange will constitute a reorganization within the meaning of Code Section 368(a)(1)(B).
Consequently:

    1. Shareholders of Pittsburg Bancshares and shareholders of the Bank will not recognize gain or loss upon the receipt of Commerce Common Stock in exchange for their shares of Pittsburg Bancshares Stock and Bank Stock.

    2. The basis of Commerce Common Stock received by shareholders of Pittsburg Bancshares and the Bank in the Merger and Exchange will equal the basis of their stock exchanged.

    3. The holding period of Commerce Common Stock received by shareholders of Pittsburg Bancshares and the Bank in the Merger and Exchange will include the holding period of their stock exchanged.

    4. Cash paid to holders of shares of Pittsburg Bancshares who dissent from the Merger and cash paid to holders of shares of Pittsburg Bancshares or the Bank in lieu of fractional shares will be treated as proceeds of sales on which gain or loss will be recognized.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH PITTSBURG BANCSHARES AND BANK SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND EXCHANGE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

                      BENEFICIAL OWNERSHIP OF SECURITIES

PITTSBURG BANCSHARES STOCK OWNERSHIP

  The following table sets forth certain information as of December 31, 1997, relating to the beneficial ownership of Pittsburg Bancshares Common Stock by
(a) each person known to Pittsburg Bancshares to be the beneficial owner of 5% or more of the outstanding Pittsburg Bancshares Stock, (b) each director and executive officer of Pittsburg Bancshares, and (c) all directors and executive officers as a group. Except as otherwise indicated, each person indicated below has sole voting and investment power with respect to the shares of Pittsburg Bancshares Common Stock reported as beneficially owned by such person.

                                                                    PERCENTAGE
                                                                        OF
      NAME OF DIRECTOR OR EXECUTIVE OFFICER OR          NUMBER OF   BENEFICIAL
      NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES    OWNERSHIP(1)
      ----------------------------------------         ----------- ------------
      Wendell L. Wilkinson (2)........................ 15,541.9832     21.4%
      1002 S. College
      Pittsburg, Kansas 66762
      Roberta A. McNay (3)............................ 10,268.7923     14.1%
      1217 Bitner Drive
      Pittsburg, Kansas 66762
      John Doyle Shultz Trust (4).....................  6,045.5040      8.3%
      P.O. Box 326
      Pittsburg, Kansas 66762
      Charles L. Farabi (5)...........................  1,209.1008      1.7%
      Vernon L. Plattner (6)..........................    957.2048      1.3%
      Byron A. Deill (7)..............................    765.7637      1.1%
      James L. Belew (8)..............................    582.3835        *
      George E. Pitzer (9)............................    579.3608        *
      Harvey R. Dean (10).............................    230.7367        *
      Judith A. Westhoff (11).........................    151.1376        *
      Ronald L. Rhodes (12)...........................     52.3944        *
      Thomas W. Bryant (13)...........................     15.1138        *
      All directors and executive officers as a group
       (11 persons)................................... 30,353.9716     41.7%

--------
  *Less than one percent
 (1) At the close of business on December 15, 1997, there were 72,737.5 shares of Pittsburg Bancshares Stock outstanding.
 (2) Wendell L. Wilkinson is Chairman of the Board, President and a director of Pittsburg Bancshares. Includes 13.0986 shares held by Mr. Wilkinson's wife, Lynda S. Wilkinson. Mrs. Wilkinson has voting and investment power of such shares, and Mr. Wilkinson disclaims beneficial ownership of his wife's shares.
 (3) Roberta A. McNay is Vice President and a director of Pittsburg Bancshares. All 10,268.7923 shares are held by Roberta A. McNay as trustee of the Roberta A. McNay Trust under trust agreement dated January 4, 1991. Mrs. McNay has voting and investment power with respect to such shares.
 (4) The Bank is successor trustee of the John Doyle Shultz Trust under trust agreement dated May 29, 1987. The Bank has investment power with respect to such shares. Although such shares are counted for purposes of determining whether a quorum is present at Pittsburg Bancshares shareholders' meetings, the Bank does not vote such shares.

 (5) Charles L. Farabi is a director of Pittsburg Bancshares. Includes 403.0336 shares held by Mr. Farabi jointly with his wife, Paula Farabi. Mr. Farabi has shared voting and investment power with respect to such shares.
 (6) Vernon L. Plattner is a director of Pittsburg Bancshares. Includes 15.1138 shares held by Vernon L. Plattner as trustee of the Vernon L. Plattner Trust under trust agreement dated December 30, 1986. Mr. Plattner has voting and investment power of such shares. Also includes 790.9534 shares held by Vernon L. Plattner as trustee of the Betty N. Plattner "B" Trust under trust agreement dated December 30, 1986. Mr. Plattner has voting and investment power of such shares. Also includes 151.1376 shares held by Emma Jean "Jeanne" Plattner as trustee of the Jeanne Plattner Revocable Living Trust dated October 27, 1994. Emma Jean Plattner is the wife of Vernon L. Plattner. Mr. Plattner disclaims beneficial ownership of such shares.
 (7) Byron A. Deill is a director of Pittsburg Bancshares. Includes 100.7584 shares held by Mary Lou Deill, wife of Byron A. Deill. Mrs. Deill has voting and investment power of such shares, and Mr. Deill disclaims beneficial ownership of his wife's shares. Also includes 229.7291 shares held by Broadway Lumber Co., Inc. Mr. Deill is the President and principal shareholder of such company and has voting and investment power with respect to such shares. Also includes 173.3044 shares held by Deill Construction Co., Inc. Mr. Deill is the President and principal shareholder of such company and has voting and investment power with respect to such shares.
 (8) James L. Belew is a director of Pittsburg Bancshares. All shares are held by James L. Belew as trustee of the James L. Belew Trust under trust agreement dated September 27, 1990. Mr. Belew has voting and investment power with respect to such shares.
 (9) George E. Pitzer is a director of Pittsburg Bancshares. Includes 478.6024 shares held by Mr. Pitzer's wife, Billie R. Pitzer. Mrs. Pitzer has voting and investment power of such shares, and Mr. Pitzer disclaims beneficial ownership of his wife's shares.
(10)Harvey R. Dean is a director of Pittsburg Bancshares. All shares are held by Mr. Dean jointly with his wife, Sharon K. Dean. Mr. Dean has shared voting and investment power with respect to such shares.
(11)Judith A. Westhoff is Secretary and a director of Pittsburg Bancshares. All shares are held by Mrs. Westhoff jointly with her husband, Julian Westhoff. Mrs. Westhoff has shared voting and investment power with respect to such shares.
(12)Ronald L. Rhodes is a director of Pittsburg Bancshares. All shares are held by Mr. Rhodes jointly with his wife, Barbara T. Rhodes. Mr. Rhodes has shared voting and investment power with respect to such shares.
(13)Thomas W. Bryant is a director of Pittsburg Bancshares. All shares are held by Mr. Bryant jointly with his wife, Koeta K. Bryant. Mr. Bryant has shared voting and investment power with respect to such shares.

BANK STOCK OWNERSHIP

  As of December 31, 1997, Pittsburg Bancshares owned 97% of the Bank Stock, no other person was known to the Bank to be the beneficial owner of more than five percent of the outstanding Bank Stock and no director or executive officer of the Bank was known to own shares of Bank Stock.

                     DIFFERENCES IN RIGHTS OF SHAREHOLDERS

GENERAL

  Pittsburg Bancshares is incorporated in the State of Kansas, the Bank is organized under the laws of the United States and Commerce is incorporated in the State of Missouri. Pittsburg Bancshares shareholders, whose rights are currently governed by Kansas law (including the KGCC), the Pittsburg Bancshares Articles of Incorporation and Pittsburg Bancshares Bylaws, and the Bank shareholders, whose rights are currently governed by Kansas law, the National Bank Act, the Bank Articles of Association and the Bank Bylaws, will, upon consummation of the Merger and Exchange, become shareholders of Commerce. After such time, their rights will then be governed by Missouri law, including the Missouri General and Business Corporation Law (the "MGBCL"), the Commerce Articles of Incorporation and the Commerce Bylaws.

  Material differences that may affect the rights and interests of shareholders of Pittsburg Bancshares and the Bank and Commerce are set forth below. This summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the National Bank Act, KGCC, MGBCL, the Pittsburg Bancshares Articles of Incorporation, the Bank Articles of Association, the Pittsburg Bancshares Bylaws, the Bank Bylaws, the Commerce Articles of Incorporation and the Commerce Bylaws.

NUMBER OF DIRECTORS AND TERM

  The Bank Articles of Association and the Pittsburg Bancshares Bylaws provide that the number of directors of each corporation shall be between five and twenty-five, each of whom shall serve a term of one year. Under the Commerce Bylaws, the Commerce Board consists of twelve directors; however the Commerce Board has the authority to increase or decrease (but not below 3) the exact number of directors. Currently, the Commerce Board consists of fifteen directors.

  The Commerce Bylaws provide that directors are elected to a three year term. The Commerce Articles of Incorporation and the Commerce Bylaws provide for a staggered Board of Directors comprised of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

REMOVAL OF DIRECTORS

  The Pittsburg Bancshares Bylaws provide directors may be removed, with or without cause, at a meeting of the shareholders by a majority vote of the shares then entitled to vote. Neither the Bank Articles of Association nor the Bank Bylaws specifically provide for the removal of directors, thus Bank directors are removable according to the provisions of the KGCC. Under the KGCC directors may be removed by shareholders with or without cause by a majority vote of the shareholders. The Commerce Articles of Incorporation provide that the entire Board of Directors may only be removed by an 80% majority of the shares then entitled to vote for the election of directors.

VOTING

  Pittsburg Bancshares, Bank and Commerce shareholders do not have cumulative voting rights in connection with the election of directors and each outstanding share of each of the corporations stock is entitled to one vote on each matter submitted to shareholder vote.

  The Pittsburg Bancshares and Bank Bylaws state that unless required otherwise by law, issues brought before a meeting of shareholders will be decided by a vote of the holders of a majority of the shares represented and entitled to vote. The Commerce Bylaws (except with respect to the election of directors who are elected by a plurality) contain a similar provision. Special voting provisions apply in the case of a merger or change in control. See "-- Shareholders' Vote for Mergers; Anti-takeover Statutes."

DIVIDENDS AND LIQUIDATION PREFERENCE

  Holders of shares of Commerce Common Stock, Pittsburg Bancshares Stock and Bank Stock are entitled to dividends when and if declared by the Boards of Directors of their respective corporations; upon liquidation, such holders are entitled to share pro rata in the assets of their respective corporations remaining after payments to creditors and any preferred shareholders.

PREEMPTIVE RIGHTS

  Holders of Bank Stock have preemptive rights to new issues of Bank Stock. Holders of Pittsburg Bancshares Stock and Commerce Common Stock do not have preemptive rights.

SPECIAL MEETINGS

  The Pittsburg Bancshares Bylaws provide that the Chairman of the Board, the President, the Secretary, the Board of Directors and shareholders owning at least one-fifth of the Pittsburg Bancshares Stock entitled to vote at any such meeting may each call special shareholder meetings. Special shareholder meetings of the Bank may be called by any three or more shareholders owning in the aggregate at least 10% of the Bank Stock or by the Bank's Board of Directors. The Commerce Bylaws provide that special meetings of the Commerce shareholders may only be called by its Chairman of the Board, its President or a majority of the Commerce Board.

INDEMNIFICATION; LIMITATION OF LIABILITY

  The MGBCL and the KGCC permit indemnification of officers, directors and others on substantially similar terms. A corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation's right to provide further indemnification.
  The Bank Articles of Association provide rights of indemnification generally as set forth in the KGCC described above. The Pittsburg Bancshares Bylaws provide rights of indemnification generally as set forth in the KGCC described above, except that the right of indemnification is limited to directors and officers. The Commerce Bylaws provide rights of indemnification generally as set forth in the MGBCL described above, except that the right of indemnification is limited to directors and officers.

SHAREHOLDER INSPECTION

  Under the KGCC, any shareholder may inspect the corporation's stock ledger, shareholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a shareholder. The KGCC specifically provides that a shareholder may appoint an agent for the purpose of examining the stock ledger, list of shareholders or other books and records of the corporation. A shareholder may apply to the Kansas district court to compel inspection in the event the shareholder's request to examine the books and records is refused. In general, the corporation has the burden of proving an improper purpose where that shareholder requests to examine only the shareholder ledger or the shareholder list, and in all other circumstances. the shareholder has the burden of proving a proper purpose. The right of shareholders to inspect under the KGCC is generally similar to that of shareholders under the MGBCL. Neither the MGBCL nor Missouri case law, however, provides specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the KGCC, in a given situation, a Missouri shareholder may be provided with less guidance as to the scope of its ability to inspect the books and records of the corporation.

AMENDMENT OF ARTICLES OF INCORPORATIONS

  Under the KGCC, the Pittsburg Bancshares Articles of Incorporation and the Bank Articles of Association may be amended upon a resolution of the Pittsburg Bancshares or the Bank Board, as the case may be, proposing the amendment and its submission to their respective shareholders for their approval by the majority of the shares of Pittsburg Bancshares Stock or Bank Stock entitled to vote. Pursuant to KGCC, any amendment that would adversely affect the rights of holders of Pittsburg Bancshares Stock or Bank Stock requires the approval of a majority of the holders of such class of stock.

  The Commerce Articles of Incorporation provide that provisions of the Commerce Articles of Incorporation dealing with the number, term, and removal of directors, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least three-fourths of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change or repeal any provision of the Commerce Articles of Incorporation as the MGBCL, which is identical to the KGCC in this respect, provides.

AMENDMENT OF BYLAWS

  The shareholders of Pittsburg Bancshares and the Bank may make, alter, amend or repeal their respective bylaws by a majority vote of the shares entitled to vote thereon. The Directors of Pittsburg Bancshares and the Bank may make, alter and amend their Bylaws. However, the Pittsburg Bancshares Board of Directors may not amend, repeal, or alter provisions which the shareholders of Pittsburg Bancshares expressly prohibited the Board of Directors from amending, repealing or altering at the time of the Shareholders enactment of any such provision. The Commerce Articles of Incorporation authorize the Commerce Board to make, alter and repeal bylaws, subject to the rights of shareholders at any regular or special meeting to alter or repeal bylaws made by the Commerce Board.

NOTICE OF SHAREHOLDER PROPOSALS; NOMINATIONS OF DIRECTORS

  The Pittsburg Bancshares and the Bank Bylaws contain special requirements for providing advance notice if any shareholder intends to nominate a director not a member of current management. In such a case, the shareholders must provide written notice to the respective corporation's President and to the Comptroller of Currency, Washington D.C., not less than fourteen nor more than fifty days prior to any shareholders meeting. However, if less than twenty-days notice of the meeting is given to shareholders, notice to the above must be given within seven days of the mailing of the notice of the meeting. Shareholders are required to provide a description of the qualifications and business or professional experience of each proposed nominee. Generally, they must disclose the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

  The Commerce Bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder's intent to the Secretary of Commerce. Such notice must be received by the Secretary not later than the later sixty days nor more than ninety days in advance of such meeting.

  Such written notice must set forth (i) a brief description of the proposal and the reasons for it (ii) the name and address of the shareholder, (iii) the class and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, (v) a representation that such shareholder will appear in person or proxy at the annual meeting and (vi) if such business is a nomination for director, each nomination sought to be made, together with a description of the qualifications and business or professional experience of each proposed nominee and disclosing the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

SHAREHOLDERS' VOTE FOR MERGERS

  In the area of mergers and/or other corporate reorganizations, the KGCC differs from the MGBCL in a number of respects. A corporation incorporated under the KGCC must obtain the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger with another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, the MGBCL requires the approval of persons holding at least two-thirds of the outstanding shares entitled to vote thereon.

  The KGCC does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing articles of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. The MGBCL has no such exception.

  Neither the MGBCL nor the KGCC requires a vote of a corporation's shareholders if such corporation is merged with and into a parent corporation that owns 90% or more of such corporation's stock.

APPRAISAL RIGHTS

  Both the KGCC and the MGBCL provide appraisal rights to shareholders entitled to vote in merger transactions (except as indicated below). The MGBCL also provides such rights in a sale of assets, unless pursuant to a voluntary dissolution of the corporation, whereas the KGCC does not. The KGCC does not recognize dissenters' rights of appraisal in a merger or consolidation if the dissenting shares of the corporation are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, or if the corporation is the surviving corporation and no vote of its shareholders is required, subject to certain exceptions.

ANTI-TAKEOVER STATUTES

  The MGBCL and KGCC contain certain provisions which may be deemed to have an anti-takeover effect.

  The KGCC contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who, after any acquisition of shares of a publicly traded corporation, has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of (i) 20% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of Interested Shares. "Interested Shares" are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

  A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, merger involving the corporation which satisfy the other requirements of the KGCC, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. The Pittsburg Bancshares Articles of Incorporation and the Bank Articles of Association and the Pittsburg Bancshares Bylaws and the Bank Bylaws do not "opt out" of the Control Share Acquisition Statute. Because the Bank does not have more than one hundred shareholders, the provisions of the Control Share Acquisition Statute are presently inapplicable to it.

  The MGBCL contains a control share acquisition statute similar to that contained in the KGCC; however, the Commerce Bylaws "opt out" of its provisions.

  The MGBCL also contains a business combination statute that protects domestic corporations from unsolicited take-overs by prohibiting certain transactions. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" and its "Affiliates" and "Associates" (as defined therein). A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock and any reclassifications, recapitalization and reorganizations that increase the proportionate voting power of the Interested Shareholder. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the Missouri business combination statute, a Missouri corporation may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the board of directors prior to the date on which the Interested Shareholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (iii) a Business Combination that satisfies certain detailed fairness and procedural requirements. Notwithstanding the foregoing, unless the board of directors of the corporation approved such Business Combination prior to the date on which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after such date.

  The MGBCL exempts from its business combination provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their original articles of incorporation or, under certain circumstances, adopt amendments to their bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The Commerce Articles and Commerce Bylaws do not "opt out" of the Missouri business combination statute.

  The KGCC contains a business combination statute similar to that contained in the MGBCL. Like the Missouri business combination statute, the Kansas business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation (an "Interested Shareholder"). The prohibition can be avoided if, prior to the date on which the shareholder becomes an Interested Shareholder, the Board of Directors of the Kansas corporation approves either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder. The MGBCL imposes a longer prohibition period on transactions with Interested Shareholders than the three-year prohibition provided for under the KGCC, thereby potentially increasing the period during which an unsolicited takeover may be frustrated. In addition, the KGCC, unlike its Missouri counterpart, does not apply if the Interested Shareholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the shareholder's becoming an Interested Shareholder. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the KGCC. The Bank Articles of Association and Bylaws and the Pittsburg Bancshares Articles of Incorporation and Bylaws do not "opt out" of the Kansas business combination statute; however, because there is no public market for the securities of either Pittsburg Bancshares or the Bank, the provisions of the business combination statute are presently inapplicable to them.

PREFERRED SHARE PURCHASE RIGHTS PLAN

  As described in the Form 8-A12G/A Registration Statement filed by Commerce with the SEC on June 10, 1996 and incorporated herein by reference, Commerce Common Stock has attached rights to acquire shares of preferred stock in response to certain takeover proposals. Neither Pittsburg Bancshares nor the Bank have a rights plan.

         SELECTED CONSOLIDATED FINANCIAL DATA OF PITTSBURG BANCSHARES

  The following table sets forth certain historical financial data with respect to Pittsburg Bancshares on a consolidated basis. The financial data as of September 30, 1997 and December 31, 1995, 1994, 1993 and 1992 and the years ended December 31, 1995, 1994, 1993 and 1992 and for the nine month periods ended September 30, 1997 and 1996 is unaudited, however it reflects all normal recurring adjustments which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for such interim periods. The results for the interim periods presented herein are not necessarily indicative of results to be expected for any other period or for the entire fiscal year. The information contained in this table should be read in conjunction with Pittsburg Bancshares' historical Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                      DECEMBER 31,
                         SEPTEMBER 30, ------------------------------------------
                             1997        1996     1995     1994    1993    1992
                         ------------- -------- -------- -------- ------- -------
                                          (DOLLARS IN THOUSANDS)
SELECTED CONSOLIDATED
 STATEMENT OF CONDITION
 INFORMATION:
  Total assets..........   $119,307    $114,526 $108,150 $101,706 $98,493 $96,048
  Loans, net of
   allowance for loan
   losses...............     54,548      50,448   49,335   45,551  40,523  31,830
  Investment securities.     52,448      52,553   50,825   46,619  49,077  55,834
  Total deposits........    103,164      96,508   92,461   90,541  87,956  86,290
  Short-term borrowings.      1,318       4,118    2,832        0       0       0
  Stockholders' equity..     13,548      12,625   11,577   10,113   9,360   8,438

                         AT OR FOR THE
                          NINE MONTHS
                             ENDED                 AT OR FOR THE
                         SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                         --------------  --------------------------------------
                          1997    1996    1996    1995    1994    1993    1992
                         ------  ------  ------  ------  ------  ------  ------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATION
 INFORMATION:
  Interest income....... $6,239  $5,806  $7,831  $7,525  $6,357  $6,226  $6,803
  Interest expense......  2,932   2,754  $3,704   3,473   2,631   2,580   3,245
  Net interest income...  3,307   3,052   4,127   4,052   3,726   3,646   3,558
  Provision for loan
   losses...............     79      68      90     100      90     128     170
  Net interest income
   after provision for
   loan losses..........  3,228   2,984   4,037   3,952   3,636   3,518   3,388
  Noninterest income....    655     528     715     584     551     526     553
  Noninterest expense...  1,941   1,824   2,484   2,427   2,250   2,137   1,998
  Provision for income
   taxes................    630     502     664     555     585     586     625
  Net income............  1,271   1,150   1,556   1,506   1,299   1,270   1,267
PER SHARE DATA
  Earnings per common
   share................ $17.61  $15.91  $21.53  $20.88  $18.11  $17.61  $17.57
  Cash dividends
   declared per common
   share................   5.70    2.96    6.00    5.58    5.20    5.00    5.15
  Book value per common
   share................ 187.69  171.49  174.82  160.21  140.92  130.43  117.56
  Dividend payout ratio.   32.4%   18.6%   27.9%   26.7%   28.7%   28.4%   29.3%
  Weighted average
   number of common
   shares outstanding... 72,204  72,250  72,243  72,162  71,762  71,771  71,857
FINANCIAL RATIOS
  Return on average
   assets (1)...........    1.5%    1.4%    1.4%    1.4%    1.3%    1.3%    1.4%
  Return on average
   shareholders' equity
   (1)..................   13.0%   12.8%   12.9%   13.9%   13.4%   14.3%   15.8%
  Average equity to
   average assets.......   11.2%   10.8%   11.3%   10.9%    9.7%    9.2%    8.5%
  Earnings to fixed
   charges..............  164.9%  160.0%  159.9%  159.4%  171.6%  171.9%  158.3%
  Net interest margin...   3.05%   2.97%   3.99%   4.11%   4.03%   4.05%   4.14%
  Net interest spread...   2.44%   2.33%   3.32%   3.43%   3.53%   3.96%   3.58%

--------
(1) Interim ratios have been annualized for purposes of comparability with year-end data.
(2) The ratio of earnings to fixed charges is computed by dividing the sum of income before taxes and fixed charges by the sum of fixed charges. Fixed charges represent interest expense and payment of debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  CONSOLIDATED FINANCIAL CONDITION AND RESULTS
                     OF OPERATIONS OF PITTSBURG BANCSHARES

  The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Pittsburg Bancshares and the related notes. As used in the following discussion, the term "Company" refers to Pittsburg Bancshares and its subsidiary on a consolidated basis; the term "Bank" refers to City National Bank of Pittsburg; and the term "Pittsburg Bancshares" refers to Pittsburg Bancshares, Inc. on a parent company only basis.

RESULTS OF OPERATIONS

GENERAL

  The Company's net earnings for 1996 increased $50,000, or 3.3%, as compared to 1995, primarily as a result of increases in net interest income and noninterest income of $75,000 and $131,000, respectively, which was partially offset by increases in the provision for income taxes and noninterest expense of $109,000 and $56,000, respectively. Net earnings for 1995 increased $207,000, or 15.9%, as compared to 1994, primarily as a result of an increase in net interest income of $326,000, which was partially offset by an increase in noninterest expense of $177,000. Net earnings for the nine months ended September 30, 1997 increased $121,000, or 10.5%, as compared to the same period in 1996, primarily as a result of increases in net interest income and noninterest income of $255,000 and $128,000, respectively, which was partially offset by increases in the provision for income taxes and noninterest expense of $128,000 and $117,000, respectively.

NET INTEREST INCOME

  Net interest income, the primary source of earnings for the Company, is the difference between interest income earned on loans and other earning assets, and interest paid on deposits and other interest bearing liabilities. Earning assets include loans, investment securities and federal funds sold. Interest bearing liabilities include interest-bearing deposits (NOW accounts, MMDA, savings and others), time deposits, federal funds purchased and securities sold under agreements to repurchase.

  The following table sets forth the Company's average balance of assets, liabilities and stockholders' equity as well as the amount of interest income or interest expense and the average rate for each category of interest earning assets and interest bearing liabilities. Included in the average balances are non-accruing loans. Loan fees are included in interest income. Average balances are computed on a daily basis.

                                               DECEMBER 31,
                            ---------------------------------------------------
                                      1996                      1995
                            ------------------------- -------------------------
                            AVERAGE  INTEREST AVERAGE AVERAGE  INTEREST AVERAGE
                            BALANCE  AND FEES RATE(4) BALANCE  AND FEES RATE(4)
                            -------- -------- ------- -------- -------- -------
                                          (DOLLARS IN THOUSANDS)
ASSETS
 Cash and due from
  banks(1)................. $  3,622                  $  3,595
 Federal funds sold........    1,990  $  106   5.31%     2,963  $  167   5.63%
 Taxable investment
  securities...............   40,216   2,524   6.23     37,006   2,365   6.39
 Non-taxable investment
  securities...............   11,627     601   5.17     10,923     590   5.40
 Loans, net(2).............   49,557   4,600   9.28     47,698   4,403   9.23
                            --------  ------          --------  ------
   Total interest earnings
    assets.................  103,390   7,831   7.57%    98,590   7,525   7.63%
Bank premises and
 equipment.................    2,308                     2,114
Other assets...............    1,747                     2,878
                            --------                  --------
   Total assets............ $111,067                  $107,177
                            ========                  ========

                                               DECEMBER 31,
                            ---------------------------------------------------
                                      1996                      1995
                            ------------------------- -------------------------
                            AVERAGE  INTEREST AVERAGE AVERAGE  INTEREST AVERAGE
                            BALANCE  AND FEES RATE(4) BALANCE  AND FEES RATE(4)
                            -------- -------- ------- -------- -------- -------
                                          (DOLLARS IN THOUSANDS)
LIABILITIES AND
 SHAREHOLDERS' EQUITY
 Non-interest bearing
  deposits................. $ 10,688                  $ 11,205
 Interest bearing
  deposits.................   31,354  $  801   2.55%    30,962  $  827   2.67%
 Time deposits.............   52,422   2,725   5.20%    50,026   2,551   5.10%
 Federal funds purchased
  and securities sold
  under agreements to
  repurchase...............    3,389     178   5.25      1,650      95   5.76
                            --------  ------          --------  ------
   Total interest bearing
    liabilities............   87,165   3,704   4.25     82,638   3,473   4.20
                                      ------                    ------
 Other liabilities.........      713                     1,694
 Stockholders' equity......   12,501                    11,640
                            --------                  --------
   Total liabilities and
    stockholders' equity... $111,067                  $107,177
                            ========                  ========
NET INTEREST INCOME, NET
 INTEREST SPREAD...........           $4,127   3.32%            $4,052   3.43%
NET INTEREST YIELD(3)......                    3.99%                     4.11%

--------
(1) Includes non-interest bearing balances, cash and cash items.
(2) Loans, net of loan losses.
(3) Net interest yield is net interest earnings divided by total interest-earning assets, with net interest earnings equal to the difference between total interest earned and total interest paid.
(4) Annualized.

  The effect of changes in average balance and rate from the corresponding prior period on interest income, interest expense and net interest income for the years ended December 31, 1996 is set forth below. The effect of a change in average balance has been determined by applying the average rate for the earlier period to the change in the average balance for the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance for the earlier period to the change in the average rate for the later period, as compared with the earlier period. The variances attributable to simultaneous balance and rate changes have been allocated in proportion to the relationship of the dollar amount of change in each category.

                                                   1996 COMPARED WITH 1995
                                                  -------------------------------
                                                  INCREASE (DECREASE)
                                                  DUE TO A CHANGE IN
                                                  ----------------------
                                                   AVERAGE      AVERAGE
                                                   BALANCE       RATE       TOTAL
                                                  ---------    ---------    -----
                                                   (DOLLARS IN THOUSANDS)
      Interest earned on:
        Federal funds sold.......................  $     (52)   $      (9)  $(61)
        Taxable investment securities............        200          (41)   159
        Non-taxable investment securities........         36          (26)    10
        Loans, net...............................  $     172           25    197
                                                   ---------    ---------   ----
        Total interest income....................  $     356    $     (51)  $305
                                                   ---------    ---------   ----
      Interest paid on:
        Interest-bearing deposits (NOW accounts,
         MMDA, savings and other)................  $      12    $     (37)  $(25)
        Time deposits............................        121           52    173
        Federal funds purchased and securities
         sold under agreements to repurchase.....        100          (18)    82
                                                   ---------    ---------   ----
        Total interest expense...................  $     233    $     (03)  $230
                                                   ---------    ---------   ----
      Change in net interest income..............  $     123    $     (48)  $ 75
                                                   =========    =========   ====
      Percent decrease in net interest income
       over the prior period.....................                           1.85%

  Interest Income. Total interest income increased $305,000, or 4.1%, in 1996 compared to 1995. Contributing to this increase was a $197,000, or 4.4% increase in interest income from loans and a $108,000, or 3.4%, increase in interest income from investment securities and other interest earning assets. These increases are primarily attributable to higher average balances as a result of loan growth and purchases of investment securities.

  Total interest income increased $1,168,000, or 18.4%, in 1995 compared to 1994. Contributing to this substantial increase was a $796,000, or 22.1%, increase in interest income on loans and a $372,000, or 13.5%, increase in interest income on investment securities and other interest earning assets. The increase in interest income was the result of higher average balances due to loan growth and purchases of investment securities as well as an increase in interest rates.

  Total interest income increased $433,000, or 7.5%, for the first nine months of 1997 compared to the same period of 1996. Contributing to this increase was a $326,000, or 9.5%, increase in interest income on loans, which was the result of higher average balances due to loan growth combined with a slight increase in interest rates.

  Interest Expense. Total interest expense increased by $230,000, or 6.6%, in 1996 compared to 1995. This increase is primarily attributable to a $148,000, or 4.4%, increase in interest expense on deposits paid by the Bank and an $82,000, or 86.3%, increase in interest expense on federal funds purchased and securities sold under agreements to repurchase. Interest expense increased primarily due to higher average balances in interest bearing deposits and other borrowings. As a result of these changes and the changes in interest income in 1996, net interest margin increased $75,000, or 1.8%, in 1996 compared to 1995.

  Total interest expense increased $842,000, or 32.0%, in 1995 compared to 1994. Such increase is primarily due to a $763,000, or 29.2%, increase in interest expense on deposits paid by the Bank and a $79,000, or 493.8%, increase in interest expense on federal funds purchased and securities sold under agreements to repurchase. Interest expense increased due to higher average balances in interest bearing deposits and other borrowings and an increase in interest rates. As a result of the changes described above, the net interest margin increased $326,000, or 8.8%, in 1995.

  Total interest expense increased by $178,000, or 6.5%, for the first nine months of 1997 compared with the same period in 1996. Such increase is primarily attributed to a $226,000, or 8.6%, increase in interest expense on deposits paid by the Bank to its depositors. This increase in interest expense was offset by a $48,000, or 34.5%, decrease in interest expense paid by the Bank on federal funds purchased and securities sold under agreements to repurchase. Interest expense on deposits increased primarily due to higher average balances in interest bearing deposits. As a result of the changes described above, the net interest margin increased by $255,000, or 8.4%, for the first nine months of 1997.

PROVISION FOR LOAN LOSSES

  The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings, in order to maintain the allowance for loan losses at a level which is considered adequate, in relation to the estimated risk inherent in the loan portfolio. See "--Financial Condition--Allowance for Loan Losses." The provision for loan losses was $90,000 in 1996 compared to $100,000 in 1995, and $79,000 for the first nine months of 1997 compared to $68,000 for the same period in 1996. Actual net loan charge-offs (recoveries) for 1996, 1995 and the first nine months of 1997 were $20,000, $(5,000) and $5,000, respectively, or .04%, (.01)%
and .01% (annualized) of average total loans.

  The following table presents an analysis of the Company's loss experience for the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
                                                     (DOLLARS IN THOUSANDS)
      Balance at beginning of period................ $       751  $       646
      Charge-offs:
        Real estate loans: construction.............         -0-          -0-
        Real estate loans: mortgage.................         -0-          -0-
        Installment loans...........................          25           15
        Commercial loans and other..................           2            2
      Recoveries:
        Real estate loans: construction.............         -0-          -0-
        Real estate loans: mortgage.................         -0-          -0-
        Installment loans...........................           6            9
        Commercial loans and other .................           1           13
        Net provision for loan losses...............          90          100
        Additional provision for loan losses........         -0-          -0-
        Additions charged to operations.............         -0-          -0-
                                                     -----------  -----------
      Balance at end of period...................... $       821  $       751
                                                     ===========  ===========
      Ratio of net charge-offs during the period to
       average net loans outstanding during the
       period.......................................         .04%        (.01)%

  The following table presents a breakdown of the allowance for loan losses for the period indicated.

                                                 DECEMBER 31,
                                -----------------------------------------------
                                         1996                    1995
                                ----------------------- -----------------------
                                       PERCENT OF LOANS        PERCENT OF LOANS
                                       IN EACH CATEGORY        IN EACH CATEGORY
                                AMOUNT  TO TOTAL LOANS  AMOUNT  TO TOTAL LOANS
                                ------ ---------------- ------ ----------------
                                            (DOLLARS IN THOUSANDS)
      Balance at end of Period
       Applicable to:
        Real estate loans:
         construction.........   $  9          3%        $-0-          3%
        Real estate loans:
         mortgage.............    218         70%         212         65%
        Installment loans.....     78         16%          81         17%
        Commercial loans and
         other................    204         11%         247         15%
        Unallocated allowance.    312         N/A         211         N/A
                                 ----        ----        ----        ----
          Total...............   $821        100%        $751        100%
                                 ====        ====        ====        ====

  The following table presents an analysis of the activity in the foreclosed assets held for sale account for the period indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1996          1995
                                                     ------------  -----------
                                                     (DOLLARS IN THOUSANDS)
      Balance at beginning of period................ $        -0-          $22
      Foreclosures during the year..................           46           84
      Writedowns during the year....................           (1)          (3)
      Proceeds from sales...........................          (39)         (98)
      Gain (loss) on sales (net)....................          -0-           (5)
                                                     ------------  -----------
      Balance at end of period......................            6            0
                                                     ============  ===========
      Ratio of foreclosed assets to loans
       outstanding..................................          .01%           0%

  At January 1, 1995, the Company had one foreclosed property held in Other Real Estate Owned ("OREO") which was a residential property with a book value of $22,000. During 1995, the Company had no foreclosures, and sold one residential property held in OREO. The remaining activity in this account represents repossessions.

  During 1996, the Company had two foreclosures and sold two residential properties. As of December 31, 1996, the Company had no properties held in OREO. The remaining activity and balance in this account represents repossessions.

NONINTEREST INCOME

  Noninterest income increased $131,000, or 22.4%, in 1996 compared to 1995. This increase is primarily attributable to (i) an increase in income from fiduciary activities of $18,000, (ii) an increase in commission income of $64,000 from increased sales in the investment services provided to customers, and (iii) an increase in service charges on deposit accounts of $24,000.

  Noninterest income increased $33,000, or 5.9%, in 1995 compared to 1994. This increase is primarily attributable to (i) an increase in service charges on deposit accounts of $29,000, (ii) an increase of $26,000 from realized gains on available for-sale securities and (iii) partial offsets by a decrease in income from fiduciary activities of $7,000, and a decrease of $23,000 in credit card fees.

  Noninterest income increased by $128,000, or 24.2%, for the first nine months of 1997 compared to the same period of 1996. This increase is primarily attributable to (i) an increase in income from fiduciary activities of $34,000 due to a one-time fee related to an estate and (ii) an increase in commissions from growth of investment services provided to customers of $57,000.

NONINTEREST EXPENSE

  Noninterest expense increased $56,000, or 2.3%, in 1996 compared to 1995. This increase was primarily attributable to (i) an increase in employee expense of $103,000 due to the opening of a new branch location, (ii) an increase in net occupancy expense of $105,000 due to such opening (iii) a decrease in the deposit insurance premium expense of $101,000, (iv) a decrease in data processing expenses of $47,000 due to a change in service bureaus and (v) a decrease in contributions of $49,000.

  Noninterest expense increased $177,000, or 7.9%, in 1995 compared to 1994. Such increase was primarily attributable to (i) an increase in employee expense of $134,000, (ii) an increase in examinations and dues expense of $33,000,
(iii) a decrease in the deposit insurance premium expense of $93,000 and (iv) an increase in contributions of $78,000.

  Noninterest expense increased by $117,000, or 6.4%, for the first nine months of 1997 compared with the same period of 1996 primarily due to (i) an increase in employee expense of $56,000 and (ii) an increase of $26,000 in expenses related to investment services provided to customers.

INCOME TAX EXPENSE

  The Company recognized income tax expense of $664,000, $555,000, $585,000, $630,000 and $502,000 for 1996, 1995, 1994, and the first nine months of 1997 and 1996, respectively. The effective tax rates such periods were 29.3%, 26.3%, 30.2%, 32.5% and 29.7%, respectively.

FINANCIAL CONDITION

LOAN PORTFOLIO ANALYSIS

  Total net loans (after allowance for loan losses) on December 31, 1996 increased $1,114,000, or 2.3%, compared to December 31, 1995, $3,784,000, or
8.3%, on December 31, 1995 compared to December 31, 1994, and $4,505,000, or 9.0%, on September 30, 1997 compared to September 30, 1996.

  The following table presents the amount of loans outstanding at the dates indicated, according to loan category:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
      Real estate loans: construction.......................... $ 1,426 $ 1,209
      Real estate loans: mortgage..............................  35,733  32,561
      Installment loans........................................   8,340   8,572
      Commercial loans and other...............................   5,770   7,744
                                                                ------- -------
          Total................................................ $51,269 $50,086
                                                                ======= =======

  Real estate construction loans consist primarily of residential and commercial construction loans for properties located in Pittsburg, Kansas and surrounding communities. These loans aggregated approximately $1,091,000 and $726,000 at September 30, 1997 and 1996, respectively. The increase in this category of loans in 1997 is the result of continued market growth. The Company has experienced relatively few charge-offs related to this category of loans during the past two years.

  Real estate mortgage loans, including 1-4 family and multi-family loans, are collateralized by residential properties that are principally located in Pittsburg, Kansas and surrounding communities. These loans aggregated approximately $26,004,000 and $23,177,000 at September 30, 1997 and 1996,
respectively. The Company has experienced relatively few charge-offs related to this category of loans during the past two years.

  Real estate-non-farm, non-residential loans are secured by commercial properties principally located in Pittsburg, Kansas and surrounding communities. These loans aggregated approximately $13,752,000 and $11,309,000 at September 30, 1997 and 1996, respectively. The Company has experienced relatively few charge-offs related to this category of loans during the past two years.

  Commercial and industrial loans are comprised primarily of loans to customers in the Pittsburg, Kansas trade area and are diversified from an industry and customer standpoint, which helps to minimize risk. Consistent with management's emphasis on relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking service. Management believes the inherent risks of commercial and industrial loans to be relatively low, given the diversity of the portfolio and collateral margins.

  The consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, home improvements, education and recreational purposes. New charge-offs of consumer loans have been relatively low for the past several years. Management believes the inherent risks associated with these loans to be relatively low and that net charge-offs on these loans will continue to be below industry averages, due to sufficient collateral margins and the diversity of the portfolio.

  The following table presents the maturities of certain loan categories at December 31, 1996.

                                                 WITHIN
                                                   ONE     1-5   OVER 5
                                                  YEAR    YEARS  YEARS   TOTAL
                                                 ------- ------- ------ -------
                                                         (IN THOUSANDS)
      Real estate loans: construction........... $ 1,426 $     0 $    0 $ 1,426
      Real estate loans: mortgage...............  18,396  13,120  4,217  35,733
      Installment loans.........................   3,362   3,922  1,056   8,340
      Commercial loans and other................   4,778     787    205   5,770
                                                 ------- ------- ------ -------
          Total loans........................... $27,962 $17,829 $5,478 $51,269
                                                 ======= ======= ====== =======

  The table below presents the interest rate sensitivity at December 31, 1996, on loans due after one year in the following categories.

                                                              FIXED   ADJUSTABLE
                                                             INTEREST  INTEREST
                                                              RATES     RATES
                                                             -------- ----------
                                                               (IN THOUSANDS)
      Real estate loans: construction....................... $     0    $    0
      Real estate loans: mortgage...........................   9,434     7,903
      Installment loans.....................................   4,664       314
      Commercial loans and other ...........................     480       512
                                                             -------    ------
          Total loans....................................... $14,578    $8,729
                                                             =======    ======

  The Company's loan portfolio is varied, with no undue concentration in any single industry, although most of the loans in the Company's portfolio have been made to borrowers in the Pittsburg, Kansas area.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

  Management has established an allowance for loan losses which reduces the total loans outstanding by an estimate of potential loan losses, plus an excess margin for potential future uncertainties. Loans deemed uncollectible are charged against and reduce the allowance. Provisions for loan losses are expensed against current income. The provision replenishes the allowance for loan losses and maintains the allowance at acceptable levels based upon the judgment of management. The allowance for loan losses is based upon current economic conditions, risks in the loan portfolio, historical loan loss experience and other factors which, in management's opinion, deserve current recognition. See "--Results of Operations--Provision for Loan Losses."

RISK ELEMENTS OF LOAN PORTFOLIO

  Management reviews the Company's loan portfolio continuously for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with consideration given to placing the loan on a nonaccrual status. Management then determines the need for additions to the allowance for loan loss or, if appropriate, partial or full charge-off. Those loans on which management does not expect to collect interest in the normal course of business, or which are 90 days or more past due as to principal or interest, are generally placed on nonaccrual status. After a loan is placed on nonaccrual status, interest income is recognized only on a cash basis so long as management is satisfied there is not impairment of the book value of the loan. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

  The following table presents the amount of non-performing loans outstanding at the dates indicated, by category:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
      Nonaccrual loans......................................... $    45 $    29
      Loans 90 days past due and still accruing................      86      75
      Restructured loans.......................................       0       0
                                                                ------- -------
          Total non-performing loans........................... $   131 $   104
                                                                ======= =======

  It is the Bank's stated policy that when a loan becomes over 90 days delinquent, it is automatically placed on nonaccrual status. In addition, other loans showing a high apparent risk and potential for deterioration in financial strength or collateral value may be placed on a nonaccrual status.

  As of December 31, 1996, the gross interest income on loans recorded for the year then ended was $4,600,000. The amount of interest income on the above-referenced loans accounted for in nonaccrual status that would have been recorded during such year if such loans had been current in accordance with their terms was $13,000, and in such case the gross interest income on loans would have been $4,613,000.

  As of December 31, 1995, the gross interest income on loans recorded for the year then ended was $4,403,000. The amount of interest income on the above-referenced loans accounted for in nonaccrual status that would have been recorded during such year if such loans had been current in accordance with their terms was $9,000, and in such case the gross interest income on loans would have been $4,412,000.

  The following table presents the book value of certain loans excluded from the previous table but classified by the Bank, as of December 31, 1996, as potential problem loans.

                                                                    BOOK VALUE
                                                                  --------------
                                                                  (IN THOUSANDS)
      Installment loans..........................................      $ 22
      Real estate loans: construction............................       -0-
      Real estate loans: mortgage................................       -0-
      Commercial loans and other.................................       357
                                                                       ----
          Total loans............................................      $379
                                                                       ====

INVESTMENT SECURITIES PORTFOLIO ANALYSIS

  The Company invests a portion of its available funds in short-term and longer-term instruments, including federal funds sold and investment securities. Investment securities include obligations of the U.S. Government or its agencies, obligations of state and political subdivisions and debt securities.

  Federal funds sold are used primarily for daily cash management purposes. The Company's investment securities portfolio is utilized to collateralize certain of the Bank's line of credit and public and fiduciary deposits. It also provides liquidity through proceeds from scheduled maturities. The majority of the Company's investment securities carry fixed interest rates, and at December 31, 1996 and September 30, 1997, the Company's investment portfolio reflected a net unrealized gain of approximately $239,000 and $383,000, respectively.

  The following table presents the Company's investments in certain securities accounted for as held to maturity ("HTM") or as available for sale ("AFS") on the dates indicated.

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
                                                                   BOOK VALUE
                                                                 (IN THOUSANDS)
      U.S. Government, HTM...................................... $   -0- $   300
      U.S. Government, AFS......................................   6,945   5,694
      U.S. Agencies, HTM........................................   9,856  12,098
      U.S. Agencies, AFS........................................  11,578  10,223
      Mortgage Backed Bonds, HTM................................   4,815   2,669
      Mortgage Backed Bonds, AFS................................   8,133   6,317
      Municipal Securities, HTM.................................  10,351  12,216
      Municipal Securities, AFS.................................     -0-     -0-
      Corporates................................................     804   1,126
                                                                 ------- -------
          Total Securities...................................... $52,482 $50,643
          Federal Funds Sold....................................   2,375     -0-
                                                                 ------- -------
          Total Investments..................................... $54,857 $50,643
                                                                 ======= =======

  The following table sets forth the amounts by book value and weighted average yields, as of December 31, 1996, of each category of investment listed in the preceding table maturing during certain time periods.

                                                            MATURING
                         -----------------------------------------------------------------------------------
                                        AFTER ONE     AFTER TWO     AFTER FIVE
                                         YEAR BUT     YEARS BUT     YEARS BUT
                          WITHIN ONE    WITHIN TWO   WITHIN FIVE    WITHIN TEN    AFTER TEN
                             YEAR         YEARS         YEARS         YEARS         YEARS          TOTAL
                         ------------  ------------  ------------  ------------  ------------  -------------
                         AMOUNT YIELD  AMOUNT YIELD  AMOUNT YIELD  AMOUNT YIELD  AMOUNT YIELD  AMOUNT  YIELD
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----  ------- -----
                                                         (IN THOUSANDS)
HELD TO MATURITY:
U.S. Government......... $  -0-  -0-%  $  -0-  -0-%    $-0-  -0-%  $ -0-   -0-%  $ -0-   -0-%     $-0-   -0-%
U.S. Agencies...........  5,551 5.81    1,921 6.01    1,812  7.0     572  5.85     -0-   -0-     9,856  6.08
Mortgaged Backed Bonds..    361 6.85      131  8.2    1,231  6.2     604  7.17   2,488  6.13     4,815  6.41
Municipal Securities....  1,834 4.45      880 5.41    3,216 5.49   3,616  5.23     805  5.13    10,351  5.17
Corporates..............    -0-  -0-      -0- -0--      365 5.69     -0-   -0-     439  6.27       804  6.00
                                                                                               ------- -----
                                                                                               $25,826 5.77%
                                                                                               ======= =====
AVAILABLE FOR SALE:
U.S. Government......... $2,897 5.77%  $2,993 5.72%  $1,055 6.36%  $ -0-   -0-%  $ -0-   -0-%  $ 6,945  5.87%
U.S. Agencies...........  2,250 5.80    2,105 6.10    5,164 7.07   2,059  5.76     -0-   -0-    11,578  6.40
Mortgaged Backed Bonds..    277  7.0      -0-  -0-    1,981 6.37   1,999  6.47   3,876  6.99     8,133  6.71
Municipal Securities....    -0-  -0-      -0-  -0-      -0-  -0-     -0-   -0-     -0-   -0-       -0-   -0-
                                                                                               ------- -----
                                                                                               $26,656 6.36%
                                                                                               ======= =====

  On December 31, 1996, the Company had no investments in the debt securities of any issuer (excluding U.S. Government and U.S. Agencies and corporations) with a book value of more than ten percent (10%) of the Company's shareholders' equity.

DEPOSITS

  The Bank's deposit base is its primary source of funds. The Bank offers a broad range of deposit products, including noninterest bearing demand deposits, NOW accounts, savings deposits, individual retirement accounts and certificates of deposit. Total deposits increased $4,046,000, or 4.4% at December 31, 1996, compared to December 31, 1995; $1,920,000, or 2.1% at December 31, 1995,
compared to December 31, 1994; and $6,790,000, or 7.0% at September 30, 1997, compared to September 30, 1996.

  At December 31, 1996, 11.6% of total deposits were in noninterest bearing demand accounts, 34.1% in savings and interest bearing demand accounts and 54.3% in certificates of deposit.

  The following table presents the average balances of and the average rate paid on certain deposit categories of deposits for the periods indicated.

                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                                  1996               1995
                                           ------------------ ------------------
                                            AVERAGE   AVERAGE  AVERAGE   AVERAGE
                                           BALANCE(1)  RATE   BALANCE(1)  RATE
                                           ---------- ------- ---------- -------
                                                  (DOLLARS IN THOUSANDS)
      Noninterest bearing:
        MMDA & Business Accounts..........  $11,954    2.99%   $12,816    2.96%
      Interest bearing:
        NOW Accounts......................   13,139    2.10     12,271    2.35
        Savings Deposits..................    6,261    2.64      5,875    2.70
        IRA...............................    4,353    5.26      3,917    5.03
        CDS under $100,000................   36,077    5.19     35,916    5.11
        CDS over $100,000.................   11,992    5.21     10,193    5.13
                                            -------            -------
          Total average deposits..........  $83,776            $80,988
                                            =======            =======

--------
(1) Averages are computed on a daily basis.

  The following table presents the amount outstanding as of December 31, 1996, of certain deposits in excess of $100,000 and the maturities thereof.

                                                            MATURING IN
                                                   -----------------------------
                                                      3     3 TO   OVER
                                                   MONTHS    12     12
                                                   OR LESS MONTHS MONTHS  TOTAL
                                                   ------- ------ ------ -------
                                                          (IN THOUSANDS)
      Type of Deposit:
        Certificates of Deposit................... $ 7,065 $5,133 $2,251 $14,449
        Other Deposits............................  10,651    -0-    -0-  10,651
                                                   ------- ------ ------ -------
          Total................................... $17,716 $5,133 $2,251 $25,100
                                                   ======= ====== ====== =======

SHORT-TERM BORROWINGS

  Short-term borrowings consist mainly of federal funds purchased and securities sold under agreements to repurchase. These amounted to $4,118,000 at December 31, 1996, and $2,832,000 at December 31, 1995. The average yield on short-term borrowings was 5.25% and 5.76% during 1996 and 1995, respectively. The majority of these investments have terms ranging from one to 33 days. The maximum amounts of short-term borrowings outstanding at any month end during 1996 and 1995 were $5,264,000 and $2,832,000, respectively. Information regarding the levels of short-term borrowings for 1996 and 1995 are as follows:

                                                    DECEMBER 31,
                                      -----------------------------------------
                                              1996                 1995
                                      -------------------- --------------------
                                       FEDERAL              FEDERAL
                                        FUNDS   SECURITIES   FUNDS   SECURITIES
                                      PURCHASED    SOLD    PURCHASED    SOLD
                                      --------- ---------- --------- ----------
                                               (DOLLARS IN THOUSANDS)
      Balance at end of period.......  $    0     $4,118     $250      $2,582
      Maximum outstanding during the
       period at any month end.......  $2,900     $4,462     $250      $2,582
      Average interest rate end of
       period........................    5.80%      5.65%    6.25%       5.61%
      Average outstanding during
       period........................  $  206     $3,183     $  8      $1,642
      Average interest rate for the
       period........................    5.86%      5.18%    5.67%       5.78%

  The average amount outstanding was computed from daily averages and the average interest rates for the period were computed by dividing the respective interest expense by the average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity risk is managed by the Company through the composition of its assets and liabilities in an effort to meet efficiently the borrowing needs and withdrawal requirements of its customers. Cash and cash equivalents include cash, due from banks and federal funds sold. The primary sources of the Company's liquidity are cash and cash equivalents and investment securities with short term maturities. The Company believes its process of asset/liability management allows adequate reaction time for trends in the marketplace as they occur, minimizing the negative impact of such trends on the net interest margin.

  As of September 30, 1997, the Company had cash and cash equivalents of $8,172,000 and investment securities maturing in less than one year of $9,888,000. These amounts represent approximately 15.1% of the Company's total assets at September 30, 1997 and provide the Company with sufficient resources to handle unforeseen deposit outflows and loan requirements.

  The Company's cash and cash equivalents increased $813,000 during the nine month period ended September 30, 1997. Net cash provided by operating activities aggregated $1,676,000. Net cash used in investing activities for this period approximated $4,111,000, primarily as a result of net loan originations. Net cash provided by financing activities approximated $3,248,000 for this time period primarily as a result of increased deposits of $6,657,000 and a decrease of $2,800,000 in short-term borrowings.

INTEREST RATE SENSITIVITY

  Asset and liability management encompasses both interest rate risk and liquidity management. The Company's net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yield on interest earning assets differently than the cost of the interest bearing liabilities. The Company monitors its asset and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk.

  Below is the "static gap" table for the Company as of December 31, 1996. This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given period. Excess assets or liabilities repricing in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the table. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

  The table indicates the Company is liability sensitive in the three months or less period and the after three months through twelve months period and is asset sensitive in all other periods. This means that during the three months or less period and after three months through twelve months period, interest bearing liabilities are repricing faster than earning assets, thereby improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of the Company's sensitivity position.

  The following table indicates as of December 31, 1996 the time period in which interest earning assets and interest bearing liabilities are scheduled to mature or reprice in accordance with their contractual terms.

                                         AFTER      AFTER
                              THREE      THREE       ONE
                              MONTHS    THROUGH    THROUGH    AFTER
                                OR       TWELVE     FIVE      FIVE
                               LESS      MONTHS     YEARS     YEARS    TOTAL
                             --------   --------   -------   -------  --------
                                       (DOLLARS IN THOUSANDS)
ASSETS:
Federal Funds Sold.......... $  2,375   $    -0-   $   -0-   $   -0-  $  2,375
Taxable Investment
 Securities.................    5,782      5,926    18,959    11,535    42,202
Non-taxable Investment
 Securities.................      500      1,334     4,096     4,421    10,351
Loans, Net..................   13,733     13,408    17,827     5,480    50,448
Other Assets................        0        100       200         0       300
                             --------   --------   -------   -------  --------
    Total Assets............ $ 22,390   $ 20,768   $41,082   $21,436  $105,676
                             ========   ========   =======   =======  ========
LIABILITIES:
Interest-bearing Deposits
 (NOW, MMDA, Savings and
 Other)..................... $ 32,900   $    -0-   $   -0-   $   -0-  $ 32,900
Time Deposits...............   14,586     22,242    15,584        29    52,441
Securities sold under
 Agreements to repurchase...    4,118        -0-       -0-       -0-     4,118
Long-term Debt..............      -0-        -0-       -0-       -0-       -0-
Other Liabilities and
 Stockholders' Equity.......      -0-        -0-       -0-       -0-       -0-
                             --------   --------   -------   -------  --------
    Total Liabilities....... $ 51,604   $ 22,242   $15,584   $    29  $ 89,459
                             ========   ========   =======   =======  ========
Sensitivity gap............. $(29,214)  $ (1,474)  $25,498   $21,407  $ 16,217
Gap as a percentage of
 assets.....................   (27.64)%    (1.39)%   24.12%    20.25%    15.34%
Cumulative sensitivity gap.. $(29,214)  $(30,688)  $(5,190)  $16,217  $    -0-
Cumulative gap as a
 percentage of assets ......   (27.64)%   (29.03)%   (4.90)%   15.34%      -0-%
Cumulative sensitivity
 ratio......................     (.43)%     (.58)%     .94%     1.18%     1.18%

  An interest sensitivity table is not a complete picture of the possible effect of interest rate changes on net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as the Company adjusts its interest sensitivity throughout the year. Third, the repricing distribution of interest sensitive assets may not be indicative of the liquidity of those assets. Finally, since this table is based on contractual maturities, it does not include required principal payments or estimates of early principal payments on residential mortgages, installment loans and investment securities.

CAPITAL ADEQUACY

  Stockholders' equity represented 11.4% of total assets at September 30, 1997. Risk-based capital and leverage ratios of the Bank exceeded minimum requirements of regulatory banking authorities.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  The Financial Accounting Standards Board ("FASB") recently adopted Statement No. 125, (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". FAS 125, which is effective for transactions that occur after December 31, 1997, imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management believes that FAS 125 should have no significant impact on the Company's consolidated financial statements.

  The FASB recently adopted Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share." This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per shares by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management has not determined the impact, if any, that adopting SFAS 128 will have on the Company's financial statements.

  The FASB recently adopted SFAS 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about capital structure, including pertinent rights and privileges of various securities outstanding. SFAS 129 is effective for financial statements issued for periods ending after December 15, 1997. The adoption of SFAS 129 is not expected to have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. SFAS is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in both annual financial statements and interim financial reports issued to shareholders. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements issued for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

EFFECT OF ECONOMIC CONDITIONS

  The Company's financial statements have been prepared in accordance with generally accepted accounting principles, which required the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary and interest rates have a greater impact on the Company's performance than does the effect of inflation. The local economy of the Southeast Kansas area has experienced growth over the last several years. The area has a good mix of retail, agricultural related and industrial business.

                 COMMERCE STOCK, PITTSBURG BANCSHARES STOCK AND
             BANK STOCK COMPARATIVE PER SHARE PRICES AND DIVIDENDS

  Shares of Commerce common stock are traded on the Nasdaq National Market System. As of December 15, 1997, there were 184 holders of record of Pittsburg Bancshares Stock. There is no established public trading market for the shares of Pittsburg Bancshares Stock and there have been a limited number of transactions involving Pittsburg Bancshares Stock. Based upon management's review of its stock transfer records, there were 19 sales of Pittsburg Bancshares Stock between January 1, 1995 and December 31, 1997.

  The following table sets forth the high and low sales prices for Pittsburg Bancshares Stock and Commerce Stock, and cash dividends paid thereon during the periods indicated:

                                   PITTSBURG BANCSHARES       COMMERCE STOCK
                                 ------------------------ ----------------------
                                  HIGH     LOW   DIVIDEND  HIGH   LOW   DIVIDEND
                                 ------- ------- -------- ------ ------ --------
1995
  First Quarter................. $ 85.00 $ 85.00  $2.65   $26.56 $23.32  $0.155
  Second Quarter................       *       *  $0.00   $27.86 $26.13  $0.155
  Third Quarter................. $100.00 $100.00  $2.65   $34.45 $26.13  $0.155
  Fourth Quarter................       *       *  $0.00   $34.69 $32.18  $0.155
1996
  First Quarter(1).............. $100.00 $100.00  $2.95   $34.81 $31.52  $0.172
  Second Quarter................       *       *  $0.00   $33.45 $30.95  $0.172
  Third Quarter(1).............. $100.00 $100.00  $2.95   $36.73 $30.16  $0.172
  Fourth Quarter................       *       *  $0.00   $47.14 $35.03  $0.172
1997
  First Quarter................. $125.00 $125.00  $3.05   $48.10 $42.26  $0.195
  Second Quarter................ $200.00 $140.00  $0.00   $45.95 $40.00  $0.195
  Third Quarter.................       *       *  $5.70   $57.02 $42.86  $0.195
  Fourth Quarter................       *       *  $0.00   $70.25 $53.69  $0.195

--------
   *There were no known sales during such period.
(1) There was one known sale of Pittsburg Bancshares Stock in each of the first quarter of 1996 and the third quarter of 1996 for which the sale price is not known.

  As of December 31, 1997, there were 13 holders of record of Bank Stock. There is no established public trading market for the shares of Bank Stock and there have been a very limited number of transactions involving Bank Stock. Based upon management's review of its stock transfer records, there were four sales, transfers or exchanges of Bank Stock for Pittsburg Bancshares between January 1, 1995 and December 31, 1997. One sale occurred in April 1995 for which the cash consideration was $100 per share. Two transfers occurred in August 1995 and one in October 1997, however, no cash consideration was received in such transfers.

  The last sale price for Commerce Common Stock as reported by NASDAQ on
             , 1998 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus), was
$         .

                                 LEGAL OPINION

  The legality of the Commerce Common Stock offered hereby will be passed upon by Blackwell Sanders Matheny Weary & Lombardi LLP.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS FOR COMMERCE BANCSHARES, INC.

  The consolidated financial statements of Commerce and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in the Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PUBLIC ACCOUNTANTS FOR PITTSBURG BANCSHARES, INC.

  The consolidated financial statements of Pittsburg Bancshares and the Bank as of and for the year ended December 31, 1996, have been included herein in reliance upon the report of Baird Kurtz & Dobson, independent certified public accountants, such report given upon the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  If the Merger and Exchange are consummated, shareholders of Pittsburg Bancshares and the Bank will become shareholders of Commerce at the Effective Time. Commerce shareholders may submit to Commerce proposals for formal consideration at the annual meetings of Commerce's shareholders and inclusion in Commerce's proxy statements for such meetings. The deadline for all such proposals to be considered for inclusion in Commerce's Proxy Statement and proxy for the 1998 annual meeting was November 1997.

   INDEX TO FINANCIAL STATEMENTS OF PITTSBURG BANCSHARES, INC. AND SUBSIDIARY

Independent Accountants' Report............................................ F-2
Consolidated Balance Sheets September 30, 1997 and December 31, 1996 and
 1995...................................................................... F-3
Consolidated Statements of Income.......................................... F-4
Consolidated Statements of Changes in Stockholders' Equity................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Pittsburg Bancshares, Inc.
Pittsburg, Kansas

  We have audited the accompanying consolidated balance sheet of PITTSBURG BANCSHARES, INC. as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PITTSBURG BANCSHARES, INC. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Joplin, Missouri
November 25, 1997

                           PITTSBURG BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

                                                            DECEMBER 31,
                                         SEPTEMBER    --------------------------
                ASSETS                    30, 1997        1996          1995
                ------                  ------------      ----      ------------
                                        (UNAUDITED)                  (UNAUDITED)
 Cash and due from banks..............  $  4,761,521  $  4,871,690  $  3,798,880
 Interest-bearing deposits in other
  financial institutions..............       160,815       112,733       132,970
 Federal funds sold...................     3,250,000     2,375,000           --
                                        ------------  ------------  ------------
   Cash and cash equivalents..........     8,172,336     7,359,423     3,931,850
 Interest-bearing certificates of
  deposit in other financial
  institutions........................       300,000       300,000       300,000
 Available-for-sale securities........    30,716,464    26,726,508    22,417,189
 Held-to-maturity securities..........    21,731,744    25,826,298    28,408,201
 Loans, net of allowance for loan
  losses..............................    54,547,848    50,448,322    49,334,649
 Premises and equipment...............     2,265,011     2,299,058     2,156,090
 Interest receivable..................     1,032,480     1,003,545     1,026,739
 Other................................       541,307       562,686       575,479
                                        ------------  ------------  ------------
     Total Assets.....................  $119,307,190  $114,525,840  $108,150,197
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 LIABILITIES
 Deposits
   Non-interest bearing demand
    deposits..........................  $ 12,068,921  $ 11,166,435  $ 10,880,881
   Interest bearing demand deposits...    27,165,491    26,776,968    24,092,561
   Savings deposits...................     6,250,051     6,123,521     6,126,073
   Certificates of deposit, $100,000
    and over..........................    16,024,332    14,448,709    13,779,237
   Certificates of deposit, other.....    41,655,596    37,991,940    37,582,407
                                        ------------  ------------  ------------
     Total Deposits...................   103,164,391    96,507,573    92,461,159
 Federal funds purchased and
  securities sold under agreements to
  repurchase..........................     1,317,586     4,117,667     2,832,161
 Accrued interest and other
  liabilities.........................       666,784       729,574       734,174
 Deferred income taxes................       192,218       155,101       188,971
                                        ------------  ------------  ------------
     Total Liabilities................   105,340,979   101,509,915    96,216,465
                                        ------------  ------------  ------------
 MINORITY INTEREST IN CONSOLIDATED
  SUBSIDIARY..........................       418,104       391,001       356,672
                                        ------------  ------------  ------------
 STOCKHOLDERS' EQUITY
   Common stock, $6 par value; 500,000
    shares authorized; 72,582.5 shares
    issued............................       435,495       435,495       435,495
   Additional paid-in capital.........     6,239,637     6,239,637     6,239,637
   Retained earnings..................     6,796,368     5,936,480     4,814,216
   Unrealized appreciation on
    available-for-sale securities, net
    of income taxes of $68,836 at
    September 30, 1997, and $26,960
    and $69,773 at December 31, 1996
    and 1995, respectively............       111,319        43,599       112,829
   Treasury stock, at cost--397.5
    shares at September 30, 1997, and
    367.5 shares and 320.5 shares at
    December 31, 1996 and 1995,
    respectively......................       (34,712)      (30,287)      (25,117)
                                        ------------  ------------  ------------
     Total Stockholders' Equity.......    13,548,107    12,624,924    11,577,060
                                        ------------  ------------  ------------
     Total Liabilities and
      Stockholders' Equity............  $119,307,190  $114,525,840  $108,150,197
                                        ============  ============  ============

                 See Notes to Consolidated Financial Statements

                           PITTSBURG BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

               NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                             SEPTEMBER 30,                  DECEMBER 31,
                         -----------------------  ----------------------------------
                            1997         1996        1996        1995        1994
                         -----------  ----------  ----------  ----------  ----------
                         (UNAUDITED)  (UNAUDITED)             (UNAUDITED) (UNAUDITED)
INTEREST INCOME
 Loans.................. $3,749,325   $3,423,509  $4,600,486  $4,403,342  $3,607,473
 Investment
  securities--taxable...  2,022,426    1,857,404   2,523,601   2,364,940   2,163,999
 Investment
  securities--
  nontaxable............    393,367      462,793     600,787     590,143     535,588
 Federal funds sold.....     73,975       62,172     105,779     166,943      50,120
                         ----------   ----------  ----------  ----------  ----------
   Total Interest
    Income..............  6,239,093    5,805,878   7,830,653   7,525,368   6,357,180
                         ----------   ----------  ----------  ----------  ----------
INTEREST EXPENSE
 Deposits...............  2,841,477    2,615,480   3,526,149   3,377,882   2,615,136
 Federal funds
  purchased and
  securities sold under
  agreements to
  repurchase............     90,783      138,718     177,582      95,355      16,187
                         ----------   ----------  ----------  ----------  ----------
   Total Interest
    Expense.............  2,932,260    2,754,198   3,703,731   3,473,237   2,631,323
                         ----------   ----------  ----------  ----------  ----------
NET INTEREST INCOME.....  3,306,833    3,051,680   4,126,922   4,052,131   3,725,857
PROVISION FOR LOAN
 LOSSES.................     79,000       67,500      90,000     100,000      90,000
                         ----------   ----------  ----------  ----------  ----------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............  3,227,833    2,984,180   4,036,922   3,952,131   3,635,857
                         ----------   ----------  ----------  ----------  ----------
NONINTEREST INCOME
 Income from fiduciary
  activities............    139,188      104,710     138,372     119,878     126,974
 Service charges on
  deposit accounts......    243,289      247,504     395,764     371,351     342,066
 Net realized gains
  (losses) on
  available-for-sale
  securities............        --           --          --        4,600     (21,726)
 Commissions............    102,912       45,791      69,907       5,434         --
 Other income...........    169,805      129,589     110,599      82,676     103,991
                         ----------   ----------  ----------  ----------  ----------
   Total Noninterest
    Income..............    655,194      527,594     714,642     583,939     551,305
                         ----------   ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
 Salaries and employee
  benefits..............  1,073,940    1,018,383   1,374,347   1,271,821   1,137,901
 Data processing........     81,755       78,183     104,464     151,371     151,742
 Net occupancy expense..    227,906      232,550     303,707     198,308     221,337
 Marketing..............     76,174       75,134     100,123     115,258      86,288
 Examinations and dues..     86,282       80,867     108,266     110,165      77,651
 Deposit insurance
  premium...............      9,080        1,500       2,000     103,245     196,379
 Contributions..........     20,753       25,430      64,771     113,309      35,789
 Other operating
  expenses..............    365,529      312,405     425,956     363,695     342,873
                         ----------   ----------  ----------  ----------  ----------
   Total Noninterest
    Expenses............  1,941,419    1,824,452   2,483,634   2,427,172   2,249,960
                         ----------   ----------  ----------  ----------  ----------
INCOME BEFORE INCOME
 TAXES..................  1,941,608    1,687,322   2,267,930   2,108,898   1,937,202
PROVISION FOR INCOME
 TAXES..................    630,240      501,553     663,625     555,134     584,716
                         ----------   ----------  ----------  ----------  ----------
INCOME BEFORE MINORITY
 INTEREST...............  1,311,368    1,185,769   1,604,305   1,553,764   1,352,486
MINORITY INTEREST.......    (40,025)     (35,954)    (48,612)    (47,275)    (52,987)
                         ----------   ----------  ----------  ----------  ----------
NET INCOME.............. $1,271,343   $1,149,815  $1,555,693  $1,506,489  $1,299,499
                         ==========   ==========  ==========  ==========  ==========
EARNINGS PER COMMON
 SHARE.................. $    17.61   $    15.91  $    21.53  $    20.88  $    18.11
                         ==========   ==========  ==========  ==========  ==========

                 See Notes to Consolidated Financial Statements

                           PITTSBURG BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                            UNREALIZED
                                                           APPRECIATION
                                                          (DEPRECIATION)
                                   ADDITIONAL              ON AVAILABLE-
                           COMMON   PAID-IN    RETAINED      FOR-SALE     TREASURY
                           STOCK    CAPITAL    EARNINGS   SECURITIES, NET  STOCK       TOTAL
                          -------- ---------- ----------  --------------- --------  -----------
BALANCE, JANUARY 1, 1994
 (UNAUDITED)............  $432,495 $6,167,608 $2,784,736     $    --      $(24,989) $ 9,359,850
 Net income (unaudited).       --         --   1,299,499          --           --     1,299,499
 Cash dividend
  declared--$5.20 per
  share (unaudited).....       --         --    (373,166)         --           --      (373,166)
 Change in unrealized
  depreciation on
  available-for-sale
  securities, net of
  income taxes of
  $107,314 (unaudited)..       --         --         --      (173,540)         --      (173,540)
 Treasury stock
  purchased (unaudited).       --         --         --           --          (128)        (128)
                          -------- ---------- ----------     --------     --------  -----------
BALANCE, DECEMBER 31,
 1994 (UNAUDITED).......   432,495  6,167,608  3,711,069     (173,540)     (25,117)  10,112,515
 Net income (unaudited).       --         --   1,506,489          --           --     1,506,489
 Cash dividends
  declared--$5.58 per
  share (unaudited).....       --         --    (403,342)         --           --      (403,342)
 Issuance of common
  stock (unaudited).....     3,000     72,029        --           --           --        75,029
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income taxes of
  $177,086 (unaudited)..       --         --         --       286,369          --       286,369
                          -------- ---------- ----------     --------     --------  -----------
BALANCE, DECEMBER 31,
 1995 (UNAUDITED).......   435,495  6,239,637  4,814,216      112,829      (25,117)  11,577,060
 Net income.............       --         --   1,555,693          --           --     1,555,693
 Cash dividends
  declared--$6.00 per
  share.................       --         --    (433,429)         --           --      (433,429)
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income taxes of
  $42,811...............       --         --         --       (69,230)         --       (69,230)
 Treasury stock
  purchased.............       --         --         --           --        (5,170)      (5,170)
                          -------- ---------- ----------     --------     --------  -----------
BALANCE, DECEMBER 31,
 1996...................   435,495  6,239,637  5,936,480       43,599      (30,287)  12,624,924
 Net income (unaudited).       --         --   1,271,343          --           --     1,271,343
 Cash dividends
  declared--$5.70 per
  share (unaudited).....       --         --    (411,455)         --           --      (411,455)
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income taxes of
  $41,877 (unaudited)...       --         --         --        67,720          --        67,720
 Treasury stock
  purchased (unaudited).       --         --         --           --        (4,425)      (4,425)
                          -------- ---------- ----------     --------     --------  -----------
BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED).......  $435,495 $6,239,637 $6,796,368     $111,319     $(34,712) $13,548,107
                          ======== ========== ==========     ========     ========  ===========

                 See Notes to Consolidated Financial Statements

                           PITTSBURG BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                               SEPTEMBER 30,                   DECEMBER 31,
                           -----------------------  -------------------------------------
                              1997         1996        1996         1995         1994
                           -----------  ----------  -----------  -----------  -----------
                           (UNAUDITED)  (UNAUDITED)              (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net income..............  $ 1,271,343  $1,149,815  $ 1,555,693  $ 1,506,489  $ 1,299,499
 Items not requiring
  (providing) cash
   Depreciation and
    amortization.........      108,590     123,532      180,919      115,572      143,260
   Amortization of
    premiums and
    discounts on
    securities...........       53,682      28,447       38,928      101,103      262,200
   Net realized (gains)
    losses on available-
    for-sale securities..          --          --                     (4,600)      21,726
   Deferred income taxes.       (4,760)     10,553        8,941      (29,900)      25,217
   Provision for loan
    losses...............       79,000      67,500       90,000      100,000       90,000
   Changes in:
     Interest receivable.      (28,935)     48,867       23,194      (75,251)     (24,869)
     Other assets........       11,897      21,939        4,353      (95,677)    (358,938)
     Income taxes
      payable/refundable.       33,826      36,162       11,043      (66,122)         --
     Accrued interest and
      other liabilities..      151,141      34,123      (11,683)     180,976      (86,424)
                           -----------  ----------  -----------  -----------  -----------
      Net cash provided
       by operating
       activities........    1,675,784   1,520,938    1,901,388    1,732,590    1,371,671
                           -----------  ----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Net increase in
  interest-bearing
  certificates of
  deposit in other
  financial
  institutions...........          --          --           --      (300,000)         --
 Net originations of
  loans..................   (4,223,343)   (789,684)  (1,225,871)  (3,941,919)  (5,136,921)
 Purchase of premises
  and equipment..........      (74,543)   (305,935)    (320,887)    (405,679)    (121,681)
 Proceeds from sale of
  foreclosed assets......       26,798       9,395       16,595       79,973          --
 Proceeds from sales of
  available-for-sale
  securities.............          --          --           --           --     1,076,179
 Proceeds from
  maturities of
  available-for-sale
  securities.............    7,134,665   6,212,805    8,690,257    3,847,442    1,338,273
 Purchases of available-
  for-sale securities....  (11,035,751) (9,093,262) (13,130,261)  (6,643,765)  (6,095,016)
 Proceeds from
  maturities of held-to-
  maturity securities....    9,415,504   9,686,998   13,101,332    9,742,088   20,403,421
 Purchases of held-to-
  maturity securities....   (5,353,905) (7,952,639) (10,539,713) (10,785,465) (14,828,531)
                           -----------  ----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities........   (4,110,575) (2,232,322)  (3,408,548)  (8,407,325)  (3,364,276)
                           -----------  ----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Net increase (decrease)
  in demand deposits and
  savings deposits.......    1,417,539   2,947,549    2,967,409   (1,208,730)     (36,622)
 Net increase in
  certificates of
  deposit................    5,239,279     965,861    1,079,005    3,128,753    2,621,973
 Net increase (decrease)
  in federal funds
  purchased and
  securities sold under
  agreements to
  repurchase.............   (2,800,081)    386,124    1,285,506    2,832,161          --
 Dividends paid..........     (631,711)   (426,346)    (426,346)    (380,338)    (365,994)
 Issuance of common
  stock..................          --          --           --        75,029          --
 Treasury stock
  purchased..............       (4,425)     (5,170)      (5,170)         --          (128)
 Net change in minority
  interest in
  consolidated
  subsidiary.............       27,103      28,927       34,329      (58,072)      36,941
                           -----------  ----------  -----------  -----------  -----------
      Net cash provided
       by financing
       activities........    3,247,704   3,896,945    4,934,733    4,388,803    2,256,170
                           -----------  ----------  -----------  -----------  -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS.............      812,913   3,185,561    3,427,573   (2,285,932)     263,565
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD...............    7,359,423   3,931,850    3,931,850    6,217,782    5,954,217
                           -----------  ----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD..................  $ 8,172,336  $7,117,411  $ 7,359,423  $ 3,931,850  $ 6,217,782
                           ===========  ==========  ===========  ===========  ===========

                 See Notes to Consolidated Financial Statements

                          PITTSBURG BANCSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1996
               NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
              YEARS ENDED DECEMBER 31, 1995 AND 1994 (UNAUDITED)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  Pittsburg Bancshares, Inc. ("PBI" or the "Company") operates as a one bank holding company. PBI's business primarily consists of the business of City National Bank of Pittsburg (the "Bank"), which is primarily engaged in providing a full range of banking services to individual and corporate customers through its facilities in Southeast Kansas. The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulation of certain federal agencies and undergo periodic examinations by those regulatory authorities.

  Pittsburg Bancshares, Inc. owned 96.98% of the Bank's outstanding capital stock at September 30, 1997 and December 31, 1996 and 1995.

  The consolidated financial statements as of September 30, 1997 and December 31, 1995 and for the periods ended September 30, 1997 and 1996 and December 31, 1995 and 1994 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal, recurring items, necessary for fair presentation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

  Management believes that the allowance for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, change in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Pittsburg Bancshares, Inc. and its subsidiary, City National Bank of Pittsburg. Significant intercompany accounts and transactions have been eliminated in consolidation.

                          PITTSBURG BANCSHARES, INC.

 Reclassifications

  Various items within the accompanying financial statements for previous years have been reclassified to provide more comparative information. These reclassifications had no effect on net earnings.

 Cash Equivalents

  The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At September 30, 1997 and December 31, 1996, cash equivalents consisted primarily of federal funds sold. The Company had no cash equivalents at December 31, 1995.

 Investments in Debt Securities

  Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in noninterest income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

  Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

  Interest on investments in debt securities is included in income when earned.

 Loans

  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

 Allowance for Loan Losses

  The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

  A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract.

                          PITTSBURG BANCSHARES, INC.

 Premises and Equipment

  Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

 Foreclosed Assets Held for Sale

  Assets acquired by foreclosure or in settlement of debt and held for sale are valued at fair value as of the date of foreclosure and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in estimated fair value. Changes in the valuation allowance are charged or credited to noninterest expenses.

 Fee Income

  Loan origination fees, net of direct origination costs, are recognized as income using the level-yield method over the term of the loans.

 Income Taxes

  Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

 Trust Department Assets

  Property held by the Bank in a fiduciary or agency capacity for its customers is not included in the balance sheet as such items are not assets of the Bank.

 Earnings Per Share

  Earnings per share are based on the weighted average number of shares outstanding during each period less the weighted average number of shares of treasury stock. There were no common stock equivalents during any of the periods. Weighted average shares outstanding were 72,204 and 72,250 at September 30, 1997 and 1996, and 72,243, 72,162 and 71,762 at December 31,
1996, 1995 and 1994, respectively.

 Advertising

  The Company expenses advertising costs as they are incurred.

 Impact of Future Accounting Pronouncements

  The Financial Accounting Standards Board recently adopted Statement No. 125, (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". FAS 125, which as amended is effective for transactions that occur after December 31, 1997, imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management believes that FAS 125 will not have a material impact on the Companys financial statements.

  The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share". This statement replaces the presentation of primary earnings

                          PITTSBURG BANCSHARES, INC.

per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per shares by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management has not determined the impact, if any, of adopting SFAS 128 on the Company's financial statements.

  The FASB recently adopted SFAS 129, "Disclosure of Information about Capital Structure". This statement establishes standards for disclosing information about capital structure, including pertinent rights and privileges of various securities outstanding. SFAS 129 is effective for financial statements issued for periods ending after December 15, 1997. The adoption of SFAS 129 is not expected to have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. SFAS is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way that public business enterprises report information about operating segments in both annual financial statements and interim financial reports issued to shareholders. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements issued for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

NOTE 2: INVESTMENTS IN DEBT SECURITIES

  The amortized cost and approximate fair value of available-for-sale securities at September 30, 1997 are as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                      COST       GAINS     (LOSSES)  FAIR VALUE
                                   ----------- ---------- ---------- -----------
   U. S. Treasury................. $ 8,492,866  $ 34,439   $(1,071)  $ 8,526,234
   U. S. Government agencies......  12,372,373    88,835    (6,279)   12,454,929
   Mortgage-backed securities.....   9,671,070    64,231       --      9,735,301
                                   -----------  --------   -------   -----------
                                   $30,536,309  $187,505   $(7,350)  $30,716,464
                                   ===========  ========   =======   ===========

  The amortized cost and approximate fair value of available-for-sale securities at December 31, 1996 are as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                      COST       GAINS     (LOSSES)  FAIR VALUE
                                   ----------- ---------- ---------- -----------
   U. S. Treasury................. $ 6,945,515  $ 22,374   $ (7,310) $ 6,960,579
   U. S. Government agencies......  11,577,908    74,622    (32,252)  11,620,278
   Mortgage-backed securities.....   8,132,526    61,913    (48,788)   8,145,651
                                   -----------  --------   --------  -----------
                                   $26,655,949  $158,909   $(88,350) $26,726,508
                                   ===========  ========   ========  ===========

                          PITTSBURG BANCSHARES, INC.

  The amortized cost and approximate fair value of available-for-sale securities at December 31, 1995 are as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                      COST       GAINS     (LOSSES)  FAIR VALUE
                                   ----------- ---------- ---------- -----------
   U. S. Treasury................. $ 5,694,395  $ 43,681   $ (3,576) $ 5,734,500
   U. S. Government agencies......  10,223,119   106,594    (25,175)  10,304,538
   Mortgage-backed securities.....   6,317,073    76,340    (15,262)   6,378,151
                                   -----------  --------   --------  -----------
                                   $22,234,587  $226,615   $(44,013) $22,417,189
                                   ===========  ========   ========  ===========

  Maturities of available-for-sale securities are:

                                  SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                ----------------------- -----------------------
                                 AMORTIZED  APPROXIMATE  AMORTIZED  APPROXIMATE
                                   COST     FAIR VALUE     COST     FAIR VALUE
                                ----------- ----------- ----------- -----------
   One year or less............ $ 6,328,342 $ 6,340,173 $ 5,146,982 $ 5,161,642
   After one through five
    years......................  13,618,054  13,721,040  11,817,584  11,872,359
   After five through ten
    years......................     918,843     919,950   1,558,857   1,546,856
   Mortgage-backed securities
    not due on a single
    maturity date..............   9,671,070   9,735,301   8,132,526   8,145,651
                                ----------- ----------- ----------- -----------
                                $30,536,309 $30,716,464 $26,655,949 $26,726,508
                                =========== =========== =========== ===========

  The amortized cost and approximate fair value of held-to-maturity securities at September 30, 1997 are as follows:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                     COST       GAINS     (LOSSES)  FAIR VALUE
                                  ----------- ---------- ---------- -----------
   U. S. Government agencies..... $ 5,876,505  $ 42,975   $ (1,391) $ 5,918,089
   Mortgage-backed securities....   5,137,695    17,818        --     5,155,513
   State and political
    subdivisions.................   9,852,211   181,234    (37,063)   9,996,382
   Other.........................     865,333       213       (355)     865,191
                                  -----------  --------   --------  -----------
                                  $21,731,744  $242,240   $(38,809) $21,935,175
                                  ===========  ========   ========  ===========

  The amortized cost and approximate fair value of held-to-maturity securities at December 31, 1996 are as follows:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                     COST       GAINS     (LOSSES)  FAIR VALUE
                                  ----------- ---------- ---------- -----------
   U. S. Government agencies..... $ 9,856,135  $ 50,468   $(14,127) $ 9,892,476
   Mortgage-backed securities....   4,815,168    25,111    (18,995)   4,821,284
   State and political
    subdivisions.................  10,351,140   176,315    (50,072)  10,477,383
   Other.........................     803,855       368       (916)     803,307
                                  -----------  --------   --------  -----------
                                  $25,826,298  $252,262   $(84,110) $25,994,450
                                  ===========  ========   ========  ===========

                          PITTSBURG BANCSHARES, INC.

  The amortized cost and approximate fair value of held-to-maturity securities at December 31, 1995 are as follows:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED APPROXIMATE
                                     COST       GAINS     (LOSSES)  FAIR VALUE
                                  ----------- ---------- ---------- -----------
   U. S. Treasury................ $   299,980  $      0   $   355   $   299,625
   U. S. Government agencies.....  12,097,890   104,916    36,072    12,166,734
   Mortgage-backed securities....   2,668,657    16,209     2,470     2,682,396
   State and political
   subdivisions..................  12,216,002   243,911    34,985    12,424,928
   Other.........................   1,125,672     1,325     1,130     1,125,867
                                  -----------  --------   -------   -----------
                                  $28,408,201  $366,361   $75,012   $28,699,550
                                  ===========  ========   =======   ===========

  Maturities of held-to-maturity securities are:

                                  SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                ----------------------- -----------------------
                                 AMORTIZED  APPROXIMATE  AMORTIZED  APPROXIMATE
                                   COST     FAIR VALUE     COST     FAIR VALUE
                                ----------- ----------- ----------- -----------
   One year or less............ $ 3,547,660 $ 3,556,012 $ 7,384,852 $ 7,394,873
   After one through five
    years......................   8,136,778   8,264,168   8,193,985   8,313,483
   After five through ten
    years......................   3,588,457   3,653,145   4,187,692   4,234,382
   After ten years.............   1,321,154   1,306,337   1,244,601   1,230,428
   Mortgage-backed securities
    not due on a single
    maturity date..............   5,137,695   5,155,513   4,815,168   4,821,284
                                ----------- ----------- ----------- -----------
                                $21,731,744 $21,935,175 $25,826,298 $25,994,450
                                =========== =========== =========== ===========

  The book value and approximate fair value of securities pledged as collateral to secure public and trust deposits and for other purposes amounted to $17,632,174 and $17,770,781 at September 30, 1997; $17,696,895 and
$17,814,711 at December 31, 1996 and $17,693,223 and $17,891,676 at December
31, 1995, respectively.

  There were no proceeds from sales of investments in debt securities for the nine months ended September 30, 1997 and 1996 and the year ended December 31, 1996. Proceeds from bonds called or the sales of investments in debt securities for the years ended December 31, 1995 and 1994 were $119,600 and $1,076,179, respectively. Gross gains on these transactions were $4,600 and $0 for the years ended December 31, 1995 and 1994, respectively. Gross losses on these transactions were $0 and $21,726 for the years ended December 31, 1995 and 1994, respectively.

  The book value and approximate fair value of securities sold under agreements to repurchase amounted to $3,749,401 and $3,775,423 at September 30, 1997; $5,357,346 and $5,380,663 at December 31, 1996 and $3,116,226 and
$3,155,937 at December 31, 1995, respectively.

  As of December 13, 1995, the Bank redesignated held-to-maturity securities with an aggregate amortized cost of $7,712,000 and net unrealized gains of $27,000 to the available-for-sale portfolio. The redesignation was prompted by the announcement by the Financial Accounting Standards Board to allow a one-time redesignation and reflected management's revised expectations of liquidity needs.

                          PITTSBURG BANCSHARES, INC.

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

  Categories of loans at the following dates are as follows:

                                             SEPTEMBER       DECEMBER 31,
                                                30,     -----------------------
                                               1997        1996        1995
                                            ----------- ----------- -----------
   Real estate loans....................... $41,205,596 $37,159,100 $33,770,202
   Commercial and industrial loans.........   6,301,100   5,314,200   7,099,001
   Installment loans and other.............   7,936,000   8,796,100   9,216,661
                                            ----------- ----------- -----------
       Total...............................  55,442,696  51,269,400  50,085,864
   Less:
     Unearned interest.....................         --           54         350
     Allowance for loan losses.............     894,848     821,024     750,865
                                            ----------- ----------- -----------
       Net loans........................... $54,547,848 $50,448,322 $49,334,649
                                            =========== =========== ===========

  A summary of the transactions in the allowance for loan losses is as follows:

                                SEPTEMBER 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1997      1996      1996      1995      1994
                              --------  --------  --------  --------  --------
   Balance, beginning of
    period................... $821,024  $750,865  $750,865  $646,275  $556,381
   Provision charged to
    operating expenses.......   79,000    67,500    90,000   100,000    90,000
   Loans charged off.........  (35,324)   (9,496)  (27,673)  (17,115)   (9,863)
   Recoveries................   30,148     6,259     7,832    21,705     9,757
                              --------  --------  --------  --------  --------
   Balance, end of period.... $894,848  $815,128  $821,024  $750,865  $646,275
                              ========  ========  ========  ========  ========

  Impaired loans totaled $408,000, $959,000 and $531,000 at September 30, 1997 and December 31, 1996 and 1995, respectively. An allowance for loan losses of $68,000, $345,000 and $112,000 relates to these impaired loans at September 30, 1997 and December 31, 1996 and 1995, respectively.

  Interest of $32,000, $62,000, $82,000 and $53,000 was recognized on average impaired loans of $404,000, $750,000, $745,000 and $320,000 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively. Interest of $30,000, $61,000, $81,000 and $45,000 was
recognized on impaired loans on a cash basis during the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

NOTE 4: PREMISES AND EQUIPMENT

  Major classifications of premises and equipment are as follows:

                                                              DECEMBER 31,
                                            SEPTEMBER 30, ---------------------
                                                1997         1996       1995
                                            ------------- ---------- ----------
   Land....................................  $  431,921   $  431,921 $  432,821
   Buildings and improvements..............   2,249,802    2,231,383  2,106,823
   Bank equipment..........................   1,093,526    1,043,476  1,087,967
                                             ----------   ---------- ----------
                                              3,775,249    3,706,780  3,627,611
   Less accumulated depreciation...........   1,510,238    1,407,722  1,471,521
                                             ----------   ---------- ----------
                                             $2,265,011   $2,299,058 $2,156,090
                                             ==========   ========== ==========

                          PITTSBURG BANCSHARES, INC.

NOTE 5: INCOME TAXES

  The provision (credit) for income taxes consists of:

                                   SEPTEMBER 30,           DECEMBER 31,
                                 ------------------ ---------------------------
                                   1997      1996     1996     1995      1994
                                 --------  -------- -------- --------  --------
   Taxes currently payable...... $635,000  $491,000 $654,684 $585,034  $559,499
   Deferred income taxes........   (4,760)   10,553    8,941  (29,900)   25,217
                                 --------  -------- -------- --------  --------
                                 $630,240  $501,553 $663,625 $555,134  $584,716
                                 ========  ======== ======== ========  ========

  The tax effects of temporary differences related to deferred taxes shown on the balance sheets are:

                                                             DECEMBER 31,
                                            SEPTEMBER 30, --------------------
                                                1997        1996       1995
                                            ------------- ---------  ---------
   Deferred tax assets:
     Allowance for loan losses.............   $ 296,785   $ 272,195  $ 237,806
                                              ---------   ---------  ---------
   Deferred tax liabilities:
     Accumulated depreciation..............    (329,111)   (320,677)  (305,485)
     Available-for-sale securities.........     (68,836)    (26,960)   (69,773)
     Other.................................     (91,056)    (79,659)   (51,519)
                                              ---------   ---------  ---------
                                               (489,003)   (427,296)  (426,777)
                                              ---------   ---------  ---------
   Net deferred tax liability..............   $(192,218)  $(155,101) $(188,971)
                                              =========   =========  =========

  A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                               SEPTEMBER 30,              DECEMBER 31,
                            --------------------  -------------------------------
                              1997       1996       1996       1995       1994
                            ---------  ---------  ---------  ---------  ---------
   Computed at the
    statutory rate (34%)...  $660,148   $573,689  $ 771,096  $ 717,025  $ 658,649
   Increase (decrease) in
    taxes resulting from:
     Tax-exempt municipal
      interest.............  (115,939)  (138,331)  (179,919)  (177,029)  (162,109)
     State bank tax........    81,962     65,505     87,548     63,489     84,895
     Other, net............     4,069        690    (15,100)   (48,351)     3,281
                            ---------  ---------  ---------  ---------  ---------
   Actual tax provision.... $ 630,240  $ 501,553  $ 663,625  $ 555,134  $ 584,716
                            =========  =========  =========  =========  =========

  Deferred income taxes related to the change in unrealized appreciation (depreciation) on available-for-sale securities, shown in stockholders equity were $41,877, $(76,917), $42,811, $177,086 and $(107,314) for the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 6: REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's

                          PITTSBURG BANCSHARES, INC.

capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes that, as of September 30, 1997 and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

  As of September 30, 1997 and December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios are also presented in the table.

                                                                      TO BE WELL
                                                                  CAPITALIZED UNDER
                                            FOR CAPITAL ADEQUACY  PROMPT CORRECTIVE
                               ACTUAL             PURPOSES        ACTION PROVISIONS
                          ----------------- -------------------- --------------------
                            AMOUNT    RATIO   AMOUNT       RATIO   AMOUNT       RATIO
                          ----------- ----- ----------     ----- ----------     -----
As of September 30,
1997:
  Total Capital.........  $14,639,000 22.6% $5,180,000   ^ 8.0%  $6,474,000   ^ 10.0%
   (to Risk Weighted
   Assets)
  Tier I Capital........  $13,829,000 21.4% $2,590,000   ^ 4.0%  $3,885,000   ^  6.0%
   (to Risk Weighted
   Assets)
  Tier I Capital........  $13,829,000 11.7% $4,710,000   ^ 4.0%  $5,887,000   ^  5.0%
   (to Average Assets)
As of December 31, 1996:
  Total Capital.........  $13,648,000 23.8% $4,570,000   ^ 8.0%  $5,712,000   ^ 10.0%
   (to Risk Weighted
   Assets)
  Tier I Capital........  $12,933,000 22.6% $2,285,000   ^ 4.0%  $3,427,000   ^  6.0%
   (to Risk Weighted
   Assets)
  Tier I Capital........  $12,933,000 11.4% $4,540,000   ^ 4.0%  $5,675,000   ^  5.0%
   (to Average Assets)

NOTE 7: TRANSACTIONS WITH RELATED PARTIES

  As of September 30, 1997 and December 31, 1996 and 1995, the Bank had loans outstanding to employees, officers, directors, principal stockholders and companies with which the Bank's officers or directors are affiliated. Loans outstanding to these individuals are summarized as follows:

                                                              DECEMBER 31,
                                            SEPTEMBER 30, ---------------------
                                                1997         1996       1995
                                            ------------- ---------- ----------
   Balance, beginning of the period........  $1,399,000   $2,695,000 $1,837,000
   New loans, including existing loans
    outstanding to new directors...........   2,971,588      235,990  1,390,401
   Repayments..............................     216,122    1,531,990    532,401
                                             ----------   ---------- ----------
   Balance, end of the period..............  $4,154,466   $1,399,000 $2,695,000
                                             ==========   ========== ==========

                          PITTSBURG BANCSHARES, INC.

  In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

NOTE 8: PROFIT-SHARING PLAN

  Substantially all full-time employees of the Bank are covered by a profit-sharing plan. Contributions to the plan are to be made at the discretion of the Board of Directors. Amounts charged to expense were $72,900, $69,300, $88,000, $87,000 and $75,000 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 and 1994, respectively.

NOTE 9: ADDITIONAL CASH FLOW INFORMATION

                             SEPTEMBER 30,               DECEMBER 31,
                         --------------------- --------------------------------
                            1997       1996       1996       1995       1994
                         ---------- ---------- ---------- ---------- ----------
Noncash Investing and
 Financing Activities
  Dividends declared not
   paid................. $        0 $        0 $  220,256 $  213,173 $  190,169
  Sale and financing of
   foreclosed assets.... $        0 $   23,561 $   23,561 $   26,146 $   14,553
  Real estate acquired
   in settlement of
   loans................ $   44,817 $   37,067 $   45,759 $   84,387 $   33,762
Additional Cash Payment
 Information
  Interest paid......... $2,959,225 $2,746,749 $3,540,680 $3,314,865 $2,584,196
  Income taxes paid..... $  596,419 $  465,391 $  643,641 $  659,624 $  690,655

NOTE 10: RESTRICTIONS ON RETAINED EARNINGS

  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At September 30, 1997, and December 31, 1996 and 1995, approximately $3,153,000, $3,206,000 and
$3,044,000, respectively, of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 11: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents and Interest-Bearing Deposits in Other Financial Institutions

  For these short-term instruments, the carrying amount approximates fair value.

 Available-For-Sale Securities

  Fair values for available-for-sale securities, which also are the amounts recognized in the balance sheet, equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

                          PITTSBURG BANCSHARES, INC.

 Held-To-Maturity Securities

  Fair values for held-to-maturity securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

 Loans

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

 Deposits

  The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

 Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

 Commitments to Extend Credit, Letters of Credit and Lines of Credit

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

                          PITTSBURG BANCSHARES, INC.

  The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                          SEPTEMBER 30, 1997     DECEMBER 31, 1996     DECEMBER 31, 1995
                         --------------------- --------------------- ---------------------
                          CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                           AMOUNT     VALUE      AMOUNT     VALUE      AMOUNT     VALUE
                         ---------- ---------- ---------- ---------- ---------- ----------
Financial assets:
  Cash and cash
   equivalents.......... $8,172,336 $8,172,336 $7,359,423 $7,359,423 $3,931,850 $3,931,850
  Interest-bearing
   deposits in other
   financial
   institutions.........    300,000    300,000    300,000    300,000    300,000    300,000
  Available-for-sale
   securities........... 30,716,464 30,716,464 26,726,508 26,726,508 22,417,189 22,417,189
  Held-to-maturity
   securities........... 21,731,744 21,935,175 25,826,298 25,994,450 28,408,201 28,699,550
  Interest receivable...  1,032,480  1,032,480  1,003,545  1,003,545  1,026,739  1,026,739
  Loans, net of
   allowance for loan
   losses............... 54,547,848 54,631,000 50,448,322 50,299,000 49,334,649 49,379,000
Financial liabilities:
  Noninterest bearing
   demand deposits...... 12,068,921 12,068,921 11,166,435 11,166,435 10,880,881 10,880,881
  Interest bearing
   demand deposits and
   savings deposits..... 33,415,542 33,415,542 32,900,489 32,900,489 30,218,634 30,218,634
  Certificates of
   deposit.............. 57,679,928 58,369,000 52,440,649 52,572,000 51,361,644 51,736,000
  Federal funds
   purchased and
   securities sold under
   agreement to
   repurchase...........  1,317,586  1,317,586  4,117,667  4,117,667  2,832,161  2,832,161
  Accrued interest
   payable                  389,127    389,127    316,092    316,092    330,623    330,623
Unrecognized financial
 instruments:
  Commitments to extend
   credit...............        --         --         --         --         --         --
  Letters of credit.....        --         --         --         --         --         --

                          PITTSBURG BANCSHARES, INC.

NOTE 12: COMMITMENTS AND CREDIT RISK

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the lending contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; commercial real estate and residential real estate.

  At September 30, 1997 and December 31, 1996 and 1995, outstanding commitments to originate loans aggregated approximately $112,000, $244,000 and $377,000, respectively. The commitments extend over varying periods of time with the majority being disbursed or expiring within one year. Loan commitments are all at fixed rates of interest.

  Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

  Total outstanding letters of credit amounted to $50,000, $65,000 and $84,000 at September 30, 1997 and December 31, 1996 and 1995, respectively, with terms ranging from one to thirty-six months.

  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; commercial real estate and residential real estate. The same credit policies are used in granting lines of credit as those for on-balance-sheet instruments.

  At September 30, 1997 and December 31, 1996 and 1995, unused lines of credit for commercial borrowers aggregated approximately $6,973,000, $4,487,000 and $2,815,000, respectively.

  At December 31, 1996, the Bank had committed to purchase investment securities with a par value of $200,000 and cost of $199,000 within 15 days of year end.

NOTE 13: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.

NOTE 14: PARENT COMPANY FINANCIAL INFORMATION

  The financial statements of Pittsburg Bancshares, Inc. (Parent) reflect its investment in City National Bank of Pittsburg (Bank) and its equity in the Banks distributed and undistributed net assets. The Parent has no other significant assets, liabilities or operating activities. At September 30, 1997, and December 31, 1996 and 1995,

                          PITTSBURG BANCSHARES, INC.

the equity in undistributed earnings of the Bank was $13,519,083, $12,584,006 and $11,550,080, respectively. The Bank distributed dividends to the Parent of $647,319, $450,942, $450,942, $404,082 and $389,246 during the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, respectively. The Bank may distribute dividends without regulatory approval from September 30, 1997 and December 31, 1996 and 1995 undistributed earnings, subject to maintenance of minimum capital requirements.

NOTE 15: MERGER AGREEMENT

  On October 29, 1997, management of the Company, as authorized by the Board of Directors of Pittsburg Bancshares, Inc., signed a merger agreement with Commerce Bancshares, Inc., a Missouri based multi-bank holding company with approximately $10 billion in total assets. The agreement formulates a transaction whereby all of the outstanding stock of Pittsburg Bancshares, Inc. would be exchanged for shares of Commerce Bancshares, Inc. The merger is subject to regulatory and shareholder approval and, if approved, is anticipated to occur in early 1998.

                                    ANNEX A


                             AGREEMENT AND PLAN OF

                              REORGANIZATION AMONG

                           COMMERCE BANCSHARES, INC.

                           PITTSBURG BANCSHARES, INC.

                                      AND

                                CBI-KANSAS, INC.

                             DATED OCTOBER 29, 1997

                               TABLE OF CONTENTS

DESCRIPTION                                                                PAGE
-----------                                                                ----
ARTICLE I--THE MERGER.....................................................   1
   1.1. The Merger........................................................   1
   1.2. Effective Time of Merger..........................................   1
   1.3. The Articles of Incorporation.....................................   1
   1.4. Effect of Merger..................................................   1
   1.5. Further Assurances................................................   2
ARTICLE II--CONVERSION OF SHARES..........................................   2
   2.1. Effect of Merger on Sub Stock.....................................   2
   2.2. Conversion of the Company Shares in the Merger....................   2
   2.3. Exchange of Certificates..........................................   2
   2.4. Closing of the Company Transfer Books.............................   3
   2.5. Dividends.........................................................   3
   2.6. Shareholders' Approval............................................   3
   2.7. Dissenting Shares.................................................   3
   2.8. Exchange Offer for Bank Shares....................................   3
   2.9. Adjustment for Stock Splits, Stock Dividends, Combinations and
        Reclassifications.................................................   4
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF COMMERCE AND SUB...........   4
   3.1. Organization and Authority........................................   4
   3.2. Valid and Binding Agreement; No Violation.........................   5
   3.3. Capital Stock of Commerce.........................................   5
   3.4. Financial Statements..............................................   5
   3.5. SEC Reports.......................................................   5
   3.6. Status of Commerce Common Stock to be Issued......................   5
   3.7. Governmental Regulation...........................................   5
   3.8. Litigation........................................................   6
   3.9. Taxes.............................................................   6
   3.10.Defaults..........................................................   6
   3.11.Information Supplied..............................................   6
ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF COMPANY.....................   6
   4.1. Organization and Good Standing....................................   6
   4.2. Authority.........................................................   7
   4.3. Shareholder Approval..............................................   7
   4.4. No Violations.....................................................   7
   4.5. Consents..........................................................   7
   4.6. Capitalization....................................................   7
   4.7. Government Regulation.............................................   8
   4.8. Financial Statements..............................................   8
   4.9. Legal Proceedings.................................................   8
   4.10.Title to Assets...................................................   8
   4.11.Undisclosed Liabilities...........................................   9
   4.12.Taxes.............................................................   9
   4.13.Contracts.........................................................   9
   4.14.Regulatory Reports; Examinations..................................  10
   4.15.Conduct...........................................................  10
   4.16.Compliance with ERISA.............................................  10
   4.17.Information Supplied..............................................  11
   4.18.Defaults..........................................................  11

DESCRIPTION                                                                 PAGE
-----------                                                                 ----
   4.19.Insurance..........................................................  11
   4.20.Absence of Adverse Agreements......................................  11
   4.21.Internal Controls and Records......................................  12
   4.22.Loans..............................................................  12
   4.23.Environmental Laws.................................................  12
   4.24.Broker's Fees......................................................  13
   4.25.Labor Matters......................................................  13
   4.26.Full Disclosure....................................................  14
ARTICLE V--COVENANTS OF COMPANY............................................  14
   5.1. Affirmative Covenants of the Company...............................  14
   5.2. Negative Covenants of the Company..................................  14
   5.3. Inspection.........................................................  16
   5.4. Financial Statements and Call Reports..............................  16
   5.5. Right to Attend Meetings...........................................  16
   5.6. Data Processing....................................................  16
   5.7. No Solicitation....................................................  16
   5.8. Retirement Plans...................................................  16
ARTICLE VI--COVENANTS OF COMMERCE AND SUB..................................  17
   6.1. Regulatory Approvals...............................................  17
   6.2. Information........................................................  17
   6.3. Tax-Free Reorganization Treatment..................................  17
   6.4. Employee Benefits..................................................  17
ARTICLE VII--CONDITIONS PRECEDENT TO COMMERCE'S OBLIGATIONS................  17
   7.1. Representations, Warranties and Covenants..........................  17
   7.2. Material Actions, Debts or Defaults................................  17
   7.3. Adverse Changes....................................................  17
   7.4. Regulatory Authority Approval......................................  18
   7.5. Litigation.........................................................  18
   7.6. Financial Measures.................................................  18
   7.7. Approval by Shareholders...........................................  18
   7.8. Tax Representations................................................  18
   7.9. Sales of Shares....................................................  18
   7.10.Dissenting Shareholders............................................  18
   7.11.Federal Tax Opinion................................................  18
   7.12.Opinion of Counsel.................................................  18
   7.13.Market Price of Commerce Common Stock..............................  18
ARTICLE VIII--CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY................  19
   8.1. Representations, Warranties and Covenants..........................  19
   8.2. Regulatory Authority Approval......................................  19
   8.3. Litigation.........................................................  19
   8.4. Approval by Shareholders...........................................  19
   8.5. Federal Tax Opinion................................................  19
   8.6. Adverse Changes....................................................  19
   8.8. Market Price of Commerce Stock.....................................  19
   8.9. Cash Dividend......................................................  19
ARTICLE IX--TERMINATION OF AGREEMENT.......................................  19
   9.1. Basis for Termination..............................................  19
   9.2. Effect of Termination..............................................  20

DESCRIPTION                                                                 PAGE
-----------                                                                 ----
   9.3. Amendment..........................................................  20
   9.4. Extension; Waiver..................................................  20
ARTICLE X--SECURITIES LAWS MATTERS.........................................  20
  10.1. Registration Statement and Proxy Statement.........................  20
  10.2. State Securities Laws..............................................  21
  10.3. Affiliates.........................................................  21
  10.4. Publication of Combined Financial Results..........................  21
  10.5. Indemnification....................................................  21
ARTICLE XI--MISCELLANEOUS..................................................  21
  11.1. Brokers and Finders................................................  21
  11.2. Parties in Interest................................................  22
  11.3. Entire Agreement, Amendments, Waiver...............................  22
  11.4. Notices............................................................  22
  11.5. Law Governing......................................................  23
  11.6. Further Acts.......................................................  23
  11.7. Confidential Treatment.............................................  23
  11.8. Press Release......................................................  23
  11.9. Litigation Expenses................................................  23
  11.10.Adjustments per Section 2.9........................................  23

                              INDEX OF DEFINITIONS

TERM                                                                 SECTION
----                                                             ---------------
Agreement....................................................... Intro paragraph
Bank............................................................     4.1(b)
Bank Stock......................................................     4.6
Closing Date....................................................     1.2
Code............................................................     4.16
Commerce........................................................ Intro paragraph
Commerce Common Stock...........................................     2.2(a)
Commerce's Counsel..............................................     7.11
Company......................................................... Intro paragraph
Company Common Stock............................................     2.2(a)
Company Dissenting Shares.......................................     2.7
Effective Time..................................................     1.2
Environmental Liability.........................................     4.23(b)
ERISA...........................................................     4.16
Exchange Agent..................................................     2.3(a)
Financial Statements............................................     4.8
GAAP............................................................     5.2(k)
Governmental Entity.............................................     4.14
Hazardous Materials.............................................     4.23(b)
IRS.............................................................     4.12
KGCC............................................................     1.2
Material Adverse Effect.........................................     4.12
Merger..........................................................    Recitals
NMS.............................................................     2.2
Preferred Stock.................................................     3.3
Plans...........................................................     4.16
Proxy Statement.................................................    10.1
Registration Statement..........................................    10.1
Securities Act..................................................     3.6
SEC.............................................................     3.5
Sub............................................................. Intro paragraph
Sub Common Stock................................................     2.1
Tax.............................................................     4.12
Taxes...........................................................     4.12
Tax Returns.....................................................     4.12

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (the "Agreement"), dated as of the 29th day of October, 1997, is made by and between Commerce Bancshares, Inc., a Missouri corporation ("Commerce"), CBI-Kansas, Inc., a Kansas corporation ("Sub"), and Pittsburg Bancshares, Inc., a Kansas corporation ("Company").

                                  WITNESSETH:

  Whereas, the Boards of Directors of Commerce, Sub and Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Commerce and Company become affiliated through the merger of Company with and into Sub in the manner hereinafter set forth (the "Merger"); and
  Whereas, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
  Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Sub shall be merged with and into Company and the separate existence and corporate organization of Sub shall thereupon cease and Sub and Company shall thereupon be a single corporation. Company shall be the surviving corporation in the Merger and the separate corporate existence of Company shall continue unaffected and unimpaired by the Merger.

  1.2. Effective Time of Merger. On the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State on the first business day following the Closing Date, all in accordance with the Kansas General Corporation Code (the "KGCC"). The Merger shall become effective on the first day of the first calendar month following the Closing Date (the "Effective Time"). The closing shall be on a day (the "Closing Date") occurring not less than two (2) and not more than four (4) business days before the Effective Time and not later than thirty
(30) days after the date on which the last of any condition precedent contained herein is waived or is fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) business days prior to such Closing Date, or on such other date as Company, Commerce and Sub shall mutually agree. The closing shall be at 10:00 a.m. at Commerce Bank, N.A., 1000 Walnut, Kansas City, Missouri or at such other time and place as Company, Commerce and Sub shall mutually agree.

  1.3. The Articles of Incorporation. The Articles of Incorporation and By-Laws of Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation and By-Laws of the surviving corporation from and after the Effective Time until amended as provided by law and the officers and directors of Sub shall become the officers and directors of the surviving corporation from and after the Effective Time.

  1.4. Effect of Merger. Subject to Kansas law, at the Effective Time (a) Company shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Sub and all obligations belonging to or due each of Company and Sub shall be vested in Company without further act or deed; (b) title to any real estate or any interest therein vested in Sub shall not revert or in any way be impaired by reason of the Merger; (c) all rights of creditors and all liens on any property of the Sub shall be preserved unimpaired; (d) Company shall be liable for all the obligations of Sub, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place; and (e) the name of Company shall be changed to that of Sub.

  1.5. Further Assurances. If at any time after the Effective Time, Company shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Company the title to any property, rights, privileges, powers, or franchises of Sub, the Board of Directors and officers of Company shall, and will be authorized to, execute and deliver in the name and on behalf of Sub or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Company, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

  2.1. Effect of Merger on Sub Stock. At the Effective Time of the Merger, each share of common stock, $1.00 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $6.00 par value per share, of Company.

  2.2. Conversion of the Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each outstanding share of common stock, $6.00 par value per share, of the Company ("Company Common Stock"), of which 72,737.50 shares are issued and outstanding (but excepting Company Dissenting Shares, as defined below, and excepting shares of Company Common Stock held by Commerce or Sub or any subsidiary of the Company or Commerce, other than as a trustee, fiduciary, nominee or in a similar capacity), shall be converted into 6.40 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Commerce ("Commerce Common Stock").

    (b) If the actual Commerce Stock Price is $46.625 or less, then (i) the Exchange Ratio shall be increased to 6.811796 (the "Adjusted Exchange Ratio") or, at Commerce's option, (ii) the Exchange Ratio shall remain at
  6.40 and a cash payment equal to $19.20 per share of Company Common Stock shall be made.

    (c) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by Commerce or Sub or any subsidiary of the Company or Commerce (other than as a trustee, fiduciary, nominee or in a similar capacity) shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash, securities or other consideration shall be delivered in exchange therefor.

For purposes of this Agreement, the "Commerce Stock Price" shall be the average of the ten (10) closing sale prices of Commerce Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System ("NMS") on each of the ten (10) consecutive trading days preceding the third trading day prior to the Closing Date.

  2.3. Exchange of Certificates. (a) Commerce, on behalf of Sub, shall make available to Commerce Bank, N.A., which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time, such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof. As soon as practicable after Closing Date, Commerce on behalf of the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

  (b) Notwithstanding any other provision herein, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Commerce Common Stock to which a holder of Company Common Stock would otherwise be entitled under Section 2.2 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Commerce Stock Price. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2.4. Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

  2.5. Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Commerce Common Stock payable to holders of record thereof after the Effective Time shall be paid to the shareholders of Company entitled to receive certificates representing Commerce Common Stock until such shareholders surrender their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividends which shall have become payable with respect to such Commerce Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividend on such Commerce Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2.6. Shareholders' Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-Laws of Company and in accordance with Section 10.1 hereof. A shareholders' meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 10.1 hereof). Company and its Board of Directors shall recommend that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2.7. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the KGCC, any shares of Company Common Stock held by a person who objects to the Merger, whose shares of Company Common Stock were not voted in favor of the Merger and who complies with all of the provisions of the KGCC concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the KGCC, including, if applicable, any costs determined to be payable by the Sub to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the KGCC.

  2.8. Exchange Offer for Bank Shares. (a) Subject to the conditions set forth in this Section 2.8, Company agrees to make an offer to exchange shares of Commerce Common Stock in an amount equal to the Exchange Ratio (or, if the Adjusted Exchange Ratio is used in the Merger, then in an amount equal to the Adjusted Exchange Ratio) for each of the 2,262.50 issued and outstanding shares of Bank Stock that are not held by the Company (the "Exchange Offer"); provided, however, that for the purpose of the Exchange Offer only, the definition of Adjusted Exchange Ratio (if applicable) shall be deemed to exclude clause (ii) of Section 2.2(b) hereof, and only Commerce Common Stock shall be issued in the exchange. Consummation of the Exchange Offer shall be conditioned upon the Closing of the Merger and the closing of the Exchange Offer shall not be completed until after the Effective Time of the Merger. After the Effective Time of the Merger (at which time Commerce will become the sole stockholder of the Company), Commerce agrees to cause the Company to complete the Exchange Offer as set forth herein.

  (b) Commerce agrees to make available sufficient shares of Commerce Common Stock at the Effective Time to consummate the Exchange Offer. All shares of Commerce Common Stock to be issued in the Exchange Offer shall be registered under the Securities Act and shall be covered by the Registration Statement referred to in Section 10.1 hereof. Company shall make the Exchange Offer as soon as reasonably practicable following the effective date of the Registration Statement.

  (c) Commerce covenants and agrees to prepare and file, at its sole cost and expense, on behalf of itself and Company, all documents, agreements, registration statements, notices and filings required under federal and state securities and Blue Sky laws required to effect the Exchange Offer. Out-of-pocket expenses incurred by Company at the request of Commerce in connection with the Exchange Offer shall be for the account of Commerce and shall be reimbursed by Commerce.

  (d) Company agrees to cooperate with Commerce in the preparation of all documents, agreements, registration statements, notices and filings, and to take all acts and actions reasonably required by Commerce, that are required to effect the Exchange Offer. Company further agrees to use its best efforts to cause the Bank's board of directors to recommend that the stockholders of the Bank accept the Exchange Offer.

  (e) The Exchange Offer shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code. It shall be a condition precedent to the closing of the Exchange Offer that the Company shall have received, at Commerce's expense, an opinion of Commerce's counsel, addressed to the Company, the Bank and the tendering minority stockholders of the Bank, and in form and substance reasonably satisfactory to the Company and to Company's counsel, dated as of the closing date of the Exchange Offer, to the effect that the Exchange Offer is a tax-free reorganization under Section 368(a)(1)(B) of the Code and no gain or loss will be reorganized by the tendering minority stockholders of the Bank to the extent they receive Commerce Common Stock solely in exchange for shares of Bank Stock.

  2.9. Adjustment for Stock Splits, Stock Dividends, Combinations and Reclassifications. If Commerce (i) pays a dividend in shares of Commerce Common Stock, (ii) subdivides the outstanding shares of Commerce Common Stock,
(iii) combines the outstanding shares of Commerce Common Stock or (iv) issues by reclassification of the shares of Commerce Common Stock any other shares of Commerce or any other corporation, and the record date for any such action occurs after the date of this Agreement and prior to the Effective Time, then the Exchange Ratio, calculation of the Adjusted Exchange Ratio (including the cash payment per share amount) and, if there is a division of Commerce Stock into two or more separately traded securities, the Commerce Stock Price, shall be adjusted as appropriate to account for such actions consistent with the methodology set forth in paragraph 1(d) of the letter of intent, dated September 12, 1997, between Commerce and the Company.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF COMMERCE AND SUB

  Commerce and Sub, jointly and severally, hereby represent and warrant as follows:

  3.1. Organization and Authority. (a) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended. Commerce has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Commerce and the consummation by Commerce of the transactions contemplated hereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the shareholders of Commerce being required to approve this Agreement.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Commerce as the sole shareholder of Sub.

  3.2. Valid and Binding Agreement; No Violation. This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.

  3.3. Capital Stock of Commerce. As of September 30, 1997, the authorized capital stock of Commerce consisted of (a) 80,000,000 shares of common stock, $5.00 par value, of which 37,125,005 shares were issued and outstanding, and
(b) 2,000,000 shares of preferred shares, $1.00 par value ("Preferred Stock"), of which no shares were issued and outstanding. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

  3.4. Financial Statements. The consolidated balance sheets of Commerce as of December 31, 1996 and December 31, 1995, the consolidated statements of earnings for the years ended December 31, 1996 and December 31, 1995, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been certified by KPMG Peat Marwick LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 1996, or incurred since December 31, 1996, in the ordinary course of business. From December 31, 1996 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  3.5. SEC Reports. Commerce's Report on Form 10-K for year ended December 31, 1996, filed with the Securities and Exchange Commission ("SEC") and all subsequent reports and proxy statements filed by Commerce thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 1996; the Annual Report to Shareholders for such year; and a copy of the Proxy Statement for the 1997 Annual Meeting of Shareholders of Commerce; and copies of Commerce's reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

  3.6. Status of Commerce Common Stock to be Issued. The shares of Commerce Common Stock into which the Company Common Stock or the Bank Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time (the "Securities Act").

  3.7. Governmental Regulation. Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.

  3.8. Litigation. There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.

  3.9. Taxes. Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local tax and information returns and tax reports due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.

  3.10. Defaults. Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce's or any of its subsidiaries' extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  3.11. Information Supplied. None of the information supplied or to be supplied by Commerce and Sub for inclusion or incorporation by reference in
(a) the Registration Statement (as defined in Section 10.1.) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement (as defined in Section 10.1) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company, (c) the Exchange Offer materials will, at the date of mailing to the minority stockholders of the Bank and at the time the Exchange Offer is consummated, contain any untrue statement of a material fat or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company hereby represents and warrants to each of Commerce and Sub as follows:

  4.1. Organization and Good Standing. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The conduct of Company's business and the ownership of its properties do not require Company to qualify as a foreign corporation in any jurisdiction except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and its subsidiary.

  (b) Company has one subsidiary, City National Bank of Pittsburg ("Bank"), which is a national banking association duly organized, validly existing and in good standing under the laws of the United States with the corporate power and authority to carry on its business as it is now being conducted. Bank is duly qualified to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and Bank.

  4.2. Authority. Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and assuming due execution and delivery by Commerce and Sub, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  4.3. Shareholder Approval. The Board of Directors of Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders, no other shareholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors will recommend that the shareholders approve this Agreement and the transactions contemplated hereby subject to their fiduciary duties and will exempt the transaction from any applicable state takeover statutes. The approval of the majority of the outstanding shares of Company Common Stock entitled to vote is required for approval of this Agreement and to consummate the transactions contemplated hereby.

  4.4. No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any subsidiary or to which Company or any subsidiary (or any of their respective properties) is subject,
(ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or any subsidiary of Company or
(iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company is a party, or to which any of its respective properties or assets may be bound or affected.

  4.5. Consents. Except for the approvals of the appropriate regulatory agencies and such filings and registrations as are required under federal and state securities and Blue Sky laws, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the Merger or the other transactions contemplated by this Agreement.

  4.6. Capitalization. Company has authorized capital stock consisting of 500,000 shares of common stock, par value $6.00 per share, of which 72,737.5 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. There are no outstanding warrants, options, subscriptions, contracts, rights or other agreements or commitments obligating Company to issue or sell any additional shares of Company Common Stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of Company Common Stock. The authorized capital stock of Bank consists of 75,000 shares of common stock, $6.00 par value per share ("Bank Stock"), of which 75,000 shares have been duly and validly authorized and issued, and of which 72,737.5 Bank shares are owned directly by Company free and clear of all liens, encumbrances, equities or claims. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating Company or Bank to issue or sell any additional shares of Bank's capital stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of capital stock or any other equity security of Bank.

  4.7. Government Regulation. Company and Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Except as disclosed herein or in Schedules attached hereto, Company and Bank have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  4.8. Financial Statements. The consolidated balance sheet of Company as of December 31, 1996, the consolidated statements of earnings for the year ended December 31, 1996, the balance sheet of Bank as of December 31, 1995 and the statement of earnings of Bank for the year ended December 31, 1995 and all related schedules and notes to the foregoing, all of which have been delivered or made available to Commerce, have been certified by Baird, Kurtz & Dobson, independent certified public accountants and Company has also furnished to Commerce consolidated balance sheets of Company as of September 30, 1997 and the consolidated statements of earnings for the nine-month period ending September 30, 1997 (collectively referred to as "Company Financial Statements"). All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position, results of operation and changes of financial position of Company as of their respective dates and for the periods indicated. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 1996, or incurred since December 31, 1996, in the ordinary course of business. From December 31, 1996 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Bank, or in the relationship of Company or Bank with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  4.9. Legal Proceedings. Except as set forth on Schedule 4.9 there are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses, nor are there to the knowledge of Company any grounds therefor, which, if adversely determined, would in the aggregate materially adversely affect the business, operations, properties or financial condition of Company or Bank. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  4.10. Title to Assets. Except as set forth on Schedule 4.10 hereto, except for securities pledged to secure public funds deposits or subject to customer repurchase agreements entered into in the ordinary course of business, and leased property discussed below, Company and Bank have good and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for other real estate owned and except as reflected on their respective financial statements and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by Company and the Bank. The real and personal properties and assets held under lease by Company and Bank are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such properties and assets by Company and Bank.

  4.11. Undisclosed Liabilities. Except as disclosed in Schedule 4.11 hereto or in Schedules attached hereto, as of the date hereof, Company and Bank have no debt, liability or obligation (whether accrued, contingent, absolute or otherwise) known to either which would be included in a corporate balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles that is not reflected or reserved against in the Financial Statements or was not incurred in the ordinary course of their business.

  4.12. Taxes. The Company and Bank have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and Bank have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Company's knowledge, threatening to assert against Company or Bank any deficiency or claim for additional Taxes. Neither the Company nor Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as disclosed on Schedule 4.12, there are no tax liens on any assets (excluding OREO properties) of the Company or Bank. Neither the Company nor Bank has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company or Bank, taken as a whole, after the Effective Time. For purposes of this Agreement, "Material Adverse Effect" with respect to the Company or Bank means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the Company or Bank taken as a whole; (2) significantly and adversely affects the ability of the Company or Bank to consummate the transactions contemplated by this Agreement by the Closing Date or to perform their material obligations under this Agreement; or
(3) enables any persons to prevent the consummation by the Closing Date of the transactions contemplated by this Agreement. The accruals and reserves for taxes reflected in the Company's balance sheets included in the Financial Statements are adequate to cover all Taxes accruable by the Company and the Bank on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in Schedule 4.12 attached hereto, no agreements relating to allocating or sharing of Taxes exist between the Company and Bank.

  4.13. Contracts. Except as set forth on Schedule 4.13 or any other Schedule attached hereto, neither Company nor Bank is party to or bound by any:

    (a) employment contract;

    (b) bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement;

    (c) material lease or license with respect to any property, real or personal, whether Company or Bank is landlord or tenant, licensor or licensee, involving a liability or obligation of Company or Bank as obligor in excess of $5,000 on an annual basis;

    (d) agreement, contract or indenture relating to the borrowing of money by Company or any subsidiary, excluding deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection, commitments to loan or discount, endorsements made for collection and guarantees made in the ordinary course of business;

    (e) agreement with any present or former officer, director or shareholder of Company or Bank; or

    (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of Company or Bank or which involves a payment by Company or Bank of more than $5,000 in one year.

  4.14. Regulatory Reports; Examinations. Company and Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with any governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company, no Governmental Entity has initiated any proceeding or, to the best knowledge of Company, investigation into the business or operations of Company or Bank. To the best knowledge of Company there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or written statement relating to any examinations of Company or Bank. Company has made available to Commerce all reports of examination conducted by any Governmental Entity with respect to Company and/or Bank during the preceding ten (10) years.

  4.15. Conduct. From December 31, 1996 until the date hereof and except as set forth in Schedule 4.15 attached hereto or any other Schedule attached hereto:

    (a) There has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank or in the relationship of Company or Bank with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships.

    (b) The business affairs of Company and Bank have been conducted and carried on only in their ordinary and regular course of business, and Company and Bank have not, except as otherwise disclosed to Commerce, incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business, those incurred pursuant to existing contracts disclosed pursuant to Section 4.13 and those incurred pursuant to commitments permitted hereby.

    (c) There have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed under Section 5.2(e) of this Agreement occurred or been taken.

    (d) Company and Bank have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increase in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.

  4.16. Compliance with ERISA. Except for the plans listed on Schedule 4.16 (collectively, the "Plans") neither Company nor Bank has established, maintained or contributed at anytime during the five-year period ending on the date hereof to any employee benefit plan (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")) or any other plan with respect to which any governmental filings are required. A true and accurate copy of each of the Plans, any related trust agreements and each of the amendments thereto has been provided to Commerce together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any government agency in respect of the Plans for the three most recent years ending on the date hereof. To Company's knowledge as sponsor of the Plans, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Internal Revenue Code of 1986 ("Code"), including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.16, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Plans or of Company or Bank, either as of the Effective Time or upon discovery of the noncompliance. To Company's knowledge as sponsor of the Plans, all required contributions to the Plans through the date hereof have been made. To Company's knowledge as sponsor of the Plans, Company and Bank (each with respect to the Plans), as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for the payment of benefits in the ordinary course.

  4.17. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

  4.18. Defaults. Except as set forth in Schedule 4.18 hereto, as of the date hereof, neither the Company nor Bank is in material breach or material default known to either under any agreement or commitment to which the Company or Bank is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit; and to their knowledge there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  4.19. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Company and Bank have been delivered to Commerce. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid and enforceable policies, and will not be terminated by Company or Bank prior to the Effective Time. To the best knowledge of Company, the insurance policies to which Company or Bank are parties are sufficient for compliance with all material requirements of law and all material agreements to which Company or Bank are parties and will be maintained by Company and Bank until the Effective Time. Neither Company nor Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

  4.20. Absence of Adverse Agreements. Neither the Company nor Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or is reasonably likely to result in a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or Bank, taken as a whole.

  4.21. Internal Controls and Records. The Company and Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. Company has furnished to Commerce all of Company's and Bank's written internal policies and procedures which are identified on
Schedule 4.21.

  4.22. Loans. Except as disclosed on Schedule 4.22 attached hereto, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or Bank or banking regulators; (b) neither the Company or Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (c) to the Company's knowledge neither the Company nor Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation is reasonably likely to result in a Material Adverse Effect on the Company or Bank, taken as a whole.

  4.23. Environmental Laws. (a) Compliance with Environmental and Safety Laws. Except as set forth on Schedule 4.23, to the best knowledge of Company (i) the operations and Properties (as hereinafter defined) of Company and Bank comply with all applicable past and present federal, state and local environmental statutes and regulations; (ii) none of the operations of Company or Bank is subject to any judicial or administrative proceedings alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which Company or Bank may be liable; (iii) none of the operations or Properties of Company or Bank is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous or toxic waste, substance or constituent, or any other substance from whatever source (past or present; onsite or offsite) into the environment, nor has Company or Bank been directed to conduct such investigation, formally or informally, by any governmental agency, nor has it agreed with any governmental agency or private person to conduct any such investigation; (iv) neither Company nor Bank has filed any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance, or constituent, or any other substance into the environment; (v) the operations and Properties of Company and Bank have obtained and currently maintain and comply with, all environmental permits and compliance plans required to own and operate Properties; (vi) Company and Bank perform all environmental and safety training required to own and operate the Properties and maintain proper records of such; (vii) Company and Bank properly handle and dispose of all regulated and Hazardous Materials (as herein defined) either onsite or offsite; (viii) neither Company nor Bank has ever been notified by either a federal, state or local governmental authority, or a private party that Company or Bank is a potentially responsible party ("PRP") for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S) 9601, et seq. or any corresponding state law; (ix) neither Company nor Bank has received a CERCLA
(S) 104(e) information request from the U.S. Environmental Protection Agency ("USEPA") or a corresponding information request from any state or local environmental regulator; and (x) the Company or Bank operations, and Properties, procedures and designs conform to the statutory or regulatory requirements of any environmental or safety law.

  (b) Hazardous Materials. As used herein, "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, solid wastes, friable asbestos, or any material containing asbestos, toxic substances or related materials, including, without limitation, substances now defined as hazardous substances, hazardous materials pollutants, contaminants, or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transport Act, the Resource Conservation and Recovery Act, any so-called "Superfund" or "Superlien" law, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance Control Act, or any other applicable federal, state or local law, code, rule, regulation or ordinance presently in effect. "Hazardous Materials" shall also include polychlorinated biphenols (PCBs), petroleum and petroleum products (including crude and fraction thereof), mercury, and lead-based paint.

  (c) Environmental Audit. Commerce may obtain at its option and expense on or prior to 120 days following the date hereof an environmental audit ("Environmental Audit") of all the properties and assets of Company and Bank classified as other real estate owned or real property owned or leased by Company or Bank, but excluding all loans not in default and all collateral for such loans (the "Properties"). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by Commere and shall be reasonably satisfactory to Company. The Environmental Audit shall conform to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials ("ASTM"). Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Materials exist (i) on or under any of the Properties; (ii) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company's or Bank's ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce.

  In the event the Environmental Audit discloses the existence of any liability ("Environmental Liability") (either absolute or potential) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of
(w) noncompliance with any environmental law, (x) the presence of Hazardous Materials on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company, Bank or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, Bank or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, under or from the Properties, which liability exists against Company or Bank or affects in any way the Properties or Company's or Bank's rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article IX hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

  4.24. Broker's Fees. Neither the Company nor Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

  4.25. Labor Matters. (a) To the best knowledge of Company, Company and Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Company or Bank pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting Company or Bank; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company or Bank; and (e) neither Company nor Bank is experiencing any material work stoppage.

  4.26. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Company to Commerce in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                             COVENANTS OF COMPANY

  5.1. Affirmative Covenants of the Company. Unless the prior written consent of Commerce shall have been obtained, and which consent will be given or denied within 10 business days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause Bank to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and assets and maintain its rights and franchises; and (c) take no action which would (1) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby (2) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Code, or (3) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

  5.2. Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to commit to do, or permit Bank to do or agree to commit to do, any of the following without the prior written consent of Commerce, which consent shall not be unreasonably withheld and which consent will be given or denied within 10 business days of receipt of written request for such consent:

    (a) make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons) which would be graded "OAEM" under Bank's rating system or in an amount greater than $250,000 other than renewals of existing loans or commitments to loan;

    (b) purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three years from the date of purchase;

    (c) amend or adopt any employee benefit plan, or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such directors, officers or employees of Company or Bank under any pension plan or other contract or commitment; provided, however, that notwithstanding the foregoing, Company and Bank may (i) continue to accrue profit sharing expenses and may make a profit sharing contribution to the existing profit sharing plan with respect to (A) the fiscal year ending December 31, 1997, in an amount not greater than 11% of aggregate employee salaries for such fiscal year and
  (B) with respect to each month of fiscal year 1998 occurring prior to the Effective Time of the Merger, in an amount consistent with past monthly accruals for such expenses, (ii) consistent with its past practices, grant annual and merit salary increases to Bank officers effective December 1, 1997, which increases in the aggregate shall not exceed 5% of the aggregate annual salary expenses for Bank officers in effect immediately prior to such date, and (iii) consistent with past practices, pay discretionary merit-based, year-end bonuses to officers and employees with respect to the fiscal year ending December 31, 1997, in an aggregate amount not greater than $35,000.00.

    (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.1.) involving an obligation or commitment in excess of $5,000 or engage in any transaction not in their usual and ordinary course of business and consistent with past practices; provided, however, that notwithstanding the foregoing, Bank may make capital expenditures for the remodeling projects described on Schedule 5.2(d) attached hereto but shall not exceed the expenditure limits set forth in such schedule (and Commerce expressly agrees that such expenditures shall be accounted for as capital expenses not maintenance expenses) and may consummate the other pending transactions listed on Schedule 5.2(d).

    (e) declare or pay any dividend or make any other distribution in respect of any capital stock of Company except for cash dividends consistent with past practices and a special dividend prior to the Effective Time of the Merger, which dividends in the aggregate shall not exceed Company's earnings from July 31, 1997 to the last day of the month preceding the Effective Time of the Merger.

    (f) split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or Bank;

    (g) amend the Articles of Incorporation or By-Laws of Company or the Articles of Association or By-Laws of Bank or make any change in the number of authorized, issued or outstanding capital stock of Company or Bank;

    (h) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.1(a);

    (i) enter into any new line of business;

    (j) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

    (l) change its methods of accounting in effect at the date hereof, except as required by changes in generally accepted accounting principals ("GAAP") or regulatory accounting principles as concurred to by the Company's independent auditors;

    (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

    (n) file any application to relocate or terminate the operations of any banking office;

    (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or Bank is a party or by which the Company or Bank or their respective properties is bound;

    (q) make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or Bank without giving Commerce five days' notice in advance of the Company's or Bank's approval of such loan or extension of credit or commitment relating thereto; or

    (r) make any adjustments to Bank's loan loss reserve account except for increases to such account and appropriate charge-offs and recoveries following its normal historical practices; or

    (s) agree to do any of the foregoing.

  5.3. Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of Company and Bank. The Company shall furnish to Commerce and its authorized representative all information with respect to the affairs of Company and Bank as Commerce may reasonably request.

  5.4. Financial Statements and Call Reports. From and after the date hereof, Company shall deliver to Commerce monthly reports of condition and income statements of Company and Bank and shall deliver to Commerce copies of the call reports for Bank as filed with any regulatory agency promptly after such filing.

  5.5. Right to Attend Meetings. Company and Bank shall allow a representative of Commerce to attend as an observer all meetings of the Board of Directors of Company and, all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of Company or Bank officials at which policy is being made. Company and Bank shall give reasonable notice to Commerce of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company and Bank shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company or Bank.
  5.6. Data Processing. Company shall cooperate with Commerce in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Commerce as of the Effective Time. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.
  5.7. No Solicitation. Neither Company nor Bank nor any affiliates or associates of Company or Bank acting for or on behalf or Company or Bank shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or, subject to the provisos to this sentence, provide any information to, any corporation, partnership, agent, attorney, financial adviser, person, or other entity or group (other than (a) Commerce, Sub, an affiliate or associate of Commerce or Sub or an officer, employee or other authorized representative of Commerce, Sub or such affiliate or associate or (b) the Company's counsel, accountants and financial adviser solely for use in connection with the transactions contemplated hereby) relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or Bank,
(ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or Bank, (iii) purchase or sale of shares of capital stock of the Company or Bank or (iv) any similar transactions involving Company or Bank, other than the transactions contemplated by this Agreement; provided, however, that the Company may provide information at the request of a third party if the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Commerce and Sub, requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Commerce and Sub. Company shall immediately cease and cause to be terminated any and all such contacts and negotiations with respect to any such transaction. Company shall immediately inform Commerce and Sub of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction.
  5.8. Retirement Plans. Company shall, prior to the Effective Time, adopt any and all resolutions that are necessary or appropriate to (i) cease contributions to the Company's defined contribution retirement plans ("Company Retirement Plans") as of the day before the Effective Time; (ii) terminate the Company Retirement Plans and fully vest all participant account balances in such plans as of the day before the Effective Time; and (iii) provide for distribution of the assets of such plans following receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination and the distribution of the assets of such plans. Commerce agrees to cooperate with Company in fulfilling this covenant.

                                  ARTICLE VI

                         COVENANTS OF COMMERCE AND SUB

  6.1. Regulatory Approvals. Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein. Commerce and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

  6.2. Information. Commerce and Sub shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

  6.3. Tax-Free Reorganization Treatment. Neither Commerce nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger or the Exchange as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

  6.4. Employee Benefits. Employees of Company or Bank shall be eligible to participate in all Commerce employee welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with the Company and Bank shall be counted as service with Commerce. Continuous coverage under the Company or Bank health plan through the Effective Time shall count as coverage under the Commerce health plan.

                                  ARTICLE VII

                CONDITIONS PRECEDENT TO COMMERCE'S OBLIGATIONS

  The obligations of Commerce and Sub to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Commerce or Sub may waive in writing:

  7.1. Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement shall be true in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement and except to the extent that any such representation or warranty is made solely as of a specified date. Company shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  7.2. Material Actions, Debts or Defaults. On the Closing Date, there shall not be: (i) except as set forth on Schedule 4.9 or as otherwise disclosed to Commerce prior to the date hereof, any actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company or Bank, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses; (ii) any debt, liability or obligation of Company or Bank known to either (whether accrued, contingent, absolute or otherwise) required to be reflected in a corporate balance sheet or the notes thereto that is not reflected or reserved against in their respective financial statements or was not incurred in ordinary course of their respective businesses; or (iii) any material breach or material default of Company or Bank known to either under any agreement or commitment to which either is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit; any of the foregoing of which would have a Material Adverse Effect upon the financial condition of, or upon the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank.

  7.3. Adverse Changes. From the date hereof to the Closing Date, there will have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank, and taking into account for this purpose the proceeds of any applicable insurance.

  7.4. Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Commerce shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule and no such order, consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce and Company would materially adversely affect the operations of or be unduly burdensome to Commerce.

  7.5. Litigation. At the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Commerce reasonably believes could reasonably result in restraining, enjoining or prohibiting the consummation of this Agreement.

  7.6. Financial Measures. On the Closing Date, the Bank's capital shall not be less than that existing on July 31, 1997 and the Bank's loan loss reserve shall not be less than $886,736.61 (which is $32,952.68 less than the amount of the loan loss reserve existing on July 31, 1997).

  7.7. Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of Company.

  7.8. Tax Representations. Each shareholder of Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in Section 7.11 hereof.

  7.9. Sales of Shares. Each person who is an "affiliate" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company at the time this Agreement is submitted to approval of the stockholders of the Company shall deliver to Commerce a letter substantially in the form of Exhibit 7.9 whereby such affiliate represents to and agrees with Commerce that he shall not sell, pledge, transfer or otherwise dispose of any shares of stock of Commerce held by such person or any shares of Commerce Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and until such time as financial results covering at least 30 days of combined operations of Commerce and the Company shall have been published.

  7.10. Dissenting Shareholders. Company Dissenting Shares shall not constitute more than 10% of the outstanding shares of Company Common Stock on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this
Section 7.10 unless it commits to provide the surviving corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.

  7.11. Federal Tax Opinion. Commerce shall have received an opinion of Blackwell Sanders Matheny Weary & Lombardi LLP., counsel to Commerce ("Commerce's Counsel"), in form and substance reasonably satisfactory to Commerce, dated the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  7.12. Opinion of Counsel. Commerce shall have received an opinion of Stinson, Mag & Fizzell P.C. dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit
7.12 hereto.

  7.13. Market Price of Commerce Stock. The Commerce Stock Price, determined as of the third trading day prior to the Closing Date, shall not be greater than $60.625.

                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY

  The obligations of Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Company may waive in writing:

  8.1. Representations, Warranties and Covenants. All representations and warranties of Commerce contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made solely as of a specified date, and Commerce shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  8.2. Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule.

  8.3. Litigation. There shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Company believes could reasonably result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

  8.4. Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement and the transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of the Company.

  8.5. Federal Tax Opinion. The Company shall have received, at Commerce's expense, an opinion of Commerce's Counsel, addressed to the Company and its shareholders and in form and substance reasonably satisfactory to the Company and, Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a)(2)(E) of the Code and no gain or loss will be recognized by the shareholders of the Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.

  8.6. Adverse Changes. From December 31, 1996, to the Closing Date, there will have been no material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of Commerce.

  8.7. Opinion of Counsel. Company shall have received an Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set out in Exhibit 8.7 hereto.

  8.8. Market Price of Commerce Common Stock. The Commerce Stock Price, determined as of the third trading day prior to the Closing Date, shall not be less than $42.625.

  8.9. Cash Dividend. The board of directors of the Company shall have declared and the Company shall have paid the special cash dividend on Company Common Stock permitted by Section 5.2(e) hereof.

                                  ARTICLE IX

                           TERMINATION OF AGREEMENT

  9.1. Basis for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date: (a) by mutual consent in writing of the parties hereto; (b) by Commerce upon written notice to Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce and Company would materially adversely affect the operations of or would be unduly burdensome to Commerce; (c) by Commerce or Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of (i) 30 days after the non-breaching party shall have given notice to the breaching party of the existence of such breach or (ii) the Closing Date; (d) by Commerce or Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date; or (e) by either Commerce or Company if this Agreement shall not have been consummated by April 30, 1997; provided that the terminating party is not then in material breach of this Agreement. As used in this
Section 9.1, actions contemplated as being taken by Commerce or the Company must be taken by their respective Board of Directors or the Executive Committee of such Board.

  9.2. Effect of Termination. In the event of termination of this Agreement for any reason set forth in Section 9.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof.

  9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

  10.1. Registration Statement and Proxy Statement. Commerce shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger and the Exchange Offer (the "Registration Statement"). Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be prepared by Company and to be used in connection with the Exchange Offer or the special stockholders' meeting of Company to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing. Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon and shall deliver the Exchange Offer materials to the minority shareholders of the Bank. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement to Company or stockholders, Company or shall mail or otherwise furnish to its shareholders or the minority shareholders of the Bank such amendments or supplements to the Proxy Statement or the Exchange Offer materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Proxy Statement or the Exchange Offer materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least three years from the date of the conversion of shares described in Section 2.2 hereof, Commerce shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

  10.2. State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger and the Exchange Offer or to obtain an exemption from such qualification or registration.

  10.3. Affiliates. Certificates representing shares of Commerce Common Stock issued to "affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in Exhibit 7.9; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Commerce and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Commerce that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Commerce Common Stock by an affiliate will comply with or will be exempt from the Securities Act, Commerce shall, as promptly as practicable after receipt of the stock certificates representing such affiliate's Commerce Common Stock (and in any event within seven (7) business days after such receipt), direct the Transfer Agent for the Commerce Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the affiliate without such restrictive legend.

  10.4. Publication of Combined Financial Results. Commerce will file with the Securities and Exchange Commission a Periodic Report on Form 8-K containing financial statements which include no less than 30 days of combined operations of Commerce and Company, ended on a normal closing date, as soon as practicable after the Effective Time unless the first 30 day period of combined operations is reflected in and ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

  10.5. Indemnification. Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Exchange Offer, Registration Statement, Proxy Statement, Exchange Offer materials, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Bank Stock.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1. Brokers and Finders. Commerce and Company represent each to the other that this Agreement is the result of direct negotiations between them and that such party has not incurred any liability for any brokers, finders or similar fees in connection with this Agreement.

  11.2. Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

  11.3. Entire Agreement, Amendments, Waiver. This Agreement contains the entire understanding of Commerce, Sub and Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

  11.4. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by telefacsimile with a copy thereof transmitted by a nationally recognized overnight delivery service or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to Company:

      Mr. Wendell Wilkinson
      Pittsburg Bancshares, Inc.
      100 S. Broadway
      Pittsburg, Kansas 66762
      Telephone: 316-231-8400
      FAX: 316-231-9340

    with a copy to:

      Michael W. Lochmann, Esq.
      Stinson, Mag & Fizzell P.C.
      1201 Walnut Street
      Kansas City, Missouri 64106
      Telephone: 816-691-3208
      FAX: 816-691-3495

    If to Commerce:

      Mr. A. Bayard Clark
      Commerce Bancshares, Inc.
      8000 Forsyth Boulevard
      Clayton, Missouri 63105
      Telephone: (314) 746-7440
      FAX: (314) 746-8739

    with a copy to:

      J. Daniel Stinnett, Esq.
      Commerce Bancshares, Inc.
      1000 Walnut--18th Floor
      Kansas City, Missouri 64106
      Telephone: (816) 234-2350
      FAX: (816) 234-2333
    and

      Dennis P. Wilbert, Esq.
      Blackwell Sanders Matheny Weary & Lombardi LLP
      Two Pershing Square
      2300 Main, Suite 1100
      Kansas City, Missouri 64108
      Telephone: (816) 983-8124
      FAX: (816) 983-8080

  11.5. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

  11.6. Further Acts. Commerce, Company and Sub agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  11.7. Confidential Treatment. In the event the transactions contemplated by this Agreement shall not be consummated for any reason whatsoever, Commerce agrees that all information relative to Company and Bank concerning their operations and, in particular, information relative to loan and deposit customers shall be treated as confidential information which will not be disclosed or utilized by Commerce or its agents, representatives or employees, and Commerce further agrees that it will cause all copies of documents or other papers received from Company or Bank to be returned thereto.

  11.8. Press Release. Immediately after execution and delivery of this Agreement, the parties hereto shall issue a mutually acceptable press release publicly disclosing the existence of this Agreement.

  11.9. Litigation Expenses. In the event that a dispute arises or legal proceeding is brought with respect to any provision of this Agreement or any party's rights or obligations hereunder, the party that prevails in such legal proceeding or receives any amount in settlement of such dispute or proceeding shall be entitled to recover its reasonable costs, expenses and attorneys' fees from the other party or parties to such dispute or proceeding.

  11.10. Adjustments per Section 2.9. The parties acknowledge and agree that
(a) Commerce has declared a five percent (5%) stock dividend on the Commerce Common Stock payable on December 12, 1997, (b) the effects of such stock dividend are not reflected in subsections (a) and (b) of Section 2.2 hereof, and (c) pursuant to Section 2.9 hereof, when such stock dividend is paid by Commerce, subsections (a) and (b) of Section 2.2 hereof shall be revised to read as follows:

    (a) Each outstanding share of common stock, $6.00 par value per share, of the Company ("Company Common Stock"), of which 72,737.50 shares are issued and outstanding (but excepting Company Dissenting Shares, as defined below, and excepting shares of Company Common Stock held by Commerce or Sub or any subsidiary of the Company or Commerce, other than as a trustee, fiduciary, nominee or in a similar capacity), shall be converted into 6.72 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Commerce ("Commerce Common Stock").

    (b) If the actual Commerce Stock Price is less than $44.144 then (i) the Exchange Ratio shall be increased to 7.194666 (the "Adjusted Exchange Ratio") or, at Commerce's option, (ii) the Exchange Ratio shall remain at
  6.72 and a cash payment equal to $20.95 per share of Company Common Stock shall be made.

  In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Pittsburg Bancshares, Inc.

                                                 /s/ Wendell Wilkinson
                                          By: _________________________________
                                                     Wendell Wilkinson
                                                         President

                                          Commerce Bancshares, Inc.

                                                  /s/ A. Bayard Clark
                                          By: _________________________________
                                                      A. Bayard Clark
                                                Executive Vice President and
                                                  Chief Financial Officer

                                          CBI-Kansas, Inc.

                                                  /s/ A. Bayard Clark
                                          By: _________________________________
                                                      A. Bayard Clark
                                                       Vice President

            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

  This First Amendment to Agreement and Plan of Reorganization (the "First Amendment"), is dated as of the 24th day of December, 1997, and made by and between Commerce Bancshares, Inc., a Missouri corporation ("Commerce"), CBI-Kansas, Inc., a Kansas corporation ("Sub"), and Pittsburg Bancshares, Inc., a Kansas corporation ("Company").

                                  WITNESSETH:

  Whereas, Commerce, Sub and Company have heretofore entered into an Agreement and Plan of Reorganization, dated as of the 29th day of October, 1997 (the "Original Agreement"), providing for the merger of Sub with and into Company (the "Merger"); and

  Whereas, the parties desire to amend the Original Agreement in the manner hereinafter set forth (the Original Agreement as amended by this First Amendment is referred to herein as the "Agreement");

  Whereas, capitalized terms used herein that are not otherwise defined herein shall have the meanings given to such items in the Original Agreement;

  Now Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

  1. Section 2.2(b) is hereby amended to read in its entirety as follows:

    "(b) If the Commerce Stock Price is $57.73 or less, then the Exchange Ratio shall be increased to 6.72 (the "Adjusted Exchange Ratio")."

  2. Section 2.8(a) is hereby amended by deleting the proviso to the first sentence thereof.

  3. Section 2.9 is hereby amended to read in its entirety as follows:

    "Section 2.9 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Commerce is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio or the Adjusted Exchange Ratio, as the case may be, shall be adjusted on a pro rata basis."

  4. Section 5.2(e) is hereby amended to read in its entirety as follows:

    (e) permit the Bank to declare or pay any dividend or make any other distribution in respect of any capital stock of the Bank except for (i) a cash dividend in the amount of $3.70 per share ($277,500.00 aggregate amount) that has been declared and is payable on January 2, 1998; (ii) cash dividends in amounts sufficient to cover reasonable out of pocket fees and expenses incurred by the Company in connection with the consummation of the transactions contemplated hereby; (iii) if the transactions contemplated hereby are not consummated in time to permit the shareholders of the Company and the Bank to receive any cash dividends declared and payable on the Commerce Common Stock on or after January 1, 1998 with respect to the shares of Commerce Common Stock which they will receive pursuant hereto (the aggregate dollar amount of such dividends is referred to herein as the "Commerce Equivalent Dividend") then the Bank may declare and pay a cash dividend in an amount equal to the Commerce Equivalent Dividend (the amounts referred to in (i), (ii) and (iii) hereof are collectively referred to herein as "Permitted Dividends").

  5. Section 7.6 is hereby amended to read in its entirety as follows:

    "7.6. Financial Measures. On the Closing Date, (i) the Bank's capital (computed in a manner consistent with the computation of the Bank's capital as shown on its July 31, 1997 balance sheet heretofore furnished to Commerce) shall not be less than $14,100,000; provided, however, that if the Bank pays the

  Commerce Equivalent Dividend contemplated by Section 5.2(e)(iii) hereof, then the Bank's capital shall not be less than the remainder of $14,100,000 minus the Commerce Equivalent Dividend, and (ii) the Bank's loan loss reserve shall not be less than $886,736.61 (which is $32,952.68 less than the amount of the loan loss reserve existing on July 31, 1997)."

  6. Section 7.13 is deleted in its entirety.

  7. Section 8.8 is deleted in its entirety.

  8. Section 8.9 is deleted in its entirety.

  9. Section 11.10 is deleted in its entirety.

  In Witness Whereof, the parties have duly executed this First Amendment as of the date first above written.

                                          Pittsburg Bancshares, Inc.

                                             /s/ Wendell L. Wilkinson
                                          By: _________________________________
                                             Wendell L. Wilkinson
                                             President

                                          Commerce Bancshares, Inc.

                                             /s/ A. Bayard Clark
                                          By: _________________________________
                                             Title: Executive Vice President
                                              and Chief
                                             Financial Officer
                                             Name: A. Bayard Clark

                                          CBI-Kansas, Inc.

                                             /s/ A. Bayard Clark
                                          By: _________________________________
                                             Name: A. Bayard Clark
                                             Title: Vice President

                                    ANNEX B

  K.S.A. (S) 17-6712. Payment for stock of stockholder objecting to merger or consolidation; definitions; notice to objecting stockholders; demand for payment; appraisal and determination of value by district court, when; taxation of costs; rights of objecting stockholders; status of stock; section inapplicable to certain shares of stock. (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

  (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

  (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

  (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

  (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest.

Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

  (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

  (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

  (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

  (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange, or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger or consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 351.355 of the Missouri Revised Statutes (1986) allows indemnification of corporate directors and officers by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director or officer.

  Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

  There is also in effect a bylaw provision entitling officers and directors to be indemnified by Commerce from and against any and all of the expenses, liabilities or other matters covered by said provision. Commerce has executed a security agreement pursuant to which securities with a market value of approximately $10,000,000 have been pledged to an agent to collateralize the obligations of Commerce under this bylaw provision.

ITEM 21. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

      EXHIBIT
      NUMBER
      -------
      2        Agreement and Plan of Reorganization dated the 29th day of
               October, 1997, among the Registrant, CBI-Kansas, Inc. and
               Pittsburg Bancshares, Inc., as amended (included as Annex
               A to the Prospectus).
      4(a)*    Restated Articles of Incorporation, as currently amended,
               were filed in the quarterly report on Form 10-Q for the
               quarter ended June 30, 1996, and the same are hereby in-
               corporated by reference.
      4(b)*    Restated By-Laws, as currently amended, were filed in the
               quarterly report on Form 10-Q for the quarter ended June
               30, 1996, and the same are hereby incorporated by refer-
               ence.
      4(c)*    Shareholder Rights Plan contained in an Amended and Re-
               stated Rights Agreement was filed on Form 8-A12G/A dated
               June 7, 1996, and the same is hereby incorporated by ref-
               erence.
      4(d)*    Form of Rights Certificate and Election to Exercise was
               filed on Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
      4(e)*    Form of Certificate of Designation of Preferred Stock was
               filed on Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
      5        Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP.
      8        Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP.
     10(a)*    Commerce Bancshares, Inc. Executive Incentive Compensation
               Plan--Amendment and Restatement of December 3, 1993, was
               filed in quarterly report on Form 10-Q dated August 5,
               1994, and the same is hereby incorporated by reference.
     10(b)*    Copy of Commerce Bancshares, Inc. Incentive Stock Option
               Plan as adopted on April 16, 1996, was filed in annual re-
               port on Form 10-K dated March 30, 1987, and the same is
               hereby incorporated by reference.

      EXHIBIT
      NUMBER
      -------
     10(c)*    Copy of Commerce Bancshares, Inc. 1987 Non-Qualified Stock
               Option Plan, and now captioned the Commerce Bancshares,
               Inc. 1996 Non-Qualified Stock Option Plan, as amended and
               restated in its entirety on April 19, 1996, was filed in
               quarterly report on Form 10-Q dated August 9, 1995, and
               the same is hereby incorporated by reference.
     10(d)*    Commerce Bancshares, Inc. Stock Purchase Plan for Non-Em-
               ployee Directors dated July 1, 1989 was filed on Form 10-Q for the quarterly period ended June 30, 1989, and the same is hereby incorporated by reference.
     10(e)*    Copy of Security Agreement with respect to Directors and
               Officers Liability was filed in quarterly report on Form
               10-Q dated July 30, 1986, and the same is hereby incorpo-
               rated by reference.
     10(f)*    Copy of Supplemental Retirement Income Plan established by
               Commerce Bancshares, Inc. for James M. Kemper, Jr. was
               filed in annual report on Form 10-K dated March 6, 1992,
               and the same is hereby incorporated by reference.
     10(g)*    Copy of Agreement between Commerce Bancshares, Inc. and
               James M. Kemper, Jr. relating to the provision of consult-
               ing and other services by James M. Kemper, Jr. for Com-
               merce Bancshares, Inc. was filed in annual report on Form
               10-K dated March 6, 1992, and the same is hereby incorpo-
               rated by reference.
     10(h)*    Copy of 1996 Incentive Stock Option Plan was filed in
               quarterly report on Form 10-Q dated August 9, 1995, and
               the same is hereby incorporated by reference.
     10(i)*    Copy of Commerce Executive Retirement Plan was filed in
               annual report on Form 10-K dated March 8, 1996, and the
               same is hereby incorporated by reference.
     21*       The list of subsidiaries of Commerce was filed in annual
               report on Form 10-K dated March 8, 1996, and the same is
               hereby incorporated by reference.
     23(a)     Consent of KPMG Peat Marwick LLP.
     23(b)     Consent of Baird Kurtz & Dobson.
     23(c)     Consents of Blackwell Sanders Matheny Weary & Lombardi LLP
               (included in Exhibits 5 and 8).
     23(d)     Consent of GRA, Thompson, White & Co., P.C.
     24        Powers of Attorney.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON JANUARY 8, 1998.

                                          Commerce Bancshares, Inc.

                                                /s/ J. Daniel Stinnett
                                          By: _________________________________
                                                    J. Daniel Stinnett
                                               Vice President, Secretary and
                                                      General Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 8, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


                     *                      Chairman of the Board, President and Chief
___________________________________________   Executive Officer (Principal Executive
              David W. Kemper                 Officer) and Director

                     *                      Executive Vice President (Principal
___________________________________________   Financial Officer)
              A. Bayard Clark

        /s/ Jeffery D. Aberdeen             Controller (Principal Accounting Officer)
___________________________________________
            Jeffery D. Aberdeen



              Giorgio Balzer
               Fred L. Brown
              W. Thomas Grant
           James B. Hebenstreit
              David W. Kemper
           James M. Kemper, Jr.
                                            A majority of the Board of Directors*
               Terry O. Meek
         Benjamin F. Rassieur, Jr.
           Dolph C. Simons, Jr.
               L. W. Stolzer
             Andrew C. Taylor
              Robert H. West


        /s/ J. Daniel Stinnett              as attorney-in-fact for the above officers
By: _______________________________________   and directors marked by an asterisk.
            (J. Daniel Stinnett
             Attorney-in-Fact)